Exhibit 4.1

EXECUTION VERSION

WORTHINGTON STEEL, INC.

as Issuer,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee, Paying Agent, Transfer Agent, Registrar and Notes Collateral Agent

INDENTURE

Dated as of June 1, 2026

$700,000,000

7.750% Senior Secured Notes due 2033

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		Page
SECTION 1108.	Notes Redeemed in Part	105
SECTION 1109.	[Reserved]	105
SECTION 1110.	Mandatory Redemption	105
SECTION 1111.	Special Mandatory Redemption	105

ARTICLE TWELVE

GUARANTEES

SECTION 1201.	Guarantees	106
SECTION 1202.	Severability	107
SECTION 1203.	Restricted Subsidiaries	107
SECTION 1204.	Limitation of Guarantors’ Liability	107
SECTION 1205.	Contribution	107
SECTION 1206.	Subrogation	108
SECTION 1207.	Reinstatement	108
SECTION 1208.	Release of a Guarantor	108
SECTION 1209.	Benefits Acknowledged	109
SECTION 1210.	Execution and Delivery	109
SECTION 1211.	German Limitations	109

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301.	Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance	113
SECTION 1302.	Legal Defeasance and Discharge	113
SECTION 1303.	Covenant Defeasance	113
SECTION 1304.	Conditions to Legal Defeasance or Covenant Defeasance	113
SECTION 1305.	Deposited Money and Government Securities To Be Held in Trust Other Miscellaneous Provisions	115
SECTION 1306.	Reinstatement	115

ARTICLE FOURTEEN

COLLATERAL AND SECURITY

SECTION 1401.	Collateral	115
SECTION 1402.	Further Assurances	116
SECTION 1403.	After-Acquired Property	117
SECTION 1404.	Release of Collateral	117
SECTION 1405.	Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement	118
SECTION 1406.	Information Regarding Collateral	119
SECTION 1407.	Collateral Documents, Pari Passu Intercreditor Agreement and ABL Intercreditor Agreement	119
SECTION 1408.	Notes Collateral Agent	119

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APPENDIX & EXHIBITS

ANNEX I	– Rule 144A / Regulation S / IAI Appendix
EXHIBIT 1	to Rule 144A / Regulation S / IAI Appendix – Form of Initial Note
EXHIBIT 2	to Rule 144A / Regulation S / IAI Appendix – Form of Transferee Letter of Representation
EXHIBIT A	– Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors
EXHIBIT B	– Form of Incumbency Certificate
EXHIBIT C	– Agreed Security Principles

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INDENTURE dated as of June 1, 2026, among Worthington Steel, Inc., an Ohio corporation (the “Issuer” or the “Company”), the Guarantors (as defined below) party hereto from time to time and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as Trustee (the “Trustee”), as Notes Collateral Agent (as defined herein) and as Paying Agent, Transfer Agent and Registrar (as defined herein).

RECITALS OF THE ISSUER

The Issuer has duly authorized the creation of an issue of 7.750% Senior Secured Notes due 2033 issued on the date hereof (the “Initial Notes”) and to provide therefor the Issuer has duly authorized the execution and delivery of this Indenture.

On the Issue Date, the Worthington Guarantors will enter into this Indenture to provide for their guarantees of the Notes as described herein. No later than the date that is 5 Business Days after the Issue Date, BidCo and BidCo HoldCo shall enter into a supplemental indenture to this indenture, pursuant to which such entities will become a party to this Indenture and shall become a “Guarantor” under this Indenture and the Notes, and shall guarantee, jointly and severally, the Issuer’s obligations under this Indenture and the Notes

All things necessary have been done to make the Initial Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer, the valid and legally binding obligations of the Issuer and to make this Indenture a valid and legally binding agreement of the Issuer and the Guarantors, in accordance with their and its terms.

Each of the parties hereto is entering into this Indenture for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of (i) the Issuer’s Initial Notes and (ii) any Additional Notes (as defined herein) that may be issued from time to time under this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

SECTION 101. Rules of Construction.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article One have the meanings assigned to them in this Article One, and words in the singular include the plural and words in the plural include the singular;

(2) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP (as herein defined);

(3) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(4) all references to Articles, Sections, Exhibits and Appendices shall be construed to refer to Articles and Sections of, and Exhibits and Appendices to, this Indenture;

(5) “or” is not exclusive;

(6) “including” means including without limitation; and

(7) all references to the date the Notes were originally issued shall refer to the Issue Date.

SECTION 102. Definitions.

“ABL Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of November 30, 2023, by and among the Company, the lenders party thereto and the PNC Bank, National Association, as administrative agent, as the same may be amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“ABL DIP Cap Amount” means the greater of (a) the sum of (i) $660.0 million, plus (ii) 120% of the aggregate amount of incremental revolving credit commitments established pursuant to the ABL Credit Agreement then in effect (including any incremental commitments established pursuant to Section 2.24 of the ABL Credit Agreement as in effect on the Issue Date) and (b) 120% of the sum of (i) 95% of the face amount of all accounts receivable owned by the grantors under the ABL Credit Agreement and the related loan documents less bad debt reserves in excess of 5% of accounts receivable owned by the grantors under the ABL Credit Agreement and the related loan documents, plus (ii) 80% of the value of all inventory (calculated at the lower of cost or market on a basis consistent with the Company’s historical accounting practices) owned by the grantors under the ABL Credit Agreement and the related loan documents.

“ABL Facility” means the Credit Facility established pursuant to the ABL Credit Agreement from time to time.

“ABL Facility Collateral Agent” means, at any time, the collateral agent under the ABL Facility at such time and its successors and permitted assigns thereunder.

“ABL Facility Obligations” means the “Obligations” as defined in the ABL Credit Agreement.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the Issue Date, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, by and among the Company, certain Subsidiaries of the Company, the Term Loan Credit Facility Collateral Agent, the Notes Collateral Agent, each applicable Additional Debt Representative and the applicable ABL Facility Collateral Agent.

“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Acceptable Commitment” has the meaning specified in Section 1017(b)(2) of this Indenture.

“ACH” means Automated Clearing House or any successor thereto.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the Target pursuant to the Offer.

“Acquisition Triggering Event” has the meaning specified in Section 1111(a) of this Indenture.

“Act” when used with respect to any Holder, has the meaning specified in Section 105(a) of this Indenture.

“Additional Notes” means any Notes issued by the Issuer pursuant to Section 313.

“Additional Refinancing Amount” means, in connection with the refinancing of any Indebtedness, the aggregate principal amount of additional Indebtedness incurred to pay: (1) accrued and unpaid interest on the Indebtedness being refinanced; (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness; (3) the aggregate amount of original issue discount on the Indebtedness being refinanced; (4) premiums (including tender premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness being refinanced; and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, expenses and discounts) associated with the repayment of the Indebtedness being refinanced and the incurrence of the Indebtedness incurred in connection with such refinancing.

“Adjusted Net Assets” has the meaning specified in Section 1205 of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 1013(a) of this Indenture.

“Agent” means any Registrar, Transfer Agent, co-registrar, Paying Agent, or other agent appointed in accordance with this Indenture to perform any function that this Indenture authorized such agent to perform.

“Agreed Security Principles” means the principles governing the German Collateral following the Issue Date, as attached as Exhibit C.

“Alternate Offer” has the meaning specified in Section 1016(f) of this Indenture.

“Appendix” has the meaning specified in Section 201 of this Indenture.

“Applicable AML Law” has the meaning specified in Section 117 of this Indenture.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Consolidated First Lien Debt Ratio, (ii) the Consolidated Secured Debt Ratio, (iii) the Consolidated Total Debt Ratio, (iv) the Fixed Charge Coverage Ratio or (v) EBITDA.

“Applicable Collateral Agent” means (i) until the earlier of (x) the payment in full of the Term Loan Credit Facility Obligations and (y) the Non-Controlling Representative Enforcement Date, the Term Loan Credit Facility Collateral Agent and (ii) from and after the earlier of (x) the payment in full of the Term Loan Credit Facility Obligations and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Applicable Measurement Period” means, as of any date of determination, the most recently ended four fiscal quarters immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (A) the present value at such Redemption Date of (i) the Redemption Price (such redemption price being set forth in the table appearing in Section 1101) of such Note at June 1, 2029, plus (ii) all required interest payments due on such note (excluding accrued but unpaid interest to the Redemption Date) through June 1, 2029, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (B) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the verification of such calculation shall not be a duty or obligation of the Trustee.

“Applicable Premium Deficit” has the meaning specified in Section 1304(1) of this Indenture.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction or Division) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under Section 1011), whether in a single transaction or a series of related transactions.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(A) any disposition of cash or Cash Equivalents or Investment Grade Securities or, excess, obsolete, damaged, unnecessary, unsuitable, non-core, surplus or worn out property, equipment or other assets in the ordinary course of business or any disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of any inventory, immaterial assets or goods (or other assets) held for sale or no longer used in the ordinary course of business or any disposition resulting from the liquidation or dissolution of any Restricted Subsidiary that is dormant or no longer used in the Issuer’s ordinary course of business to the extent made ratably in accordance with the relative equity interests held by, or capital accounts of, the owners thereof;

(B) the disposition of all or substantially all of the assets of the Issuer or any Guarantor in a manner permitted pursuant to or not prohibited by the provisions described above under Section 801 or any disposition that constitutes or is made in connection with a Change of Control pursuant to this Indenture;

(C) the making of any Restricted Payment that is permitted to be made, and is made, under Section 1010 or any Permitted Investment;

(D) any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period;

(E) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(F) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(G) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(H) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(I) foreclosures, condemnation, eminent domain, expropriation, forced dispositions, or any similar action with respect to assets or transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(J) sales or discounts of accounts receivable, or participations therein, in connection with any Receivables Facility;

(K) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(L) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(M) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(N) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(O) the unwinding of any Hedging Obligations;

(P) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(Q) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(R) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(S) dispositions of assets (including, without limitation, quarries and vacant land) if such assets are not used or useful in the core or principal business of the Issuer and its Restricted Subsidiaries (in the good faith determination of the Issuer, whose determination shall be conclusive);

(T) any disposition deemed to occur in connection with creating, granting or perfecting a Lien not otherwise prohibited by this Indenture;

(U) dispositions in connection with payments of insurance proceeds by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any property;

(V) dispositions made to obtain the approval of any antitrust authority or other regulatory approval necessary to consummate an acquisition or similar Investment in the nature of an acquisition;

(W) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business;

(X) [reserved];

(Y) dispositions in connection with any Permitted Reorganization; and

(Z) transfers in connection with the Target Europe ABS Facility.

“Asset Sale Offer” has the meaning specified in Section 1017(d) of this Indenture.

“Authenticating Agent” has the meaning specified in Section 612 of this Indenture.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Bankruptcy Law” means the Bankruptcy Code or any similar United States Federal or state law and the law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Bankruptcy or Insolvency Case” means:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code or other applicable bankruptcy or insolvency laws of another jurisdiction with respect to the Issuer or any Guarantor;

(2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of its respective assets;

(3) any composition of liabilities or similar arrangement relating to the Issuer or any Guarantor, whether or not under a court’s jurisdiction or supervision;

(4) any liquidation, dissolution, reorganization or winding up of the Issuer or any Guarantor, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(5) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Issuer or any Guarantor.

“BCA” means the Business Combination Agreement by and among the Company, BidCo and the Target, dated as of January 15, 2026, as amended from time to time.

“Becker Group” means Becker Stahl-Service GmbH, Becker Stainless GmbH, Becker-Stainless Center GmbH, Becker Aluminium Service GmbH, Umformtechnik Stendal GmbH and Umformtechnik Stendal UTS s.r.o.

“Becker Sale” means, collectively, a sale or disposition, on or after the Control Date, of all or any portion of the equity in or assets held by the Becker Group. For the avoidance of doubt, any Becker Sale shall constitute an Asset Sale and any proceeds received therefrom must be applied in accordance with Section 1017 of this Indenture.

“BidCo” means Worthington Steel GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Stuttgart under HRB 801625 with its registered business address at c/o Sitem Group, Graf-Zeppelin-Straße 29, 72202 Nagold, Germany.

“BidCo Guarantee Release Date” has the meaning specified in Section 1208(1) of this Indenture.

“BidCo Holdco” means Worthington Steel Holding GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under the laws of the Federal Republic of Germany, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Frankfurt am Main under HRB 141756 with its registered business address at Friedrich-Ebert-Anlage 56, 60325 Frankfurt am Main.

“board of directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the board of directors of the Issuer or any committee thereof.

“Borrowing Base” has the meaning set forth in the ABL Credit Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect prior to the implementation of ASC 842, and the amount of such obligations shall be the capitalized amount thereof accounted for as a liability in accordance with GAAP as in effect prior to the implementation of ASC 842; provided that obligations under any lease that would have been accounted for as an operating lease under GAAP in effect prior to ASC 842 shall not constitute Capitalized Lease Obligations.

“Cash Equivalents” means:

(1) United States dollars,

(2) Canadian dollars,

(3) (A) euro, pounds sterling or any national currency of any participating member state in the European Union, or

(B) local currencies held from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government, Canada, the Province of Ontario, or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) through (14) below,

(10) direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(12) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s,

(13) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes, and

(14) Indebtedness issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s with maturities of one year or less from the date of acquisition in an aggregate amount not to exceed $30.0 million at any time.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the consummation of a transaction or series of transactions following which the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Issuer or any of its Subsidiaries or any trustee or fiduciary with respect to any such plan when acting in such capacity), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to the consummation of such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

“Change of Control Offer” has the meaning specified in Section 1016(a) of this Indenture.

“Change of Control Payment” has the meaning specified in Section 1016(a) of this Indenture.

“Change of Control Payment Date” has the meaning specified in Section 1016(a)(2) of this Indenture.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and all other property that is subject or purported to be subject to any Lien in favor of the Notes Collateral Agent pursuant to any Collateral Document, including the German Collateral, but in any event excluding all Excluded Assets.

“Collateral Documents” means all security agreements (including the Notes Security Agreement and any intellectual property security agreements), pledge agreements, control agreements, mortgages, collateral assignments, security deeds, deeds to secure debt, deeds of trust, collateral agency agreements, debentures or other instruments or other pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of itself, the Trustee and the holders of the Notes to secure the Notes and the Guarantees, in each case, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions of Article Fourteen.

“Company” has the meaning set forth in the preamble hereto.

“consolidated” or “Consolidated” means, with respect to any Person, such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated First Lien Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness (minus Unrestricted Cash) on such date to (b) EBITDA of the Issuer for the Applicable Measurement Period ending on or immediately prior to such date, with such pro forma adjustments to Consolidated First Lien Indebtedness, Unrestricted Cash and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that the “Consolidated First Lien Debt Ratio” shall be calculated excluding any Consolidated First Lien Indebtedness if, upon or prior to the maturity thereof, the Issuer or a Restricted Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated First Lien Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated First Lien Indebtedness” means, at any date of determination, (x) the aggregate amount of Consolidated Total Indebtedness that, as of such date, is secured by a Lien on any assets or property of the Issuer or any of its Restricted Subsidiaries minus (y) any such Consolidated Total Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Notes (other than, in the case of this clause (y), Indebtedness under the ABL Facility or any replacement or refinancing thereof or any other Indebtedness secured on a pari passu basis with the ABL Facility). Notwithstanding the foregoing, prior to the Control Date, Consolidated First Lien Indebtedness shall be calculated excluding the Target and its Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, determined on a consolidated basis, without duplication, for such Person in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capitalized Lease Obligations and all net payment obligations pursuant to Hedging Obligations), premium payments, debt discount, fees, charges and related expenses with respect to any and all Indebtedness of such Person for such period. Notwithstanding the foregoing, prior to the Control Date, Consolidated Interest Expense shall be calculated excluding the Target and its Subsidiaries.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and its Restricted Subsidiaries for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Issuer and its Restricted Subsidiaries for any period, there shall be excluded: (a) the net income (or loss) of any Person (other than a Restricted Subsidiary which shall be subject to clause (c) below), in which the Issuer or any of its Restricted Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Issuer or any of its Restricted Subsidiaries by dividend or other distribution during such period; (b) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or any of its Restricted Subsidiaries or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries except to the extent included pursuant to the foregoing clause (a); (c) the net income (if positive), of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary to the Issuer or any of its Restricted Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes; (d) extraordinary, unusual or non-recurring gains or losses, charges, costs and expenses, (e) (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness, (ii) any impairment charges, write-offs or write-downs of any assets and (iii) any amortization of intangible assets; (f) any unrealized or realized gain or loss resulting from fluctuations in currency values, foreign currency translation or foreign currency transactions (including currency re-measurements of any Indebtedness) and any related tax effects; (g) the cumulative effect of any change in accounting principles; (h) any gain or loss from Asset Sales during such period; (i) any cancellation of debt income and any other gain or loss attributable to the early extinguishment of Indebtedness or Hedging Obligations; and (j) the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and its Subsidiaries), as a result of any consummated acquisition whether consummated before or after the Issue Date, or the amortization or write-off of any amounts thereof. Notwithstanding the foregoing, prior to the Control Date, Consolidated Net Income shall be calculated excluding the Target and its Subsidiaries.

Notwithstanding the foregoing, for the purpose of Section 1010 only (other than clause (C)(5) of Section 1010(a)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(5) of Section 1010(a).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (minus Unrestricted Cash) that is secured by a Lien on any assets of the Issuer or any of its Restricted Subsidiaries on such date to (b) EBITDA of the Issuer for the Applicable Measurement Period ending on or immediately prior to such date, with such pro forma adjustments to Consolidated Total Indebtedness, Unrestricted Cash and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that the “Consolidated Secured Debt Ratio” shall be calculated excluding any Consolidated Total Indebtedness if, upon or prior to the maturity thereof, the Issuer or a Restricted Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Total Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (minus Unrestricted Cash) on such date to (b) EBITDA of the Issuer for the Applicable Measurement Period ending on or immediately prior to such date, with such pro forma adjustments to Consolidated Total Indebtedness, Unrestricted Cash and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (other than the first proviso to the first paragraph thereof); provided that the “Consolidated Total Debt Ratio” shall be calculated excluding any Consolidated Total Indebtedness if, upon or prior to the maturity thereof, the Issuer or a Restricted Subsidiary thereof has irrevocably deposited with the proper Person in trust or escrow the necessary funds for the payment, redemption or satisfaction of such Consolidated Total Indebtedness and thereafter such funds so deposited are not included in the calculation of Unrestricted Cash.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Issuer and its Restricted Subsidiaries on a consolidated basis without duplication, the sum of (a) the outstanding principal amount of all indebtedness for borrowed money (including the Obligations under the Notes) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness and (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, in each case, that have been drawn and not reimbursed. Notwithstanding the foregoing, Consolidated Total Indebtedness shall be calculated excluding (i) prior to the Control Date, the Target and its Subsidiaries (including the Target Europe ABS Facility) and (ii) intercompany Indebtedness owed by the Issuer or any of its Restricted Subsidiaries to the Issuer or any of its Restricted Subsidiaries.

“Control Date” means the first date on which (x) the Merger Squeeze-Out is effected or the Target is otherwise merged into BidCo, (y) the Conversion is effected or (z) the Domination Agreement becomes effective.

“Conversion” means, following a squeeze-out of minority shareholders in accordance with Section 327a et seqq. of the German Stock Corporation Act (Aktiengesetz), the conversion of the Target into a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH).

“Corporate Trust Office” means the corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at 1 Columbus Circle, 4th Floor, Mail Stop: NYC01-0417, New York, New York 10019, Attention: Trust and Securities Services, Worthington Steel, Inc. AA8992, Facsimile: (732) 578-4635 or such other address as the Trustee may designate from time to time.

“Covenant Defeasance” has the meaning specified in Section 1303 of this Indenture.

“Covenant Satisfaction Officer’s Certificate” has the meaning specified in Section 502(d) of this Indenture.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 1011) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Declined Proceeds” has the meaning specified in Section 1017(d) of this Indenture.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning specified in Section 307(b) of this Indenture.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Performance References.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer, any Restricted Subsidiary or any direct or indirect parent company of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or such parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 1010(a).

“Directing Holder” has the meaning specified in Section 502(c) of this Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, asset sale or casualty or condemnation event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control, asset sale or casualty or condemnation event, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of future, present or former employees, officers, directors, managers or consultants of the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer by any such plan to such employees, officers, directors, managers or consultants, or their family members or former family members or the estates of any of the foregoing or the beneficiary of such estates or any other permitted transferees of any of the foregoing, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Restricted Subsidiaries or any direct or indirect parent company of the Issuer in order to satisfy applicable statutory or regulatory obligations.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Domination Agreement” means a domination agreement and profit loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) (in the meaning of Section 291(1) of the German Stock Corporation Act) among BidCo as controlling entity and the Target as controlled entity.

“EBITDA” means, for any period, without duplication, Consolidated Net Income for such period, plus (a) the sum of the following, without duplication, to the extent deducted (and not added back) in determining Consolidated Net Income for such period (other than in respect of clause (v) below): (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges (including non-cash deferred compensation expense), non-cash losses and non-cash items reducing Consolidated Net Income, (iv) Transaction Expenses and fees, costs and expenses incurred in connection with the Indenture, the documentation governing any other Indebtedness, and in each case any amendments, modifications, supplements, consents or waivers thereto, (v) the amount of any restructuring charges or reserves or other business optimization expenses or reserves (including those relating to severance, pension unwinding, relocation costs and one-time compensation charges, costs incurred in connection with any non-recurring strategic initiatives or new initiatives, other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses), costs and expenses relating to any entry into new markets or contracts, or new product developments or introductions or exiting a market, contract or product and any software or other intellectual property development costs and expenses, any costs and expenses associated with new systems design, any implementation cost or expense, any lobbying costs or expenses, any project startup cost or expense, any transition cost or expense or cost or expense associated with improvements to IT or accounting functions) and expected pro forma “run rate” cost savings, operational expense reductions, other operating improvements or synergies related to any acquisitions, mergers and other business combinations, divestitures, restructurings, or other initiatives after the Issue Date (it being understood that, for the avoidance of doubt, “run rate” cost savings or other operating improvements and synergies shall include, in connection with the Transactions, the elimination or reduction of costs related to duplicative public company expenses incurred by the Target, including financial reporting, compliance, directors’ or managers’ compensation, fees and expense reimbursement, any charge relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees, and other similar costs), in each case projected by the Issuer in good faith to be realized as the result of actions taken or with respect to which substantial steps have been taken (in the good faith determination of the Issuer) within 24 months after such transaction or initiative is consummated, net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount included pursuant to this clause (v) shall not exceed 25.0% of EBITDA (prior to giving effect to this clause (v)) and (vi) losses attributable to the Becker Group, minus (b) (i) interest income and (ii) non-cash gains or non-cash items increasing Consolidated Net Income. EBITDA shall be calculated on a pro forma basis to give effect to (a) any acquisition by the Issuer or any of its Restricted Subsidiaries consummated at any time on or after the first day of an Applicable Measurement Period as if such acquisition had been consummated on the first day of such Applicable Measurement Period and (b) any Disposition or discontinuance of operations by the Issuer or any of its Restricted Subsidiaries consummated at any time on or after the first day of an Applicable Measurement Period as if such Disposition or discontinuance had been consummated on the first day of such Applicable Measurement Period. Notwithstanding the foregoing, prior to the Control Date, EBITDA shall be calculated excluding the Target and its Subsidiaries.

“Equity Interest” means Capital Stock and all warrants, options or other rights, including, without limitation, restricted stock, restricted stock units or performance units to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Company or any direct or indirect parent company of the Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any of its direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” or “EUR” means the single currency of participating member states of the Economic and Monetary Union of the European Union.

“Event of Default” has the meaning specified in Section 501 of this Indenture.

“Excess Proceeds” has the meaning specified in Section 1017(d) of this Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in the Notes Security Agreement.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Company from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company within 180 days of the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (C) of Section 1010(a).

“Excluded Subsidiary” means any Subsidiary (a) that is not a wholly owned Subsidiary, (b) that is Worthington Receivables Company, LLC, a Delaware limited liability company, (c) that is a CFC (or a direct or indirect Subsidiary thereof), (d) that owns, directly or indirectly, no material assets other than Equity Interests of one or more “controlled foreign corporations” within the meaning of Section 957(a) of the Code (and any Subsidiary thereof), (e) with respect to which, in the reasonable good faith determination of the Issuer, a Guarantee by such a Subsidiary would result in materially adverse tax consequences to the Issuer or any of its Subsidiaries, (f) that is not organized or formed under the laws of any state of the United States of America or the District of Columbia, (g) that is a not-for-profit Subsidiary or a special purpose entity, (h) that is a special purpose finance entity, (i) that is acquired and is prohibited by applicable law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Notes, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Notes and such consent, approval, license or authorization has not been received (it being agreed that the Issuer and the Guarantors have no obligation to obtain such consent, approval, license or authorization), (j) with respect to which, in the reasonable good faith judgment of the Issuer, the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by Holders therefrom or (k) that is an Unrestricted Subsidiary; provided that (1) in no event shall The Worthington Steel Company, LLC, BidCo Holdco or BidCo be an Excluded Subsidiary prior to the BidCo Guarantee Release Date and (2) notwithstanding anything to the contrary in this definition, the provisions under Section 1015 and the definition of “Target Entities” shall solely govern with respect to the Target Entities.

“Existing Indebtedness” means Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the board of directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a CFC and the Equity Interests of which are owned directly by the Issuer or any Restricted Subsidiary.

“Fitch” means Fitch Ratings or any of its successors or assigns that is a nationally recognized statistical rating organization within the meaning of Rule 3(a)(62) under the Exchange Act.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of (1) EBITDA of such Person for the Applicable Measurement Period to (2) the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 1011(b) (other than Indebtedness incurred pursuant to Section 1011(b)(14)); provided, further, that, for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 1011(a) the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be incurred, as being incurred as of the Applicable Calculation Date and any subsequent incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) and any operational change, strategic or cost-saving initiative, business optimization initiative, purchasing improvement, restructuring or other initiative or action (each, an “Operational Change”) that have been made by the Issuer or any Restricted Subsidiary during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the Applicable Measurement Period; provided that, at the Issuer’s election, any such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation having an aggregate value of less than $15,000,000 shall not be required to be calculated on a pro forma basis.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt and without duplication but subject to the first sentence of the definition of “EBITDA”, the amount of “run rate” cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, merger or consolidation or Operational Change which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under revolving credit facilities computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; or, if lower, the maximum commitments under such revolving credit facilities as of the

Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period,

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) of such Person made during such period, and

(3) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

Notwithstanding the foregoing, prior to the Control Date, Fixed Charges shall be calculated excluding the Target and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“FSHCO” means (i) any Domestic Subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs and (ii) any Domestic Subsidiary that has no material assets other than equity interests (or equity interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs and/or, directly or indirectly, in one or more other entities described in clause (i) of this definition.

“Funding Guarantor” has the meaning specified in Section 1205 of this Indenture.

“GAAP” means generally accepted accounting principles in the United States which were in effect on the Issue Date; provided that all accounting terms and financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture with respect to Klöckner and its Subsidiaries shall be prepared in accordance with International Financial Reporting Standards (“IFRS”), applied on a consistent basis, until the Issuer elects to transition such reporting to GAAP. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Indenture); provided that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give written notice of any such election made in accordance with this definition to the Trustee and the Holders. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“German Collateral” means, subject to the Agreed Security Principles, (i) the shares held by BidCo in the Target, (ii) (x) the shares held by any Guarantor in BidCo Holdco and (y) the shares held by BidCo Holdco in BidCo and (iii) solely to the extent that BidCo Holdco and/or BidCo are Guarantors and the BidCo Guarantee Release Date has not occurred, a collateral assignment of any structural intra-group loans and a pledge over material bank accounts of each of BidCo and BidCo Holdco; provided that, as BidCo acquires additional shares in the Target, the percentage of equity interests of BidCo Holdco, BidCo and the Target constituting German Collateral (and Collateral) shall each be automatically reduced, such that in no event shall more than 65% of the equity interests of the Target (and corresponding percentages of the equity interests of BidCo Holdco and of BidCo) be German Collateral (or Collateral).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States, Canada, the Province of Ontario, a member state of the European Union or any agency or instrumentality thereof, and the payment for which such government pledges its full faith and credit, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations; provided that the term “guarantee” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture.

“Guarantor” means each Restricted Subsidiary that guarantees the Notes under this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement or arrangement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means a holder of the Notes.

“IFRS” has the meaning assigned to it in the definition of “GAAP.”

“Increased Amount” has the meaning specified in Section 1012(b) of this Indenture.

“incur” has the meaning specified in Section 1011(a) of this Indenture.

“incurrence” has the meaning specified in Section 1011(a) of this Indenture.

“Indebtedness” means, with respect to any Person, without duplication, (a) its liabilities for borrowed money determined in accordance with GAAP; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) its Capitalized Lease Obligations; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person; (f) all Hedging Obligations of such Person; and (g) any guarantee by such Person of liabilities of another Person of a type described in any of clauses (a) through (f) hereof. Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. For further certainty, obligations of the Issuer and its Restricted Subsidiaries as lessee in respect of operating leases (including “leveraged leases” and “synthetic leases” that are accounted for as operating leases) under GAAP shall not constitute “Indebtedness” and obligations of the Issuer and its Subsidiaries in respect of intercompany expenses, billings and other charges between and among the Issuer and its Subsidiaries consistent with their historical business practices shall not constitute “Indebtedness”.

“Indemnified Parties” has the meaning specified in Section 607(3) of this Indenture.

“Indenture” means this instrument as originally executed and as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the first recital of this Indenture.

“Initial Purchasers” means Wells Fargo Securities, LLC, Citigroup Global Markets Inc., PNC Capital Markets LLC, KeyBanc Capital Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp. and HSBC Securities (USA) Inc.

“Intercreditor Agreements” means (i) the ABL Intercreditor Agreement and (ii) the Pari Passu Intercreditor Agreement and, in each case, any amendments, modifications, renewals, restatements, supplementations or replacements, in whole or part, from time to time, in accordance with their respective terms.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees. For purposes of the definition of “Unrestricted Subsidiary” and Section 1010:

(1) “Investments” shall include the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(A) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(B) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means June 1, 2026.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer Request” or “Issuer Order” means a written request or order signed in the name of the Issuer by an Officer of the Issuer, and delivered to the Trustee.

“Klöckner Shareholder Loan” means the Shareholder RCF Agreement, dated as of May 8, 2026, between the Company, as lender, and Klöckner, as borrower, as amended, restated, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time in any manner not materially adverse to the Holders (as determined by the Issuer in good faith).

“Legal Defeasance” has the meaning specified in Section 1302 of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or, with respect to payments, in the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition or any other Investment, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that the Consolidated Net Income (and any other financial term derived therefrom), other than for purposes of calculating any ratios in connection with the Limited Condition Acquisition, shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Limited Condition Transaction” means any (a) Limited Condition Acquisition or (b) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or the making of any Restricted Payment, in each case, by one or more of the Issuer and its Restricted Subsidiaries requiring irrevocable notice in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge, repayment or Restricted Payment.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Long Stop Date” means 11:59 p.m., New York City time, on March 12, 2027; provided that, if the Offer has not yet been terminated or expired and neither the Company nor BidCo has publicly announced that the Acquisition will not be consummated, in each case on or prior to such date and time, “Long Stop Date” shall instead mean 11:59 p.m., New York City time, on the date that is ten (10) Business Days after March 12, 2027.

“Major Non-Controlling Representative” means the Parity Lien Representative of the series of Parity Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Parity Lien Obligations (provided, however, that if there are two outstanding series of Parity Lien Obligations which have an equal outstanding principal amount, the series of Parity Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular series of Parity Lien Obligations.

“Maturity” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at its Stated Maturity or by declaration of acceleration, notice of redemption or otherwise.

“Merger Squeeze-Out” means a squeeze-out of any minority shareholders of the Target in accordance with Section 62 of the German Transformation Act (Umwandlungsgesetz, UmwG) in conjunction with Section 327a et seqq. of the German Stock Corporation Act (Aktiengesetz).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by the Issuer or a Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting, consulting and investment banking fees, payments to obtain consents and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including survey costs, title and recordation expenses, transaction taxes paid or payable as a result thereof (including in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary required (other than pursuant to Section 1017(b)(1)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Register” and “Registrar” have the respective meanings specified in Section 302.

“Noteholder Direction” has the meaning specified in Section 502(c) of this Indenture.

“Notes” has the meaning stated in the first recital of this Indenture and more particularly means any Notes authenticated and delivered under this Indenture, including the Initial Notes and the Additional Notes, all of which shall be treated as a single class for all purposes of this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes; provided that Additional Notes will not be issued with the same CUSIP, if any, as Initial Notes unless such Additional Notes are fungible with Initial Notes for U.S. Federal income tax purposes.

“Notes Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as notes collateral agent, until a successor replaces it and, thereafter, means the successor.

“Notes Security Agreement” means that certain Notes Security Agreement, dated as of the date hereof, by and among the Issuer, the Guarantors party thereto and the Notes Collateral Agent, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the terms of this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided that notwithstanding the foregoing, Obligations shall be deemed not to include unmatured or undrawn Performance Guarantees or any reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Offer” means the voluntary public takeover offer (Übernahmeangebot) by BidCo in accordance with the German Securities Acquisition and Takeover Code (Wertpapiererwerbs- und Übernahmegesetz) (“WpÜG”) for the acquisition of up to 100% (but not less than 57.5% (when aggregated with the shares acquired by BidCo or any person acting jointly with BidCo within the meaning of Section 2 para. 5 WpÜG outside of the Offer)) of the outstanding ordinary shares of the Target.

“Offer Document” means the offer document relating to the Offer.

“Offering Memorandum” means the confidential offering memorandum, dated May 28, 2026, pursuant to which the Initial Notes were offered to potential purchasers.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Chief Accounting Officer, the Controller or the Secretary of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer or any other Person, as the case may be, who must be a Manager or Director, the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer (or of a Subsidiary of the Issuer acting in such capacity for the Issuer and its Subsidiaries, as determined by the Issuer) or such other Person, that meets the requirements set forth in this Indenture.

“Operational Change” has the meaning specified in the definition of “Fixed Charge Coverage Ratio”.

“Opinion of Counsel” means a written opinion acceptable to the Trustee or the Notes Collateral Agent, as applicable, from legal counsel (which may be subject to customary assumptions and exclusions). The counsel may be an employee of or counsel to the Issuer, or other counsel, which is reasonably acceptable to the Trustee or the Notes Collateral Agent, as applicable.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(2) Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Paying Agent) for the Holders of such Notes; provided that, if such Notes are to be redeemed, written notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(3) Notes, except to the extent provided in Sections 1302 and 1303, with respect to which the Issuer has effected Legal Defeasance or Covenant Defeasance as provided in Article Thirteen; and

(4) Notes which have been paid pursuant to this Indenture or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a Protected Purchaser in whose hands the Notes are valid obligations of the Issuer;

provided that, in determining whether the Holders of the requisite principal amount of Outstanding Notes have given any request, demand, authorization, direction, consent, notice or waiver hereunder, and for the purpose of making the calculations required by TIA Section 316, Notes owned by the Issuer or any other obligor upon the Notes or any Affiliate of the Issuer or such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee is notified in writing to be so owned shall be so disregarded.

“Pari Passu Indebtedness” has the meaning specified in Section 1017(d) of this Indenture.

“Pari Passu Intercreditor Agreement” means that certain equal priority intercreditor agreement, to be entered into on the Issue Date, by and among the Term Loan Credit Facility Collateral Agent, as initial first lien representative and initial first lien collateral agent, the Trustee, as initial other representative, the Notes Collateral Agent, as initial other collateral agent, the Issuer and the Worthington Guarantors, as amended, modified, renewed, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms.

“Parity Lien” means a Lien granted to the Notes Collateral Agent or other Parity Lien Representative under any Parity Lien Indebtedness for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Indebtedness” means:

(1)	Indebtedness represented by the Notes initially issued by the Issuer under this Indenture on the Issue Date;

(2)

Indebtedness incurred by the Issuer or any of the Guarantors under the Term Loan Credit Facility that is intended by the Issuer to be secured equally and ratably with the Indebtedness represented by the Notes initially issued by the Issuer under this Indenture by a Parity Lien that is permitted to be incurred and/or secured by a Parity Lien under this Indenture; and

(3)

any other Indebtedness of the Issuer or any Guarantor (including Additional Notes) that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and secured by a Parity Lien under this Indenture; provided that in the case of any Indebtedness referred to in this clause (3):

a.

such Indebtedness (i) is in replacement of any Indebtedness referred to in clauses (1) or (2) above in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement or (ii) constitutes “Additional First Lien Debt” under the Pari Passu Intercreditor Agreement designated by the Issuer, in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement; and

b.	the Parity Lien Representative of such Indebtedness becomes a party to the Pari Passu Intercreditor Agreement in accordance with the terms thereof.

“Parity Lien Obligations” means Parity Lien Indebtedness and all other Obligations in respect thereof.

“Parity Lien Representative” means (1) the Trustee, in the case of the Notes, (2) the administrative agent under the Term Loan Credit Facility, in the case of the Term Loan Credit Facility, and (3) in the case of any other series of Parity Lien Indebtedness, the Person serving as administrative agent, trustee or in a similar capacity for such series of Parity Lien Indebtedness who is appointed as a representative of such series of Parity Lien Indebtedness pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Indebtedness and becomes a party to the Pari Passu Intercreditor Agreement in accordance with the terms thereof.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers’ acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or non-financial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Restricted Subsidiary, a joint venture or a consortium of such Person to support only trade payables or non-financial performance obligations of such Restricted Subsidiary, joint venture or consortium and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a Restricted Subsidiary, a joint venture or a consortium of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Paying Agent” means any Person (including the Issuer acting as Paying Agent) authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Issuer. The Issuer initially appoints Deutsche Bank Trust Company Americas as Paying Agent.

“Performance References” means the Issuer or any one or more of the Guarantors.

“Permitted Asset Swap” means any like-kind exchange under Section 1031 of the Code and any other substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 1017.

“Permitted Intercompany Activities” means any transactions between or among the Issuer and/or its Restricted Subsidiaries that are entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including (a) payroll, cash management, purchasing, insurance and hedging arrangements and (b) management, technology and licensing arrangements.

“Permitted Investments” means:

(a) any Investment in the Issuer or any of its Restricted Subsidiaries, and any Investment in a Person as a result of which such Person becomes a Restricted Subsidiary;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c) any Investment in securities or other assets (including earn-outs and seller notes) not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 1017, or any other disposition of assets not constituting an Asset Sale;

(d) any Investment existing on the Issue Date or made pursuant to legally binding commitments in existence on the Issue Date, and any Investment of the Target and its Subsidiaries existing on the Control Date or made pursuant to legally binding commitments in existence on the Control Date, and any extension, modification or renewal of such existing Investments or binding commitment existing on the Issue Date or, in the case of the Target and its Subsidiaries, the Control Date, as applicable;

(e) Hedging Obligations permitted under Section 1011(b)(10);

(f) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (f) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 12.5% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of any amounts applied pursuant to clause (C) of Section 1010(a); provided, however, that if any Investment pursuant to this clause (f) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (f) for so long as such Person continues to be a Restricted Subsidiary;

(g) Investments the payment for which consists of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 1010(a);

(h) guarantees of Indebtedness permitted under Section 1011;

(i) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 1013(b) (except transactions described in Section 1013(b) clauses (2), (5), (9), and (15));

(j) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, or other similar assets in the ordinary course of business, or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(k) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (k) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $240.0 million and (y) 40.0% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of any amounts applied pursuant to clause (C) of Section 1010(a)); provided, however, that if any Investment pursuant to this clause (k) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (k) for so long as such Person continues to be a Restricted Subsidiary;

(l) Investments in or relating to any Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility or any repurchases in connection therewith;

(m) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(n) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(o) Investments in joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (o), that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 25.0% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(p) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding, not to exceed the greater of (x) $60.0 million and (y) 10.0% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(q) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Issuer;

(r) Investments in respect of, including by way of contribution to, any employee benefit plan or arrangement (including pension and retirement plans);

(s) any Investment; provided that on a pro forma basis after giving effect to such Investment (x) the Consolidated Total Debt Ratio would be equal to or less than 3.05 to 1.00 and (y) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(t) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (t) that are at that time outstanding, not to exceed the greater of (x) $45.0 million and (y) 7.5% of EBITDA for the Applicable Measurement Period at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value; determined without regard to any write-downs or write-offs of such loans or advances;

(u) (i) any Investment (including, for the avoidance of doubt, joint ventures) held by any Person acquired by, or merged into or consolidated or amalgamated with, the Issuer or any Restricted Subsidiary after the Issue Date, in each case pursuant to an acquisition permitted herein or similar Investment in the nature of an acquisition after the Issue Date to the extent that such Investments, or legally binding agreements to make such Investments, of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on, or were made pursuant to legally binding commitments in existence on, the date of such acquisition, merger, amalgamation or consolidation and (ii) any Investment by the Target and its Subsidiaries prior to the Control Date to the extent not prohibited by the BCA or the Offer Document;

(v) Investments by the Company or any Subsidiary thereof in the form of acquisitions of Equity Interests of the Target in connection with the Transactions (including any acquisition of Target Equity Interests pursuant to the provisions of the Domination Agreement);

(w) intercompany Investments in the Target and its Foreign Subsidiaries if Indebtedness and/or commitments under the Target Europe ABS Facility or the Target German Syndicated Loan, in each case, existing immediately prior to the Control Date is terminated in an aggregate amount not to exceed the amount of Indebtedness and/or commitments terminated (including, for the avoidance of doubt, any partial termination of such Indebtedness and/or commitments);

(x) extension of trade credit by the Issuer or any Restricted Subsidiary to its customer(s) on usual and customary terms, in the ordinary course of business in connection with a sale of inventory or rendition of services, in each case on open account terms;

(y) Investments in any special purpose entity formed solely for the purpose of incurring Indebtedness permitted hereunder, the proceeds of which will be placed in escrow pending the use of such proceeds to effect transactions permitted by the Indenture, in the form of cash or Cash Equivalents to be applied to the payment of (or held for future payment of) interest and/or premiums with respect to Indebtedness incurred by such entity;

(z) Investments pursuant to the Klöckner Shareholder Loan in an aggregate outstanding principal amount not to exceed EUR 200,000,000;

(aa) Investments (including debt obligations) received in the ordinary course of business by the Issuer or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers, customers and other Persons and in settlement of delinquent obligations of, and other disputes with, suppliers, customers and other Persons arising out of the ordinary course of business;

(bb) Investments consisting of (i) accounts receivable incurred in the ordinary course of business and consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, (iv) securities of trade creditors or customers that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers and (v) non-cash consideration received in connection with Asset Sales; and

(cc) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits to secure surety, stay, customs, appeal or similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(2) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, contractors’, architects’, landlords’ and other similar Liens, in each case for sums not yet overdue for a period of more than 45 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (as determined by the Issuer in good faith);

(3) Liens for taxes, assessments or other governmental charges not yet overdue (taking into account any grace period) for a period of more than 60 days or that are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (as determined by the Issuer in good faith), or for property taxes on property the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or completion guarantees, or with respect to letters of credit or bankers’ acceptances issued for the benefit of such issuers, in each case in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to Section 1011(b)(1), (2), (4), (12), (14), (17), (18), (23) or (25); provided that, (x) in the case of Section 1011(b)(4), such Lien may not extend to any property or equipment other than the property or equipment being financed or Refinanced under such Section 1011(b)(4) (or assets affixed or appurtenant thereto), (y) in the case of Section 1011(b)(18), such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries incurring such Indebtedness and (z) in the case of Section 1011(b)(23), such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries incurring such Indebtedness;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 1011 hereof;

(11) Liens securing Hedging Obligations and arising in relation to Cash Management Services so long as the related Indebtedness is, and is permitted under this Indenture to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of accounts payable or bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including, without limitation, real property and intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on inventory or equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiaries’ customer or client at which such inventory or equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6) (solely with respect to Liens securing Indebtedness permitted to be incurred pursuant to clause (2), (12), (14), (17), (18), (23) or (25) of Sections 1011(b)), (7), (8), (9), (10), (18), (20) and (54) of this definition of “Permitted Liens”; provided that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6) (solely with respect to Liens securing Indebtedness permitted to be incurred pursuant to clause (2), (12), (14), (17), (18), (23) or (25) of Sections 1011(b)), (7), (8), (9), (10), (18), (20) and (54) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens to secure Indebtedness incurred pursuant to the covenant described under Section 1011; provided that (x) if such Indebtedness is secured by the Collateral on a pari passu basis (without giving effect to the control of remedies) with the Liens securing the Notes, the Consolidated First Lien Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 2.70 to 1.00 (or, to the extent the proceeds of the related Indebtedness will be used to finance an Investment in the nature of an acquisition permitted under the Indenture, the greater of

2.70 to 1.00 and the Consolidated First Lien Debt Ratio immediately prior to giving effect to the consummation of such Investment on a pro forma basis), (y) if such Indebtedness is secured on a junior lien basis with the Liens securing the Notes, the Consolidated Secured Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 3.20 to 1.00 (or, to the extent the proceeds of the related Indebtedness will be used to finance an Investment in the nature of an acquisition permitted under the Indenture, the greater of 3.20 to 1.00 and the Consolidated Secured Debt Ratio immediately prior to giving effect to the consummation of such Investment on a pro forma basis), and (z) if such Indebtedness is secured by assets not constituting the Collateral, the Consolidated Total Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 4.05 to 1.00 (or, to the extent the proceeds of the related Indebtedness will be used to finance an Investment in the nature of an acquisition permitted under the Indenture, the greater of 4.05 to 1.00 and the Consolidated Total Debt Ratio immediately prior to giving effect to the consummation of such Investment on a pro forma basis); provided, further, that, if such Liens are incurred on the Collateral, such Liens shall be subject to the Pari Passu Intercreditor Agreement and/or any other intercreditor arrangements, as applicable;

(21) other Liens securing obligations which obligations at any one time outstanding do not exceed the greater of (x) $300.0 million and (y) 50.0% of EBITDA for the Applicable Measurement Period at the time of incurrence;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under Section 501(5);

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions or electronic payment service providers arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking or finance industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 1011; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are statutory, common law or contractual rights of set-off (i) relating to any depository bank with respect to any deposit account of the Issuer or any of its Restricted Subsidiaries, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, extended retention of title (verlängerter Eigentumsvorbehalt), consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(34) any Lien granted pursuant to a security agreement between the Issuer or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by the Issuer or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(35) Liens on the Equity Interests of Unrestricted Subsidiaries;

(36) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(37) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(38) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(39) Liens on property or assets under construction (and related rights) in favor of a contractor or developer arising from progress or partial payments by a third party relating to such property or assets;

(40) Liens arising as a result of a Sale and Lease-Back Transaction;

(41) Liens on equipment, inventory and goods, including supplies, materials and work in process, created in the ordinary course of business in favor of a governmental entity by operation of the Federal Acquisition Regulation, any amendments, supplements or updates thereto and any similar laws, in connection with the performance by the Issuer and its Subsidiaries of contracts with a governmental entity;

(42) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(43) Liens on property necessary to defease Indebtedness that was not incurred in violation of this Indenture;

(44) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(45) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(46) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(47) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by the Indenture; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(48) Liens arising in connection with Permitted Receivables Transactions or any supply chain financing arrangement entered into in the ordinary course of business;

(49) Liens on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment;

(50) any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(51) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(52) Liens on notes or accounts receivable sold by the Issuer or any Restricted Subsidiary (or any related security, collections or proceeds with respect thereto or, if applicable, any segregated bank account established for the purpose of holding, among other things, collections and proceeds with respect to such accounts receivable), incurred pursuant to Permitted Receivables Transactions; provided, that the unpaid principal amount of Indebtedness or other obligations secured by such Liens shall not exceed the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period at any time outstanding;

(53) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under the Indenture due to sections 22, 204 of the German Transformation Act (Umwandlungsgesetz) or section 303 of the German Stock Corporation Act (Aktiengesetz); and

(54) Liens on cash, Cash Equivalents or marketable securities delivered to a counterparty to secure any liabilities in respect of Commodity Hedges (as defined in the ABL Credit Agreement) in an amount not to exceed $15.0 million at any one time outstanding.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (20) of this definition (giving effect to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (20) of this definition and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Permitted Receivables Transactions” means any sale of notes or accounts receivable by the Issuer or a Restricted Subsidiary so long as such sale constitutes a “true sale” under GAAP and recourse to the Issuer and its Restricted Subsidiaries in connection with such sale is limited to (a) the retained portion of the notes or accounts receivable or (b) such other recourse as the Issuer determines in good faith (which determination shall be conclusive) is customary or otherwise necessary or advisable in connection with such transaction.

“Permitted Reorganization” means any transaction or action taken in connection with and reasonably related to (i) the integration of the Target and its Subsidiaries and/or (ii) tax planning and tax reorganization, in each case, so long as, after giving effect thereto, neither the value of the Guarantees nor the security interest of the Notes Collateral Agent in the Collateral, in each case taken as a whole, is materially impaired (as determined by the Issuer in good faith) and such transaction or action is otherwise not adverse to the Holders in any material respect.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Position Representation” has the meaning specified in Section 502(c) of this Indenture.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in exchange for a mutilated Note or in lieu of a destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding-up.

“Protected Purchaser” has the meaning specified in Section 306 of this Indenture.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualifying Trustee” has the meaning specified in Section 1305 of this Indenture.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch, and (2) if any of Moody’s, S&P or Fitch or all three shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s, S&P or Fitch or all three, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities as determined in good faith by the Issuer) to the Issuer and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Recovery Event” means any theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets of the Issuer or any Restricted Subsidiary.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” has the meaning specified in Section 1011(b)(13) of this Indenture.

“Refunding Capital Stock” has the meaning specified in Section 1010(b)(2) of this Indenture.

“Regular Record Date” has the meaning specified in Section 301 of this Indenture.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or the Restricted Subsidiaries in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer,” means any officer of the Trustee within the corporate trust department having direct responsibility for the administration of the Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment in an Unrestricted Subsidiary other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 1010(a) of this Indenture.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” has the meaning specified in Section 1010(b)(2) of this Indenture.

“Reversion Date” has the meaning specified in Section 1018 of this Indenture.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Second Commitment” has the meaning specified in Section 1017(b)(2) of this Indenture.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means (i) the Term Loan Credit Facility and (ii) the ABL Facility, and, in each case, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of this Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary of the Issuer;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business or other activities conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date (after giving effect to the Acquisition) or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“Special Mandatory Redemption” has the meaning specified in Section 1111(a) of this Indenture.

“Special Mandatory Redemption Date” has the meaning specified in Section 1111(a) of this Indenture.

“Special Mandatory Redemption Price” has the meaning specified in Section 1111(a) of this Indenture.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 307.

“Squeeze-Out” means a squeeze-out of any minority shareholders of the Target (i) pursuant to a Merger Squeeze-Out or (ii) in accordance with Section 327a et seqq. of the German Stock Corporation Act (Aktiengesetz).

“Stated Maturity,” when used with respect to any Note or any installment of principal thereof or interest thereon, means the date specified in such Notes as the fixed date on which the principal of such Notes or such installment of principal or interest is due and payable.

“Subordinated Indebtedness” means:

(1) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under this Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(B) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

provided that any reference in this Indenture to a “Subsidiary” of the Issuer shall exclude any Person whose financial statements are not consolidated with the financial statements of the Issuer in accordance with GAAP.

“Successor Company” has the meaning specified in Section 801(a)(1)(x) of this Indenture.

“Successor Person” has the meaning specified in Section 802(1)(A)(x) of this Indenture.

“Suspended Covenants” has the meaning specified in Section 1018 of this Indenture.

“Suspension Date” has the meaning specified in Section 1018 of this Indenture.

“Suspension Event” has the meaning specified in Section 1018 of this Indenture.

“Suspension Period” has the meaning specified in Section 1018 of this Indenture.

“Target” means Klöckner & Co SE, a European stock corporation (societas europaea) organized under the laws of Germany.

“Target Entity” means each wholly owned material Subsidiary that is a Domestic Subsidiary of the Target so long as such Subsidiary is not (a) prohibited or restricted by any contractual obligation (including with respect to any existing Indebtedness owed or guaranteed by such Subsidiary) from guaranteeing the Notes and/or providing a Lien on or security interest in its assets and property and would not require third party consent, approval, license or authorization to provide a Guarantee of the Notes and/or a Lien on or security interest in its assets and property, (b) a not-for-profit Subsidiary or a special purpose entity, (c) a Special Purpose Finance Subsidiary, (d) a Subsidiary acquired by the Target or a subsidiary of the Target that is prohibited by applicable law or by any contractual obligation existing at the time of the acquisition thereof (to the extent such contractual prohibition was not entered into in contemplation of such acquisition) from guaranteeing the Notes, or which would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee of the Notes and such consent, approval, license or authorization has not been received (it being agreed that the Issuer and the Guarantors have no obligation to obtain such consent, approval, license or authorization), (e) a Subsidiary with respect to which, in the reasonable good faith judgment of the Issuer, the cost or other consequences of becoming a Subsidiary Guarantor shall be excessive in view of the benefits to be obtained by Holders therefrom or (f) an Unrestricted Subsidiary.

“Target Europe ABS Facility” means the ABS facility documented by the Exit and Amendment and Restatement Agreement dated May 8, 2026, by and among KLÖCKNER RECEIVABLES FUNDING DAC, the Target, KLOECKNER METALS GERMANY GMBH, COMMERZBANK AKTIENGESELLSCHAFT and the other Persons party thereto, as the same may be further amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Target German Syndicated Loan” means the syndicated loan documented by the Fifth Amendment and Restatement Agreement dated May 8, 2026, by and among the Target, COMMERZBANK AKTIENGESELLSCHAFT, as agent, and the other Persons party thereto from time to time, as the same may be further amended, supplemented, modified, extended, renewed, restated or refunded from time to time.

“Tax Group” has the meaning specified in Section 1010(b)(15)(B) of this Indenture.

“Taxes” means any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

“Taxing Authority” means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Term Loan Credit Facility” means the Credit Facility provided under the Credit Agreement, to be dated on or about the Issue Date, among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, and the Term Loan Credit Facility Collateral Agent, as collateral agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Term Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.

“Term Loan Credit Facility Collateral Agent” means Wells Fargo Bank, National Association, as collateral agent under the Term Loan Credit Facility and its successors and permitted assigns thereunder.

“Term Loan DIP Cap Amount” means the sum of (x) $840.0 million and (y) 120% of the aggregate amount of outstanding Indebtedness that constitutes Term Loan Obligations (as defined in the ABL Intercreditor Agreement) subject to the ABL Intercreditor Agreement that is permitted to be incurred pursuant to Sections 3.13, 7.1(i), 7.1(o), 7.1(q) and 7.1(s) (and in the case of Indebtedness incurred under Sections 7.1(i) and 7.1(o) of the Term Loan Credit Agreement, such Indebtedness shall constitute Second Lien Obligations (as defined in the ABL Intercreditor Agreement)) of the Term Loan Credit Agreement.

“Transaction Expenses” means all transaction fees, charges and other similar amounts related to the Transactions (including any such fees, charges and similar amounts incurred in connection therewith) or any Specified Transaction (as defined in the Term Loan Credit Facility), in each case, including any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith.

“Transactions” means, collectively, (a) the entry into, and initial funding, of the Klöckner Shareholder Loan, (b) the Acquisition, (c) the issuance of the Notes on the Issue Date, (d) borrowings (if any) under the Senior Credit Facilities in connection with the Acquisition, (e) any Squeeze-Out, (f) any entry by BidCo into a Domination Agreement, (g) any Conversion, (h) the payment of Transaction Expenses pursuant to clause (a) of the definition thereof and (i) other transactions in connection therewith or incidental thereto as described in the Offering Memorandum.

“Transfer Agent” has the meaning specified in Section 302 of this Indenture.

“Treasury Rate” means, as of any applicable Redemption Date, as determined by the Issuer, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the applicable Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Selected Interest Rates (Daily) H.15 with respect to each applicable day during such week or, if such release is no longer published or available, any publicly available source of similar market data selected by the Issuer) most nearly equal to the period from the applicable Redemption Date to June 1, 2029; provided, however, that if the period from the applicable Redemption Date to June 1, 2029 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the applicable Redemption Date to June 1, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 as in force at the date as of which this Indenture was executed.

“Trustee” means Deutsche Bank Trust Company, Americas, in its capacity as trustee, until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents of the Issuer or any of its Restricted Subsidiaries (i) properly classified as “unrestricted cash” for purposes of GAAP as at such date or (ii) restricted solely in favor of the Obligations under the Notes and/or Indebtedness under the Klöckner German Syndicated Loan, the ABL Facility, the Term Loan Credit Facility and/or the Klöckner Europe ABS Facility. Notwithstanding the foregoing, prior to the Control Date, Unrestricted Cash shall be calculated excluding the Target and its Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that:

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b) such designation complies with Section 1010, and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 1011(a), or

(2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case, on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Verification Covenant” has the meaning specified in Section 502(c) of this Indenture.

“Verification Covenant Officer’s Certificate” has the meaning specified in Section 502(d) of this Indenture.

“Vice President,” when used with respect to the Issuer or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Worthington Guarantors” means any Restricted Subsidiary of the Company which, on the Issue Date, guarantees or incurs any Indebtedness under the Term Loan Credit Facility.

SECTION 103. Compliance Certificates and Opinions. Upon any application or request by the Issuer to the Trustee or Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Issuer shall furnish to the Trustee or Notes Collateral Agent an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with and, other than in connection with the addition of a new Guarantor or parent guarantor, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than pursuant to Section 1008(a)) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 104. Form of Documents Delivered to Trustee and Notes Collateral Agent. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer stating that the information with respect to such factual matters is in the possession of the Issuer, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 105. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and/or Notes Collateral Agent and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee, the Notes Collateral Agent and the Issuer, if made in the manner provided in this Section 105.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee or the Notes Collateral Agent deems sufficient.

(c) The principal amount and serial numbers of Notes held by any Person, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. Such record date shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith and not later than the date such solicitation is completed. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Notes shall be computed as of such record date; provided, that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date. Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee, the Notes Collateral Agent, the Issuer or any Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

SECTION 106. Notices, Etc., to Trustee, Issuer, any Guarantor and Agent. Any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee or Notes Collateral Agent by any Holder or by the Issuer or any Guarantor shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing via facsimile, email in PDF format or mailed, first class postage prepaid, or delivered by recognized overnight courier, to or with the Trustee or Notes Collateral Agent at the Corporate Trust Office; or

(2) the Issuer or any Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing via facsimile, or email in PDF or mailed, first class postage prepaid, or delivered by recognized overnight courier, to the Issuer or such Guarantor addressed to Worthington Steel, Inc., 100 W. Old Wilson Bridge Road, Columbus, Ohio 43085; Email: ***; Attention: Dan Magnussen, with a copy (which shall not constitute notice) to: Latham & Watkins LLP, 330 N Wabash Ave. #2800, Chicago, Illinois 60611; Email: roderick.branch@lw.com; Attention: Roderick Branch, or at any other address previously furnished in writing to the Trustee by the Issuer or such Guarantor.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee or the Notes Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee or the Notes Collateral Agent by the authorized representative)), in English. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee and Notes Collateral Agent, including without limitation the risk of the Trustee or Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

A copy of all notices to any Agent shall be sent to the Trustee at the address shown above. Any Person may change its address by giving notice of such change as set forth herein.

SECTION 107. Notice to Holders; Waiver. Where this Indenture provides for notice of any event to Holders by the Issuer or the Trustee, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and delivered electronically or mailed, first class postage prepaid, to each Holder affected by such event, at his address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Notices given by publication will be deemed given on the first date on which publication is made; notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing; notices sent by overnight delivery service will be deemed given when delivered; and notices given electronically will be deemed given when sent. Any notices required to be given to the Holders of Notes represented by global notes will be given to the Depository in accordance with applicable procedures.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by secured e-mail, pdf, facsimile transmission or other similar Secured electronic methods, provided, however, that the Trustee shall have received an incumbency certificate listing Persons designated to give such instructions or directions and containing specimen signatures of such designated Persons, which incumbency certificate shall be amended and replaced whenever a Person is to be added or deleted from the listing. If the Issuer elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method), the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

In case by reason of the suspension of or irregularities in regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event to Holders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 108. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience of reference only, are not intended to be considered a part hereof and shall not affect the construction hereof.

SECTION 109. Successors and Assigns. All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 1208 hereof.

SECTION 110. Severability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 111. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112. Governing Law. This Indenture, the Notes and any Guarantee shall be governed by and construed in accordance with the laws of the State of New York. THE PARTIES HERETO AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

SECTION 113. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal (or premium, if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at the Stated Maturity or Maturity; provided, that no interest shall accrue for purposes of such payment for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

SECTION 114. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders. No director, manager, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

SECTION 115. No Qualification Under the Trust Indenture Act. This Indenture is not qualified under the TIA and, accordingly, the TIA shall not apply to or in any way govern the terms of this Indenture.

SECTION 116. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument. One signed copy is enough to prove this Indenture. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 117. USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and the Notes Collateral Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Notes Collateral Agent. Accordingly, each of the parties agrees to provide to the Trustee and the Notes Collateral Agent, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Notes Collateral Agent to comply with Applicable AML Law.

SECTION 118. Waiver of Jury Trial. EACH OF THE ISSUER, ANY GUARANTOR, THE TRUSTEE, THE NOTES COLLATERAL AGENT AND EACH HOLDER OF A NOTE, BY ITS ACCEPTANCE THEREOF, THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY.

SECTION 119. Force Majeure. In no event shall the Trustee, Notes Collateral Agent, Paying Agent or Registrar be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, any act or provision of any present or future law or regulation or governmental authority, strikes, work stoppages, labor disputes, accidents, acts of war or terrorism, acts of civil or military authority or government actions, civil or military disturbances, nuclear or natural catastrophes or acts of God, earthquakes, fires, floods, sabotage, epidemics, pandemics, riots, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 120. E-Signature. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture and all other Collateral Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture or any other Collateral Documents or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Collateral Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic trans-mission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

ARTICLE TWO

NOTE FORMS

SECTION 201. Form and Dating. Provisions relating to the Initial Notes are set forth in Annex I attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Initial Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Note set forth in the Appendix are part of the terms of this Indenture.

SECTION 202. Execution, Authentication, Delivery and Dating. The Notes shall be executed on behalf of the Issuer by at least one Officer. The signature of any Officer on the Notes may be manual, electronic or facsimile signatures of the present or any future such authorized officer and may be imprinted or otherwise reproduced on the Notes.

Notes bearing the manual, electronic or facsimile signature of an individual who was at any time the proper officer of the Issuer shall bind the Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

On the Issue Date, the Issuer shall deliver the Initial Notes in the aggregate principal amount of $700,000,000 executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Notes, specifying the principal amount and registered holder of each Note, directing the Trustee to authenticate the Notes and deliver the same to the Persons named in such Issuer Order and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Initial Notes. At any time and from time to time after the Issue Date, the Issuer may deliver Additional Notes executed by the Issuer to the Trustee for authentication, together with an Issuer Order for the authentication and delivery of such Additional Notes, specifying the principal amount of and registered holder of each Note, directing the Trustee to authenticate the Additional Notes and deliver the same to the Persons in such Issuer Order and the Trustee in accordance with such Issuer Order shall authenticate and deliver such Additional Notes. In each case (other than the issuance of the Initial Notes), the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel of the Issuer that it may reasonably require in connection with such authentication of Notes. Such Issuer Order shall specify the date on which the original issue of Notes is to be authenticated. Each Note shall be dated the date of its authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual or electronic signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

In case the Issuer or any Guarantor, pursuant to Article Eight of this Indenture, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or such Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed a supplemental indenture hereto with the Trustee pursuant to Article Eight of this Indenture, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Issuer Request of the successor Person, shall authenticate and deliver Notes as specified in such request for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 202 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an affiliate of the Issuer.

ARTICLE THREE

THE NOTES

SECTION 301. Title and Terms. The aggregate principal amount of Notes which may be authenticated and issued under this Indenture is not limited; provided that any Additional Notes issued under this Indenture are issued in accordance with Sections 202, 312 and 1011 hereof, as part of the same series as the Initial Notes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be known and designated as the “7.750% Senior Secured Notes due 2033” of the Issuer. The Stated Maturity of the Notes shall be June 1, 2033, and the Notes shall bear interest at the rate of 7.750% per annum from the Issue Date, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable on December 1, 2026 and semi-annually thereafter on June 1 and December 1 of each year and at said Stated Maturity, until the principal thereof is paid or duly provided for and to the Person in whose name the Note (or any Predecessor Note) is registered at the close of business on May 15 and November 15 immediately preceding such Interest Payment Date (each, a “Regular Record Date”).

The principal of (and premium, if any) and interest on the Notes shall be payable at the offices or agencies of the Issuer set forth in Section 302, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the Note Register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more permanent Global Notes registered in the name of or held by the Depository or its nominee will be made by wire transfer of immediately available funds to the Depository.

Holders shall have the right to require the Issuer to purchase their Notes, in whole or in part, in the event of a Change of Control pursuant to Section 1016. The Notes shall be subject to repurchase pursuant to an Asset Sale Offer as provided in Section 1017.

The Notes shall be redeemable as provided in Article Eleven.

The due and punctual payment of principal of (and premium, if any) and interest on the Notes payable by the Issuer is irrevocably unconditionally guaranteed, to the extent set forth herein, by each of the Guarantors.

SECTION 302. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain one or more Paying Agents for the Notes in the United States. The Issuer hereby appoints the Deutsche Bank Trust Company Americas as the initial Paying Agent.

The Issuer shall be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price or other amounts payable on the Notes. The Issuer will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders. The Issuer will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Issuer’s calculations without independent verification.

The Issuer will also maintain one or more registrars (each, an “Registrar”) with offices in the United States. The Issuer will also maintain a transfer agent (each, an “Transfer Agent”) in the United States. The Issuer hereby appoints Deutsche Bank Trust Company Americas as the initial Registrar and Transfer Agent. The Registrar and the Transfer Agent shall keep a register of the Notes and of their transfer and exchange (the register maintained in such office and in any other office or agency designated pursuant to Section 1002 being herein sometimes referred to as the “Note Register”). The Note Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Note Register shall be open to inspection by the Trustee. The Issuer may change the Paying Agents, the Registrars or the Transfer Agents without prior notice to the Holders. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrars.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 607. The Issuer or any Affiliate thereof may act as Paying Agent or Registrar.

The Issuer acknowledges that neither the Trustee nor any Agent makes any representations as to the interpretation or characterization of the transactions herein undertaken for tax or any other purpose, in any jurisdiction.

SECTION 303. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 304. Temporary Notes. Pending the preparation of definitive Notes, the Issuer may execute, and upon Issuer Order the Trustee shall authenticate and deliver, temporary Notes which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Notes may determine, as conclusively evidenced by their execution of such Notes.

If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Issuer designated for such purpose pursuant to Section 1002, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute and the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

SECTION 305. Registration of Transfer and Exchange. Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 1002, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination or denominations of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency together with endorsement, instrument of exchange and such other required deliverables in form satisfactory to the Issuer, the Registrar and the Trustee. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and deliver in accordance with such Issuer Order, the Notes which the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer, the Registrar or the Trustee) be duly endorsed, or be accompanied by written instruments of transfer, in form satisfactory to the Issuer, the Registrar and the Trustee, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange or redemption of Notes, but the Issuer and the Trustee, may require payment of a sum sufficient to cover any taxes, fees or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges pursuant to Section 202, 304, 906, 1016, 1017 or 1108 not involving any transfer.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants or beneficial owners of interests in any Notes in global form) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 306. Mutilated, Destroyed, Lost and Stolen Notes. If (1) any mutilated Note is surrendered to the Trustee, or (2) the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Issuer and the Trustee such security and/or indemnity to save each of them harmless from any claim, loss, cost or liability resulting from such lost or stolen Note, then, in the absence of written notice to the Issuer or the Trustee that such Note has been acquired by a Protected Purchaser (as defined in Section 8-303 of the Uniform Commercial Code) (a “Protected Purchaser”), the Issuer shall execute and upon Issuer Order the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 306 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer and each Guarantor, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 307. Payment of Interest; Interest Rights Preserved.

(a) Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest at the office or agency of the Issuer maintained for such purpose pursuant to Section 1002; provided that, subject to Section 301 hereof, each installment of interest may at the Issuer’s option be paid by (1) mailing a check for such interest, payable to or upon the written order of the Person entitled thereto pursuant to Section 308, to the address of such Person as it appears in the Note Register or (2) transfer to an account maintained by the payee; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium on, if any, and interest on, all Notes in global form and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer and the Paying Agent. If paying principal, premium, or interest on a global note, not later than 11:00 a.m. (New York City time) on the due date of any principal of or interest on any Notes of a series, or any redemption or purchase price of the Notes, the Issuer will deposit with the Paying Agent (and the Paying Agent shall have received such funds by such time) money in immediately available funds sufficient to pay such amounts; provided that if the Issuer, a Guarantor or any of their Subsidiaries is acting as paying agent, it will, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders of the Notes of such series a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture.

(b) Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on the Regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) may be paid by the Issuer, at its election in each case, as provided in clause (1) or (2) below:

(1) the Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause (1) provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date, and in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given in the manner provided for in Section 107, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (2); and

(2) the Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause (2), such manner of payment shall be deemed practicable by the Trustee.

(c) Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 308. Persons Deemed Owners. Prior to the due presentment of a Note for registration of transfer, the Issuer, any Guarantor, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Sections 305 and 307) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Trustee or any agent of the Issuer or the Trustee shall be affected by notice to the contrary.

SECTION 309. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be cancelled by the Trustee in accordance with its customary procedures. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may deliver to the Trustee (or to any other Person for delivery to the Trustee) for cancellation any Notes previously authenticated hereunder which the Issuer has not issued and sold, and all Notes so delivered shall be cancelled by the Trustee in accordance with its customary procedures. If the Issuer shall so acquire any of the Notes, however, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures. Evidence or confirmation of the cancellation of such Notes shall be delivered to the Issuer by the Trustee upon receipt of an Issuer Request.

SECTION 310. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 311. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the Uniform Commercial Code are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

The Issuer shall not be required, and without the prior written consent of the Issuer, the Registrar shall not be required, to register the transfer of or exchange of any Note (1) during a period beginning at the opening of business 15 days before provision of a notice of redemption of Notes and ending at the close of business on the day of such provision, (2) selected for redemption in whole or in part, (3) that has been tendered in a Change of Control Offer, an Alternate Offer, an Asset Sale Offer or other tender offer and (4) beginning at the opening of business on any record date and ending on the close of business on the related Interest Payment Date.

SECTION 312. CUSIP, ISIN and Common Code Numbers. The Issuer in issuing the Notes may use CUSIP, ISINs and “Common Code” numbers (in each case, if then generally in use) in addition to serial numbers, and, if so, the Trustee shall use such CUSIP, ISINs and “Common Code” numbers in addition to serial numbers in notices of redemption, repurchase or other notices to Holders as a convenience to Holders; provided that the Trustee shall have no liability for any defect in such numbers as they appear on any Note, notice or elsewhere, and provided, further, that any such notice may state that no representation is made as to the correctness of such CUSIP, ISINs and “Common Code” numbers either as printed on the Notes or as contained in any notice of a redemption or repurchase and that reliance may be placed only on the serial or other identification numbers printed on the Notes, and any such redemption or repurchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the CUSIP, ISINs and “Common Code” numbers applicable to the Notes.

SECTION 313. Issuance of Additional Notes. The Issuer may, subject to Section 1011 of this Indenture, issue additional Notes having identical terms and conditions to the Initial Notes issued on the Issue Date (the “Additional Notes”). The Initial Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture; provided, that Additional Notes will not be issued with the same CUSIP number, if any, as Initial Notes unless such Additional Notes are fungible with Initial Notes for U.S. Federal income tax purposes.

SECTION 314. Global Securities.

Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depository.

ARTICLE FOUR

SATISFACTION AND DISCHARGE

SECTION 401. Satisfaction and Discharge of Indenture. This Indenture will be discharged and will cease to be of further effect and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either,

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 and (ii) Notes for whose payment money has theretofore been deposited in trust with the Trustee or any Paying Agent or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 1003) have been delivered to the Trustee for cancellation; or

(B) all such Notes not theretofore delivered to the Trustee for cancellation,

(i) have become due and payable by reason of the making of a notice of redemption pursuant to Section 1105 or otherwise, or

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or Redemption Date, as the case may be;

provided that with respect to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date; and

provided further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not, in fact, paid after the satisfaction and discharge of this Indenture. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption, it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is, in fact, paid.

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes issued hereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3) the Issuer has paid or caused to be paid all sums payable by it under this Indenture;

(4) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at the Stated Maturity or the Redemption Date, as the case may be; and

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent herein to the satisfaction and discharge of this Indenture have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (1)(B), (2), (3) and (4) above.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 607, the obligations of the Issuer to any Authenticating Agent under Section 612 and, if money or Government Securities shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 401, the obligations of the Trustee under Section 402 and the last paragraph of Section 1003 shall survive such satisfaction and discharge.

SECTION 402. Application of Trust Money. Subject to the provisions of the last paragraph of Section 1003, all money or U.S. dollar-denominated Government Securities deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) of the principal (and premium, if any) and interest for whose payment such money or U.S. dollar-denominated Government Securities has been deposited with the Trustee; but such money or U.S. dollar-denominated Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. dollar-denominated Government Securities in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. dollar-denominated Government Securities in accordance with Section 401; provided that if the Issuer has made any payment of principal of (and premium, if any) or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. dollar-denominated Government Securities held by the Trustee or Paying Agent.

ARTICLE FIVE

REMEDIES

SECTION 501. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under this Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes issued under this Indenture;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after the receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in this Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B) the principal amount of such Indebtedness that has been accelerated, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), aggregate in excess of the greater of (x) $120.0 million and (y) 20.0% of EBITDA for the Applicable Measurement Period;

(5) failure by the Issuer or any Significant Subsidiary to pay final non-appealable judgments aggregating in excess of the greater of (x) $120.0 million and (y) 20.0% of EBITDA for the Applicable Measurement Period (net of amounts covered by insurance policies issued by reputable insurance companies), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) any of the following events with respect to the Issuer or any Significant Subsidiary:

(A) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case;

(ii) consents to the entry of an order for relief against it in an involuntary case;

(iii) consents to the appointment of a custodian of it or for any substantial part of its property;

(iv) takes any comparable action under any foreign laws relating to insolvency; or

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(iii) orders the winding up or liquidation of the Issuer or any Significant Subsidiary; and

(iv) the order or decree remains unstayed and in effect for 60 days; or

(7) the Guarantee of any Guarantor that is a Significant Subsidiary shall for any reason cease to be in full force (except as contemplated by the terms thereof or hereof) and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with this Indenture;

(8) the failure by the Issuer to consummate the Special Mandatory Redemption to the extent required, as described under Section 1111;

(9) (x) any material provision of any Collateral Document at any time after its execution and delivery ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements, (y) the Issuer or any Guarantor contests the validity or enforceability of this Indenture or any Collateral Document; or (z), the Issuer or any Guarantor denies in writing that it has any further liability under this Indenture or any Collateral Document, other than in accordance with the terms of this Indenture, the Collateral Documents, and the Intercreditor Agreements; and/or

(10) any Lien purported to be created under any Collateral Document shall cease to be a valid Lien on any material portion of the Collateral except (A) to the extent that any such Lien is not required to be maintained pursuant to this Indenture and the Collateral Documents, (B) to the extent such failure results from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents, (C) to the extent such deficiency arose through no fault of the Issuer or any other Guarantor and such deficiency is corrected with reasonable diligence promptly upon the Issuer obtaining knowledge thereof or (D) to the extent any such failure results from acts or omissions of any secured party or from the application of applicable law.

However, a Default under Section 501(3), (4) or (5) will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the Outstanding Notes notify the Issuer in writing of the Default and the Issuer does not cure such Default within the time specified in such clause after receipt of such notice.

SECTION 502. Acceleration of Maturity; Rescission and Annulment.

(a) If any Event of Default (other than an Event of Default specified in Section 501(6) above with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee, upon a valid Noteholder Direction, or the Holders of at least 30.0% in principal amount of the Outstanding Notes issued under this Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the Outstanding Notes to be due and payable immediately, by a notice to the Issuer (and to the Trustee if given by Holders); provided that a notice of acceleration with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice may not be given and any such notice shall be invalid and have no effect.

(b) Upon the effectiveness of a declaration under Section 502(a), such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under Section 501(6) with respect to the Issuer, all Outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest if it determines that withholding notice is in the interest of the Holders. In addition, the Trustee shall have no obligation to accelerate the Notes if the Trustee determines acceleration is not in the best interest of the Holders of the Notes.

(c) Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is the Depository or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is the Depository or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of the Depository or its nominee and the Depository shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering any direction to the Trustee.

(d) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Outstanding Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation (“Litigation”) in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officer’s Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has actual knowledge of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Outstanding Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officer’s Certificate”), the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and the Trustee shall take no further action pursuant to the related Noteholder Direction until the Issuer provides a subsequent Officer’s Certificate to the Trustee that such Verification Covenant has been satisfied (a “Covenant Satisfaction Officer’s Certificate”). The Issuer shall promptly deliver a Covenant Satisfaction Officer’s Certificate following satisfaction by the applicable Directing Holder of its Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Outstanding Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e) Notwithstanding anything in the preceding Sections 502(c) and (d) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing clauses.

(f) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction or Officer’s Certificate delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, monitor any court proceedings undertaken in connection therewith, monitor or investigate whether any Default or Event of Default has been publicly reported, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of any Litigation or a Noteholder Direction after a Verification Covenant Officer’s Certificate has been provided but prior to receipt of a Covenant Satisfaction Officer’s Certificate. The Trustee shall have no responsibility or liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction. Each Holder by accepting a Note acknowledges and agrees that the Trustee shall not be liable to any person for acting or refraining to act in accordance with (i) this Section 502, (ii) any Noteholder Direction, (iii) any Officer’s Certificate or (iv) its duties under this Indenture, as the Trustee may determine in its sole discretion.

(g) At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article Five, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by notice to the Trustee, may rescind and annul such declaration and its consequences, so long as such rescission and annulment would not conflict with any judgment of a court of competent jurisdiction, if:

(1) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest on all Outstanding Notes,

(B) all unpaid principal of (and premium, if any, on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes,

(C) to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes, and

(D) all sums paid or advanced by the Trustee or Notes Collateral Agent hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel; and

(2) Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Notes, which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 513.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(h) In the event of any Event of Default specified in Section 501(4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose,

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(2) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(3) the default that is the basis for such Event of Default has been cured.

SECTION 503. Collection of Indebtedness and Suits for Enforcement by Trustee. The Issuer covenants that if:

(1) default is made in the payment of any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(2) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof,

the Issuer will, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer, any Guarantor or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer, any Guarantor or any other obligor upon the Notes, wherever situated.

If an Event of Default occurs and is continuing, the Trustee may proceed to protect and enforce its rights and the rights of the Holders under this Indenture and the Guarantees by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, including seeking recourse against any Guarantor, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, including seeking recourse against any Guarantor.

SECTION 504. Trustee May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Issuer or any other obligor including any Guarantor, upon the Notes or the property of the Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Issuer for the payment of overdue principal, premium, if any, or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(1) to file and prove a claim for the whole amount of principal (and premium, if any) and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(2) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay the Trustee and the Notes Collateral Agent any amount due them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 607.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ committee or other similar committee.

SECTION 505. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

SECTION 506. Application of Money Collected. Any money or property collected by the Trustee or the Notes Collateral Agent pursuant to this Article Five shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee, the Notes Collateral Agent and the Agents (including any predecessor Trustee and counsel) under Section 607;

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

THIRD: The balance, if any, to the Issuer or as a court of competent jurisdiction may direct in writing; provided that all sums due and owing to the Holders and the Trustee have been paid in full as required by this Indenture.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 506.

SECTION 507. Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder shall pursue any remedy with respect to this Indenture or the Notes, unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the Outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security and/or indemnity satisfactory to it against any loss, liability or expense; and

(5) Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period,

it being understood and intended that no one or more Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture or the Guarantees to affect, disturb or prejudice the rights of any other Holders, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture or the Guarantees, except in the manner herein provided and for the equal and ratable benefit of all the Holders (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

SECTION 508. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, the Holder shall have the right, which is absolute and unconditional, to receive payment, as provided herein (including, if applicable, Article Eleven) and in such Note of the principal of (and premium, if any) and (subject to Section 307) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment on or after such respective dates, and such rights shall not be impaired without the consent of such Holder.

SECTION 509. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or the Guarantees and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, any other obligor of the Notes, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Notes Collateral Agent and the Holders shall continue as though no such proceeding had been instituted.

SECTION 510. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 306, no right or remedy herein conferred upon or reserved to the Trustee, the Notes Collateral Agent or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 511. Delay or Omission Not Waiver. No delay or omission of the Trustee, the Notes Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Five or by law to the Trustee, the Notes Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 512. Control by Holders. The Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent, or of exercising any trust or power conferred on the Trustee with respect to the Notes or the Notes Collateral Agent with respect to the Collateral; provided that:

(1) such direction shall not be in conflict with any rule of law or with this Indenture or the Notes, and such Holders have complied with Section 603(f),

(2) the Trustee or Notes Collateral Agent may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and

(3) the Trustee and the Notes Collateral Agent need not take any action which might involve it in personal liability or be unduly prejudicial to the Holders not consenting (it being understood that the Trustee and Notes Collateral Agent do not have an affirmative duty to ascertain whether or not such actions or inactions are unduly prejudicial to such Holders).

SECTION 513. Waiver of Past Defaults. Subject to Sections 508 and 902, the Holders of not less than a majority in principal amount of the Outstanding Notes by written notice to the Trustee may on behalf of the Holders of all such Notes waive any existing Default or Event of Default and its consequences hereunder (except (1) a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder, or (2) in respect of a covenant or provision hereof or in any Guarantee which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Note affected which shall require the consent of all Holders of the Notes) and rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 514. Waiver of Stay or Extension Laws. Each of the Issuer, the Guarantors and any other obligor on the Notes covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and each of the Issuer, the Guarantors and any other obligor on the Notes (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 515. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 515 does not apply to a suit by the Trustee, a suit by a Holder relating to right to payment hereof, or a suit by Holders of more than 10% in principal amount of the then Outstanding Notes.

ARTICLE SIX

THE TRUSTEE AND NOTES COLLATERAL AGENT

SECTION 601. Duties of the Trustee and Notes Collateral Agent.

(a) Except during the continuance of an Event of Default,

(1) the Trustee and the Notes Collateral Agent undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Notes Collateral Agent; and

(2) in the absence of bad faith on its part, the Trustee and the Notes Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein and as to due execution, validity and effectiveness, upon certificates or opinions furnished to the Trustee and the Notes Collateral Agent and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions specifically required by any provision hereof to be provided to it, the Trustee and the Notes Collateral Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but not to verify the contents thereof.

(b) If an Event of Default has occurred and is continuing of which written notice of such Event of Default shall have been given to a Responsible Officer by the Issuer, any other obligor of the Notes or by Holders of at least 30% of the aggregate principal amount of the Notes, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee and the Notes Collateral Agent from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that

(1) this clause (c) shall not be construed to limit the effect of clause (a) of this Section 601;

(2) the Trustee and the Notes Collateral Agent shall not be liable for any action taken, or error of judgment made, in good faith by any of its Responsible Officers, employees or agents, unless it shall be proved in a court of competent jurisdiction that the Trustee and the Notes Collateral Agent was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee and the Notes Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a majority in aggregate principal amount of the Outstanding Notes relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent, or exercising any trust or power conferred upon the Trustee or the Notes Collateral Agent, under this Indenture.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee and the Notes Collateral Agent shall be subject to the provisions of this Section 601.

(e) No provision of this Indenture shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers vested in it by this Indenture, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 602. Notice of Defaults. Within 90 days after the earlier of receipt from the Issuer of notice of the occurrence of any Default or Event of Default hereunder , the Trustee shall transmit to the Holders notice of such Default or Event of Default hereunder, unless such Default or Event of Default shall have been cured or waived; provided that, except in the case of a Default or Event of Default in the payment of the principal of (or premium, if any, on) or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the best interest of the Holders.

SECTION 603. Certain Rights of Trustee and the Notes Collateral Agent.

(a) The Trustee or the Notes Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order and any resolution of the board of directors may be sufficiently evidenced by a certified Board Resolution.

(c) Before the Trustee and the Notes Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee and the Notes Collateral Agent (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, request, conclusively rely upon and act in accordance with an Officer’s Certificate or Opinion of Counsel, and shall incur no liability and shall be fully protected in acting or refraining from acting in accordance with such Officer’s Certificate or Opinions of Counsel.

(d) The Trustee and the Notes Collateral Agent shall not be charged with knowledge of any events or other information, Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default (stating the occurrence of such Default or Event of Default) shall have been given to a Responsible Officer of the Trustee by the Issuer or any Holder of the Notes and such notice references the Notes and this Indenture and such notice states that it is a notice of Default or Event of Default.

(e) The Trustee and the Notes Collateral Agent may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel or Opinion of Counsel.

(f) The Trustee and the Notes Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of the Notes pursuant to this Indenture, unless such Holders shall have offered to the Trustee and the Notes Collateral Agent security and/or indemnity satisfactory to it against any loss, liability, cost, fee or expense (including attorney’s fees and expenses) which may be incurred by it in compliance with such request or direction.

(g) The Trustee and the Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document, or inquire as to the performance by the Issuer or the Guarantors of any of their covenants in this Indenture or inquire as to the performance by the Issuer or the Guarantors of any of their covenants in this Indenture, but the Trustee and the Notes Collateral Agent, may make such further inquiry or investigation into such facts or matters, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(h) The Trustee and the Notes Collateral Agent may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee and the Notes Collateral Agent shall not be responsible for any actions, omissions, misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(i) The Trustee and the Notes Collateral Agent shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee and the Notes Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Notes Collateral Agent in each of its capacities hereunder, as applicable, whether as an Agent or otherwise, and each Agent or other agent, custodian and other Person employed to act hereunder.

(k) The Trustee and the Notes Collateral Agent may request that the Issuer deliver an Incumbency Certificate substantially in the form of Exhibit B hereto setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Incumbency Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) The Trustee and the Notes Collateral Agent shall not be required to give any note, bond or surety in respect of the execution of the trusts and powers under this Indenture.

(m) The permissive right of the Trustee and the Notes Collateral Agent to take actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(n) In no event shall the Trustee and the Notes Collateral Agent be responsible or liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee and the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o) The Trustee and Notes Collateral Agent shall not be liable for failing to perform their duties or responsibilities hereunder if such failure is a result of the Issuer or any Guarantor failing to perform its respective duties or responsibilities hereunder.

(p) Knowledge of information acquired by Deutsche Bank Trust Company Americas in any capacity hereunder shall not be imputed to Deutsche Bank Trust Company Americas in any other capacity in which it may act hereunder or under any other document related to any transaction involving the Notes or to any affiliate of Deutsche Bank Trust Company Americas and vice versa.

(q) The Trustee and Notes Collateral Agent shall not be liable for theft, loss, damage or destruction of any possessory collateral sent via overnight carrier.

SECTION 604. Trustee and Notes Collateral Agent Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and neither the Trustee, the Notes Collateral Agent nor any other Agent assumes responsibility for their correctness. Neither the Trustee, the Notes Collateral Agent nor any other Agent makes representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee and Notes Collateral Agent each represent that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. Neither the Trustee, the Notes Collateral Agent nor any other Agent shall be accountable for the use or application by the Issuer of Notes or the proceeds thereof or the Offering Memorandum or any other documents used in connection with the sale or distribution of the Notes.

SECTION 605. May Hold Notes. The Trustee, the Notes Collateral Agent, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee or the Notes Collateral Agent, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, the Notes Collateral Agent, Paying Agent, Registrar or such other agent; provided that if it acquires any “conflicting interest” (within the meaning of TIA Section 310(b)), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if this Indenture has been qualified under the TIA) or resign.

SECTION 606. Money Held in Trust. Money held by the Trustee hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Issuer.

SECTION 607. Compensation and Reimbursement. The Issuer and the Guarantors, jointly and severally, agree:

(1) to pay to the Trustee and the Notes Collateral Agent from time to time such compensation as shall be agreed in writing between the Issuer and the Trustee or the Notes Collateral Agent for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse each of the Trustee and the Notes Collateral Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee or the Notes Collateral Agent, as applicable, in accordance with any provision of this Indenture any related Guarantee, the Collateral Documents and the Intercreditor Agreements (including costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders, the reasonable compensation and the expenses, advances and disbursements of its agents, accountants, experts and counsel), except any such expense, disbursement or advance as shall be determined to have been caused by its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(3) to indemnify, defend and release the Trustee, the Notes Collateral Agent, Registrar, Paying Agent and their respective directors, officers, employees and agents and any predecessor Trustee (collectively, the “Indemnified Parties”) for, and to hold the Indemnified Parties harmless against, any and all loss, liability, claim, action, suit, proceeding at law or in equity, damage any other or expense, including taxes (other than the taxes based on the income of the Trustee, the Notes Collateral Agent, the Registrar or the Paying Agent), fee or charge of any character or nature (including attorney’s fees and expenses) incurred without gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction on the part of the Indemnified Parties arising out of or in connection with the acceptance or administration of this indenture and the Notes, any related Guarantee, the Collateral Documents and the Intercreditor Agreements including the reasonable costs and expenses of defending themselves against any claim regardless of whether the claim is asserted by the Issuer, a Guarantor, a Holder or any other Person or liability in connection with the exercise or performance of any of the Indemnified Parties’ powers or duties hereunder, including the reasonable costs and expenses of enforcing this Indenture or a Guarantee against the Issuer or a Guarantor (including this Section 607).

An Indemnified Party shall notify the Issuer promptly of any third party claim asserted against an Indemnified Party or any of their respective agents for which it may seek indemnity. Failure to provide such notice shall not relieve the Issuer of its obligations in this Section 607 unless the failure to notify the Issuer impairs the Issuer’s ability to defend such claim. The Issuer may, at the request of the Indemnified Party, defend the claim and the Indemnified Party, as applicable, shall cooperate in the defense; provided that the Indemnified Party and their respective agents subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its written consent.

The obligations of the Issuer and the Guarantors under this Section 607 to compensate the Trustee and the Notes Collateral Agent, to pay or reimburse the Trustee and the Notes Collateral Agent for expenses, disbursements and advances and to indemnify and hold harmless the Indemnified Parties shall constitute additional indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture, the repayment of the Notes, and resignation or removal of the Trustee, the Notes Collateral Agent or any other Indemnified Party. As security for the performance of such obligations of the Issuer, the Trustee and the Notes Collateral Agent shall have a lien prior to the Notes upon all property and funds held or collected by the Trustee and the Notes Collateral Agent as such, except funds held in trust solely for the benefit of the Holders entitled thereto for the payment of principal of (and premium, if any) or interest on particular Notes.

When the Trustee or the Notes Collateral Agent incurs expenses or renders services in connection with an Event of Default specified in Section 501(6), the expenses (including the reasonable charges and expenses of its counsel) of and the compensation for such services are intended to constitute administrative expenses of priority under any applicable Bankruptcy Law. “Trustee” for the purposes of this Section 607 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder as permitted by this Indenture; provided, however, that the negligence or willful misconduct of any predecessor Trustee hereunder shall not affect the rights of any other successor Trustee hereunder (other than a successor Trustee that is successor by merger or consolidation to such predecessor Trustee). “Notes Collateral Agent” for the purposes of this Section 607 shall include any predecessor Notes Collateral Agent and the Notes Collateral Agent in each of its capacities hereunder and each agent, custodian and other Person employed to act hereunder as permitted by this Indenture; provided, however, that the negligence or willful misconduct of any predecessor Notes Collateral Agent hereunder shall not affect the rights of any other successor Notes Collateral Agent hereunder (other than a successor Notes Collateral Agent that is successor by merger or consolidation to such predecessor Notes Collateral Agent).

The provisions of this Section 607 shall survive the satisfaction and discharge of this Indenture, the repayment of the Notes and resignation or removal of the Trustee, the Notes Collateral Agent or any other Indemnified Party.

SECTION 608. Corporate Trustee, Notes Collateral Agent Required; Eligibility. There shall be at all times a Trustee and Notes Collateral Agent hereunder which shall be eligible to act as Trustee and Notes Collateral Agent hereunder and shall have a combined capital and surplus of at least $50,000,000. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of federal, State, territorial or District of Columbia supervising or examining authority, then for the purposes of this Section 608, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 608, it shall resign immediately in the manner and with the effect hereinafter specified in this Article Six.

SECTION 609. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee or Notes Collateral Agent and no appointment of a successor Trustee or successor Notes Collateral Agent pursuant to this Article Six shall become effective until the acceptance of appointment by the successor Trustee or successor Notes Collateral Agent in accordance with the applicable requirements of Section 610.

(b) The Trustee and the Notes Collateral Agent may resign at any time by giving 30 days’ written notice thereof to the Issuer. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, a copy of which shall be delivered to the resigning Trustee and Notes Collateral Agent and a copy to the successor Trustee and successor Notes Collateral Agent. If the instrument of acceptance by a successor Trustee and successor Notes Collateral Agent required by Section 610 shall not have been delivered to the Trustee or Notes Collateral Agent within 30 days after the giving of such notice of resignation, the resigning Trustee or Notes Collateral Agent may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee or Notes Collateral Agent and deliver the Collateral held hereunder to the Issuer, and thereafter shall have no further duties, responsibilities or obligations hereunder.

(c) The Trustee and the Notes Collateral Agent may be removed at any time by the Act of the Holders of not less than a majority in principal amount of the Outstanding Notes, delivered to the Trustee or Notes Collateral Agent and to the Issuer at least 30 days prior to the requested date of removal. If the instrument of acceptance by a successor Trustee or successor Notes Collateral Agent required by Section 610 shall not have been delivered to the Trustee or Notes Collateral Agent within 30 days after the giving of such notice of resignation, the resigning Trustee or Notes Collateral Agent may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee or Notes Collateral Agent.

(d) [Reserved] .

(e) [Reserved].

(f) If the Trustee or Notes Collateral Agent shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee or Notes Collateral Agent for any cause, the Issuer shall promptly appoint a successor Trustee or successor Notes Collateral Agent, as applicable. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee or successor Notes Collateral Agent shall be appointed by the Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Issuer and the retiring Trustee or retiring Notes Collateral Agent, the successor Trustee or Notes Collateral Agent, as applicable, so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee or successor Notes Collateral Agent and supersede the successor Trustee or successor Notes Collateral Agent appointed by the Issuer. If no successor Trustee or successor Notes Collateral Agent shall have been so appointed by the Issuer or the Holders and accepted appointment in the manner hereinafter provided, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Notes Collateral Agent.

(g) The Issuer shall give notice of each resignation and each removal of the Trustee or Notes Collateral Agent and each appointment of a successor Trustee or successor Notes Collateral Agent to the Holders in the manner provided for in Section 107. Each notice shall include the name of the successor Trustee or successor Notes Collateral Agent and the address of its Corporate Trust Office.

SECTION 610. Acceptance of Appointment by Successor.

(a) Every successor Trustee or successor Notes Collateral Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer and to the retiring Trustee or Notes Collateral Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee or Notes Collateral Agent shall become effective and such successor Trustee or Notes Collateral Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee or retiring Notes Collateral Agent; but, on request of the Issuer or the successor Trustee or the successor Notes Collateral Agent, such retiring Trustee or Notes Collateral Agent shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee or successor Notes Collateral Agent all the rights, powers and trusts of the retiring Trustee or retiring Notes Collateral Agent and shall duly assign, transfer and deliver to such successor Trustee or successor Notes Collateral Agent all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee or successor Notes Collateral Agent, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee or successor Notes Collateral Agent all such rights, powers and trusts.

(b) No successor Trustee or successor Notes Collateral Agent shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article Six.

SECTION 611. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee or the Notes Collateral Agent may be merged or converted or with which it may be consolidated or to which it may be sold, or any corporation resulting from any merger, conversion, consolidation or sale to which the Trustee or the Notes Collateral Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Notes Collateral Agent, shall be the successor of the Trustee or the Notes Collateral Agent hereunder and will have and succeed to the same rights, powers, duties, immunities and privileges as its predecessor; provided such corporation shall be otherwise qualified and eligible under this Article Six, without the execution or filing of any paper, instrument or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee or the Notes Collateral Agent then in office, any successor by merger, conversion or consolidation to such authenticating Trustee or Notes Collateral A may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee or successor Notes Collateral Agent had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee or the successor Notes Collateral Agent. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee or the Notes Collateral Agent shall have; provided that, the right to adopt the certificate of authentication of any predecessor Trustee or predecessor Notes Collateral Agent or to authenticate Notes in the name of any predecessor Trustee or predecessor Notes Collateral Agent shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 612. Appointment of Authenticating Agent. At any time when any of the Notes remain Outstanding, the Trustee may appoint one or more agents (each an “Authenticating Agent”) with respect to the Notes which shall be authorized to act on behalf of the Trustee to authenticate Notes and the Trustee shall give written notice of such appointment to all Holders of Notes with respect to which such Authenticating Agent will serve, in the manner provided for in Section 107. Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Any such appointment shall be evidenced by an instrument in writing signed by an authorized signatory of the Trustee, and a copy of such instrument shall be promptly furnished to the Issuer. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Issuer.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided such corporation shall be otherwise eligible under this Section 612, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Issuer. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Issuer. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 612, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Issuer and shall give written notice of such appointment to all Holders of Notes, in the manner provided for in Section 107. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 612.

The Issuer agrees to pay to each Authenticating Agent from time to time such compensation for its services under this Section 612 as shall be agreed in writing between the Issuer and such Authenticating Agent.

If an appointment is made pursuant to this Section 612, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternate certificate of authentication in the following form:

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

	By:	[ ], as Authenticating Agent

Date:	By:
as Authenticating Signatory

ARTICLE SEVEN

HOLDERS LISTS AND REPORTS BY TRUSTEE AND ISSUER

SECTION 701. Issuer to Furnish Trustee Names and Addresses. The Issuer will furnish or cause to be furnished to the Trustee:

(1) semiannually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date; and

(2) at such other times as the Trustee may reasonably request in writing, within 30 days after receipt by the Issuer of any such request, a list of similar form and content to that in clause (1) hereof as of a date not more than 15 days prior to the time such list is furnished;

provided that, if and so long as the Trustee shall be a Registrar, no such list need be furnished.

SECTION 702. [Reserved].

ARTICLE EIGHT

MERGER, CONSOLIDATION OR SALE

OF ALL OR SUBSTANTIALLY ALL ASSETS

SECTION 801. Issuer May Consolidate, Etc., Only on Certain Terms.

(a) The Issuer will not consummate a Division as a Dividing Person, consolidate or merge with or into or dissolve (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) either (x) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the “Successor Company”), or (y) in the case of a Division where the Issuer is the Dividing Person, either all Division Successors shall become co-issuers of the Notes or the Division, as to any Division Successor that will not be a co-issuer of the Notes, is permitted by Section 1010 or by Section 1017, as applicable;

(2) (x) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and the Collateral Documents shall continue to be in effect and the Issuer shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by the Issuer, or (y) in the case of a Division where the Issuer is the Dividing Person, any applicable Division Successor shall remain or become a co-issuer of the Notes pursuant to, if necessary, a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Applicable Measurement Period,

(A) the Fixed Charge Coverage Ratio of the Issuer (or the Successor Company or Division Successor, if applicable) and the Restricted Subsidiaries is (x) at least 2.00 to 1.00 or (y) equal to or greater than the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries immediately prior to such transaction, or

(B) the Consolidated Total Debt Ratio of the Issuer (or the Successor Company or the Division Successor, if applicable) and the Restricted Subsidiaries is (x) no greater than 4.05 to 1.00 or (y) equal to or less than the Consolidated Total Debt Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company or Division Successor(s) is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, in which case Section 802(1)(B) below shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture;

(7) to the extent any property or assets of the Successor Company, or the Person that is merged or consolidated with or into the Successor Company, are property or assets of the type that would constitute Collateral under the Collateral Documents or either of the Intercreditor Agreements, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreements in the manner and to the extent required by this Indenture, the Collateral Documents, or the Intercreditor Agreements, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Collateral Documents and the Intercreditor Agreements;

(8) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Company shall (a) continue to constitute Collateral under this Indenture, the Collateral Documents, and the Intercreditor Agreements, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 1012; and

(9) the Successor Company shall become a party to each of the Intercreditor Agreements by joinder or supplement.

The Successor Company or the Division Successor(s) to the Issuer shall succeed to, and be substituted for, the Issuer under this Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(b) Notwithstanding the foregoing clauses (3) and (4) of Section 801(a), the Issuer may consolidate, amalgamate or merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

(c) Notwithstanding the restrictions in clauses (3), (4) and (6) of Section 801(a), or in clauses (1)(C) and (1)(D) of Section 802, any Restricted Subsidiary may consolidate with, merge, consolidate or amalgamate with or into the Issuer or any Guarantor.

(d) For the avoidance of doubt, changes to the Issuer’s or any Restricted Subsidiaries’ jurisdiction of organization to any jurisdiction in the United States by conversion or similar process not involving a merger, consolidation or amalgamation with another entity shall not be restricted.

SECTION 802. Guarantors May Consolidate, Etc., Only on Certain Terms. Subject to Section 1208, no Guarantor shall, and the Issuer shall not permit any such Guarantor to, consummate a Division as the Dividing Person (whether or not such Guarantor is the surviving Person), consolidate or merge with or into or dissolve (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (A) such Guarantor (x) is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”), or (y) in the case of a Division where such Guarantor is the Dividing Person, is the Division Successor or such Division is permitted by Section 1010 or Section 1017, as applicable;

(B) the Successor Person or the Division Successor(s), as applicable, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and the Collateral Documents shall continue to be in effect and such Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor;

(C) immediately after such transaction, no Default exists;

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(E) [reserved];

(F) to the extent any property or assets of the Successor Person, or the Person that is merged or consolidated with or into the Successor Person, are property or assets of the type that would constitute Collateral under the Collateral Documents or the Intercreditor Agreements, the Successor Person will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreements in the manner and to the extent required by this Indenture, any of the Collateral Documents or the Intercreditor Agreements, and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture, the Collateral Documents and the Intercreditor Agreements;

(G) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise disposed of to the Successor Person shall (a) continue to constitute Collateral under this Indenture, the Collateral Documents, and the Intercreditor Agreements, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of itself, the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 1012; and

(H) the Successor Person shall become a party to the Intercreditor Agreements by joinder or supplement; or

(2) the transaction is an Asset Sale that is made in compliance with Section 1017.

Subject to Section 1208, the Successor Person or the Division Successor(s), as applicable, shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets (including pursuant to a Division) to another Guarantor or the Issuer, (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of a jurisdiction in the United States.

SECTION 803. Successor Substituted. Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the Issuer or any Guarantor in accordance with Sections 801 and 802 hereof, the successor Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor, as the case may be, under this Indenture or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Issuer or such Guarantor, as the case may be, herein or the Guarantees, as the case may be. When a successor Person assumes all obligations of its predecessor hereunder, the Notes or the Guarantees, as the case may be, such predecessor shall be released from all obligations; provided that in the event of a lease, the predecessor shall not be released from the payment of principal and interest or other obligations on the Notes or the Guarantees, as the case may be.

ARTICLE NINE

SUPPLEMENTAL INDENTURES

SECTION 901. Amendments or Supplements Without Consent of Holders. Without the consent of any Holder, the Issuer, any Guarantor (with respect to any amendment relating to its Guarantee) and the Trustee and, if applicable, the Notes Collateral Agent, may amend or supplement this Indenture, the Notes and any related Guarantee, the Collateral Documents and the Intercreditor Agreements in form satisfactory to the Trustee, if applicable, the Notes Collateral Agent, for any of the following purposes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that any uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(3) to comply with Article Eight hereof;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders, in each case, under this Indenture, the Notes, the Collateral Documents, and the Intercreditor Agreements;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(6) to secure the Notes or add covenants for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements of Sections 609 and 610 hereof;

(8) to provide for the issuance of Additional Notes in accordance with this Indenture;

(9) to add a co-issuer, Guarantor or a parent guarantor under this Indenture; provided that only the Trustee and the co-issuer, Guarantor or parent guarantor being added need to sign any such supplement or amendment;

(10) to conform the text of this Indenture, Guarantees, the Notes, the Collateral Documents, or the Intercreditor Agreements to any provision of the “Description of the Notes” section of the Offering Memorandum;

(11) to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided that, (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) to comply with the rules of any applicable securities depositary;

(13) to incorporate customary tax gross up provisions, but only in the event that the Successor Person to any Guarantor is organized, incorporated or existing under the laws of a foreign domicile pursuant to the terms of this Indenture;

(14) to make, complete or confirm any grant of Collateral permitted or required by this Indenture, any of the Collateral Documents or the Intercreditor Agreements, or any release of Collateral pursuant to the terms of this Indenture, any of the Collateral Documents or the Intercreditor Agreements;

(15) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Indebtedness so long as such Parity Lien Indebtedness is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Indebtedness; or

(16) to add additional assets as Collateral.

In addition, the Holders will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreements to any of the following amendments and other modifications to the Collateral Documents or the Intercreditor Agreements:

(1) (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Obligations under the Senior Credit Facilities or any Parity Lien Indebtedness that is incurred in compliance with the ABL Facility, the Term Loan Credit Facility, this Indenture, the Collateral Documents and the Intercreditor Agreements and (b) to establish that the Liens on any Collateral securing such Obligations shall be subject to the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the related Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(2) to establish that the Liens on any Term Priority Collateral securing any Indebtedness replacing the Term Loan Credit Facility permitted to be incurred under this Indenture shall be pari passu with the Liens on such Term Priority Collateral securing any Obligations under this Indenture, Notes and the related Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(3) to establish that the Liens on any ABL Priority Collateral securing any Indebtedness replacing the ABL Facility permitted to be incurred under this Indenture shall be senior to the Liens on such ABL Priority Collateral securing any Obligations under this Indenture, the Notes and the related Guarantees, and that the Liens on any Term Priority Collateral securing any such Indebtedness replacing the ABL Facility shall be junior to the Liens on such Term Priority Collateral securing any Obligations under this Indenture, the Notes and the related Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and other modification; and

(4) upon any cancellation or termination of the ABL Facility without a replacement thereof, to establish that the ABL Priority Collateral (in addition to the Term Priority Collateral) shall secure the Obligations under this Indenture, the Notes and the related Guarantees on a first-priority basis, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.

SECTION 902. Amendments, Supplements or Waivers with Consent of Holders.

(a) With the consent of the Holders of at least a majority in principal amount of the Outstanding Notes, by the Act of said Holders delivered to the Issuer and the Trustee, the Issuer, any Guarantor (with respect to any Guarantee to which it is a party or this Indenture), the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, any Guarantee, the Collateral Documents and the Intercreditor Agreement or the Notes for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders hereunder or thereunder (including consents obtained in connection with a purchase of, or tender offer the Notes) and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, including consents obtained in connection with a purchase of or tender offer or exchange offer for, Notes, other than Notes beneficially owned by the Issuer or its Affiliates; provided that, without consent of the Holder of each Outstanding Note affected thereby, no such amendment, supplement or waiver shall, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver as confirmed in an Officer’s Certificate to the Trustee,

(2) reduce the principal of or change the Maturity of any such Note or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 1101 (other than provisions relating to notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Indenture, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or waive a Default or Event of Default in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders of the Notes,

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in Section 513 or the rights of Holders of the Notes to receive payments of principal of or premium, if any, or interest on the Notes,

(7) make any change in these amendment and waiver provisions,

(8) make any change in the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes,

(9) make any change to or modify the ranking of any Note or related Guarantee that would adversely affect the Holders,

(10) make any change that, directly or indirectly, subordinates the contractual right of payment on the Notes or the Guarantees to any other Indebtedness or obligations, or

(11) make any change in the provisions of Section 1111 of this Indenture that would adversely affect the Holders in any material respect.

Other than in connection with a transfer or other transaction permitted under this Indenture, the Collateral Documents, or the Intercreditor Agreements, without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), no amendment, supplement or waiver may:

(1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Collateral Documents or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under either of the Intercreditor Agreements;

(2) make any change in the Collateral Documents, the Intercreditor Agreements, or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders of the Notes; or

(3) modify the Collateral Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any other material respect other than in accordance with the terms of this Indenture, the Collateral Documents, or the Intercreditor Agreements.

For purposes of determining whether any Holder shall be disregarded for purposes of such consent, only Notes which a Responsible Officer of the Trustee and, if applicable, the Notes Collateral Agent, is notified in writing to be beneficially owned by the Issuer or its Affiliates shall be disregarded.

(b) It shall not be necessary for the consent of Holders under this Section 902 to approve the particular form of any proposed amendment or waiver, and it shall be sufficient if such consent approves the substance thereof.

(c) [Reserved].

(d) Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, Non-U.S. Persons or IAI, in each case, who, upon request, confirm that they are “qualified institutional buyers” Non-U.S. Persons or IAI and consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

SECTION 903. Execution of Amendments, Supplements or Waivers.

In executing, or accepting the additional trusts created by any amendment, supplement or waiver permitted by this Article Nine or the modifications thereby of the trusts created by this Indenture, the Trustee and the Notes Collateral Agent shall be provided with, and shall be fully protected in relying upon, an Officer’s Certificate and (other than in the case of an amendment or supplement for the purpose of adding a Guarantor or a parent guarantor under this Indenture in accordance with Section 901(9)) Opinion of Counsel each stating that the execution of such amendment, supplement or waiver is authorized and permitted by this Indenture, complies with the provisions hereof, all conditions precedent to such amendment, supplement or waiver have been satisfied and such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and Guarantor, enforceable against the Issuer and Guarantor in accordance with its terms. Guarantors may, but shall not be required to, execute supplemental indentures that do not modify such Guarantor’s Guarantee. The Trustee and the Notes Collateral Agent may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects the Trustee’s or Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise. For the avoidance of doubt and notwithstanding anything to the contrary herein, the Trustee shall be authorized to enter into the Issue Date Supplemental Indenture on the Issue Date and no Officer’s Certificate or Opinion of Counsel shall be required in connection with the execution thereof by the Trustee.

SECTION 904. Effect of Amendments, Supplements or Waivers.

Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such amendment, supplement or waiver shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 905. [Reserved].

SECTION 906. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article Nine may, and shall if required by the Issuer, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Trustee and the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

SECTION 907. Notice of Supplemental Indentures. Promptly after the execution by the Issuer, any Guarantor and the Trustee of any supplemental indenture pursuant to the provisions of Section 902, the Issuer shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 107, setting forth in general terms the substance of such supplemental indenture.

ARTICLE TEN

COVENANTS

SECTION 1001. Payment of Principal, Premium, if any, and Interest. The Issuer covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of (and premium on, if any) the Notes in accordance with the terms of the Notes and this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 1002. Maintenance of Office or Agency. The Issuer will maintain in the United States, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served (“Notice Agent”). The Corporate Trust Office of the Trustee shall be such office or agency of the Issuer in the United States, unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands; provided that any appointment of the Trustee as the Notice Agent shall exclude the appointment of the Trustee or any officer of the Trustee as an agent to receive the service of legal process on the Issuer.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 1003. Money for Notes Payments to Be Held in Trust. If the Issuer shall at any time act as its own Paying Agent, it will, on or before each due date of the principal of (or premium, if any) on any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal of (or premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

Whenever the Issuer shall have one or more Paying Agents for the Notes, it will, on or before each due date of the principal of (or premium, if any) or interest on any Notes in accordance with Section 1001, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee in writing of such action or any failure so to act.

Each Paying Agent agrees:

(1) that it will hold all sums received by it as Paying Agent for the payment of the principal of or interest on any Notes in trust for the benefit of the Holders or of the Trustee;

(2) that it will give the Trustee notice of any failure by the Issuer to make any payment of the principal of or interest on any Notes and any other payments to be made by or on behalf of the Issuer under this Indenture or the Notes when the same shall be due and payable; and

(3) that it will pay any such sums so held in trust by it to the Trustee forthwith upon the Trustee’s written request at any time during the continuance of the failure referred to in clause (2) above.

The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Issuer or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Issuer or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such sums.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of (or premium, if any) or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on Issuer Request, or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an Secured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as Trustee thereof, shall thereupon cease.

SECTION 1004. [Reserved].

SECTION 1005. [Reserved].

SECTION 1006. [Reserved].

SECTION 1007. [Reserved].

SECTION 1008. Statement by Officer as to Default.

(a) The Issuer will deliver to the Trustee within 120 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officer with a view to determining whether it has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill its obligations under this Indenture and further stating that, to the best of his or her knowledge, the Issuer during such preceding fiscal year has kept, observed, performed and fulfilled, and has caused each of its Restricted Subsidiaries to keep, observe, perform and fulfill each and every such covenant contained in this Indenture and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default which has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe its status, with particularity and that, to the best of his or her knowledge, no event has occurred and remains by reason of which payments on the account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action each is taking or proposes to take with respect thereto. The Officer’s Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end. For purposes of this Section 1008(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) When any Default or Event of Default has occurred and is continuing under this Indenture, the Issuer shall deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action within 30 days of becoming aware of such occurrence (unless such Default or Event of Default is cured or waived within such 30-day time period).

SECTION 1009. Reports and Other Information.

(a) Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Issuer will furnish to the Holders, within fifteen (15) Business Days after filing, or in the event no such filing is required, within fifteen (15) Business Days after the end of the time periods specified in those sections and any extension period granted under Rule 12b-25 (or any successor rule) under the Exchange Act:

(1) (x) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q (or any successor or comparable forms) of the Issuer, if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01 (including furnishing any material debt agreements that would be required to be described in such Form 8-K), 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that no such current report shall be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries).

The Issuer will make available such information and such reports (as well as the details regarding the conference call described below) to the Trustee, to any Holder and, upon request, to any beneficial owner of the Notes, in each case, by (a) filing such reports with the SEC (and such reports are publicly available) or (b) posting such re ports on the Issuer’s website and issuing a press release in respect thereof. The Issuer will hold a quarterly conference call for all Holders and securities analysts (to the extent providing analysis of investment in the Notes) to discuss such financial information (including a customary Q&A session) no later than five (5) Business Days after distribution of such financial information (it being understood that such quarterly conference call may be the same as the Issuer’s conference call with equity investors and analysts).

(b) To the extent not satisfied by the foregoing, the Issuer shall also furnish to Holders, securities analysts (to the extent providing analysis of investment in the Notes) and prospective investors in the Notes upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c) If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clauses (1) and (2) of Section 1009(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(d) Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) the Issuer or (ii) any direct or indirect parent of the Issuer rather than those of the Issuer; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of reports, information and documents to the Trustee is for informational purposes only and its receipt of such reports shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to this Indenture or any reports or other documents filed with the SEC or posted on any website under this Indenture, or to participate in conference calls.

SECTION 1010. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation, in each case held by a Person other than the Issuer or a Restricted Subsidiary;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, other than:

(A) Indebtedness permitted under clauses (7) and (8) of Section 1011(b); or

(B) the purchase, repurchase, prepayment, redemption or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”; provided that any payment to an employee, officer or director calculated by reference to the value of an Equity Interest which is not on account of such employee’s, officer’s or director’s holding of an Equity Interest shall not constitute a Restricted Payment), unless, at the time of such Restricted Payment:

(A) solely to the extent of Restricted Payments pursuant to clauses (1), (2) or, to the extent utilizing clauses (C)(1) or (2) below, (3) of the definition thereof, no Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under Section 1011(a) or Section 1011(b)(33)(B)(x); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries subsequent to the Issue Date (including Restricted Payments permitted by clauses (1) and (6)(C) of Section 1010(b), to the extent not deducted in calculating Consolidated Net Income, but excluding all other Restricted Payments permitted by Section 1010(b)), is less than the sum of (without duplication):

(1) an amount equal to the greater of (x) $240.0 million and (y) 40.0% of EBITDA for the Applicable Measurement Period, plus

(2) an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the first fiscal quarter of the Issuer in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(3) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer subsequent to the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 1011(b)(12)(A) from the issue or sale of:

(x) Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(A) Equity Interests to any employee, director, manager or consultant of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries subsequent to the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 1010(b)(4) and

(B) Designated Preferred Stock

and, to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 1010(b)(4)); or

(y) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

provided that this clause (3) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests (or Indebtedness that has been converted or exchanged for Equity Interests) of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock (or Indebtedness that has been converted or exchanged into Disqualified Stock) or (d) Excluded Contributions, plus

(4) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation, amalgamation or merger subsequent to the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 1011(b)(12)(A), (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(5) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Issuer or a Restricted Subsidiary by means of:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuer or a Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, subsequent to the Issue Date; or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of Section 1010(b) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary subsequent to the Issue Date, plus

(6) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary subsequent to the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of Section 1010(b) or to the extent such Investment constituted a Permitted Investment; plus

(7) the aggregate amount of Declined Proceeds since the Issue Date.

(b) The foregoing provisions shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with, or not been prohibited by, the provisions of this Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and

(B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6)(A) or (B) of this Section 1010(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, exchange, redemption, defeasance, repurchase or other acquisition or retirement for value of (i) Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made in exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness or Disqualified Stock of the Issuer or a Restricted Subsidiary, or (ii) Disqualified Stock of the Issuer or a Restricted Subsidiary made in exchange for, or out of the proceeds of a substantially concurrent sale of, Disqualified Stock of the Issuer or a Restricted Subsidiary, that, in each case is incurred in compliance with Section 1011 so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock,

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so prepaid, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date, or mandatory redemption date, as applicable, equal to or later than the final scheduled maturity date, or mandatory redemption date, as applicable, of the Subordinated Indebtedness or Disqualified Stock being so prepaid, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, 91 days after the final stated maturity of the Notes), and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, 91 days after the final stated maturity of the Notes);

(4) Restricted Payments to pay for the repurchase, redemption, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, officer, director, manager or consultant of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer or their family members or former family members or the estates of any of the foregoing or the beneficiary of such estates or any other permitted transferee of any of the foregoing, pursuant to any equity plan, incentive plan or stock option plan or any other director, management, employee or other benefit plan or agreement, or any award agreement, stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, redemption, retirement or other acquisition) or make severance or other post-termination payments (to the extent such severance or other post-termination payments constitute Restricted Payments) to any such person in connection with the death, disability or termination of employment or other service of such officer, employee, director, manager or consultant; provided, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year the greater of (x) $15.0 million and (y) 2.5% of EBITDA for the Applicable Measurement Period (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Issuer, in each case to any future, present or former officers, employees, directors, managers or consultants of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer that occurred subsequent to the Issue Date, or their family members or former family members or the estates of any of the foregoing or the beneficiary of such estates or any other permitted transferees of any of the foregoing, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 1010(a); plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and the Restricted Subsidiaries subsequent to the Issue Date; less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this Section 1010(b)(4); provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) of this Section 1010(b)(4) in any fiscal year;

and provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, officers, directors, managers or consultants of the Issuer or any of its Restricted Subsidiaries, or any direct or indirect parent company of the Issuer, or their family members or former family members or the estates of any of the foregoing or the beneficiary of such estates (or any permitted transferee thereof) in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer shall not be deemed to constitute a Restricted Payment for purposes of this Section 1010 or any other provision of this Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with the covenant described under Section 1011 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock, or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to Section 1010(b)(2);

provided that, in the case of each of subclauses (A) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) [reserved];

(8) the purchase, repurchase, redemption, acquisition or retirement for value of any Equity Interest of the Issuer or any Restricted Subsidiary deemed to occur upon (a) the exercise of warrants, stock options or similar rights if such Equity Interests represent a portion of the exercise or purchase price thereof, (b) the withholding of Equity Interests in connection with an arrangement to satisfy withholding or similar taxes required by the exercise of warrants, stock options or similar rights or upon vesting or settlement of other equity awards or (c) the cancellation of stock options, warrants or similar rights or other equity awards;

(9) [reserved];

(10) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Issuer to permit payment by such parent of such amount), to the extent permitted by Section 1013;

(14) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or preferred stock in accordance with the provisions similar to those of Section 1016 and Section 1017;

(15) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company to pay:

(A) franchise and excise taxes and other fees and expenses, in each case, required to maintain its organizational existence,

(B) for so long as the Issuer is a corporation for U.S. federal income tax purposes and is a member of a group filing a consolidated or combined tax return (or where the Issuer is disregarded as an entity separate from its owner where that owner is a member of such group for U.S. federal or applicable income Tax purposes) with any direct or indirect parent company (a “Tax Group”), foreign, federal, state and local income taxes (including any interest or penalties related thereto), to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Issuer and the Restricted Subsidiaries that are members of such Tax Group and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the lesser of (i) the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would be required to pay in respect of such foreign, federal, state and local income taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) been a stand-alone Tax Group (separate from any such direct or indirect parent company of the Issuer) (taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Issuer, Restricted Subsidiaries and Unrestricted Subsidiaries and without duplication of any Taxes paid directly to any appropriate Taxing Authority by the Issuer or any of its Restricted Subsidiaries or Unrestricted Subsidiaries)for all fiscal years ending after the Issue Date and (ii) the net amount of the relevant taxes that such parent company actually owes to the appropriate Taxing Authority,

(C) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors and managers and consultants of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(E) fees and expenses incurred by any direct or indirect parent company of the Issuer related to the maintenance by such parent entity of its corporate or other entity existence, and

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any such direct or indirect parent company of the Issuer;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with, and the payment of, cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, in each case, permitted under this Indenture;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Total Debt Ratio would be equal to or less than 2.80 to 1.00;

(19) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, amalgamation, merger or transfer of assets that complies with, or is not prohibited by, this Indenture;

(20) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (20) in any fiscal year not to exceed the greater of (x) $60.0 million and (y) 10.0% of EBITDA;

(21) Restricted Payments made pursuant to the provisions of the Domination Agreement;

(22) Restricted Payments made in connection with any Permitted Reorganization; and

(23) payments and prepayments with respect to the Target Europe ABS Facility and the Target German Syndicated Loan;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17), (18) and (20) of this Section 1010(b), no Event of Default shall have occurred and be continuing or would, with the passage of time, occur as a consequence thereof.

For the avoidance of doubt, this Section 1010 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the second to last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment or Permitted Investment in such amount would be permitted at such time, whether pursuant to Section 1010(a) or under Section 1010(b), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

(d) For purposes of determining compliance with this Section 1010, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (23) of Section 1010(b) or is entitled to be made pursuant to Section 1010(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments” in Section 102, the Issuer shall be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (23) of Section 1010(b), Section 1010(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments” in Section 102 in a manner that otherwise complies with this Section 1010; provided that any Investment in or transfer to the Target or any of its Subsidiaries prior to the Control Date pursuant to (i) Section 1010(a), (ii) clause (7), (10), (11), (18) or (20) of Section 1010(b) or (iii) clause (d), (f), (g), (j), (k), (m), (o), (p), (s), (t), (u)(ii), (v), (w) or (z) of the definition of “Permitted Investments”, in each case, may not be reclassified to clause (a) of the definition of “Permitted Investments” prior to the Control Date.

SECTION 1011. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not the Issuer or Guarantors, preferred stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided, further, that the total amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing and clauses (1)(c)(y) and (33) of Section 1011(b) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $180.0 million and (y) 30.0% of EBITDA for the Applicable Measurement Period at any one time outstanding.

(b) The foregoing limitations shall not apply to:

(1) Indebtedness incurred pursuant to Credit Facilities by the Issuer or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (1) does not exceed at any one time (a) with respect to the ABL Facility, (x) prior to the Control Date, the greater of $750.0 million and the Borrowing Base and (y) from and after the Control Date, the greater of $1,600.0 million and the Borrowing Base, plus (b) with respect to the Term Loan Credit Facility, $700.0 million plus (c) (x) the greater of $600.0 million and 100.0% of EBITDA for of the Applicable Measurement Period at the time of incurrence plus (y) an additional amount if, after giving pro forma effect to the incurrence of such additional amount and the application of net proceeds therefrom, the Consolidated First Lien Debt Ratio is equal to or less than 2.70 to 1.00 or, to the extent the proceeds of such Indebtedness will be used to finance an Investment in the nature of an acquisition permitted under the Indenture, the greater of 2.70 to 1.00 and the Consolidated First Lien Debt Ratio immediately prior to giving effect to the consummation of such Investment on a pro forma basis (after giving effect to the incurrence of any such Indebtedness, but without giving effect to any amount incurred simultaneously under clause (c)(x)), plus (d) in the case of any refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, any Additional Refinancing Amount; provided that solely for purposes of calculating the Consolidated First Lien Debt Ratio under this clause (1), any Indebtedness incurred under this clause (1) shall, in each case, be deemed to be Consolidated First Lien Indebtedness of the Issuer and its Restricted Subsidiaries irrespective of whether such Indebtedness actually constitutes Consolidated First Lien Indebtedness; provided further that the total amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to clause Section 1011(b)(1)(c)(y), Section 1011(a) and Section 1011(b)(33) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $180.0 million and (y) 30.0% of EBITDA for the Applicable Measurement Period at any one time outstanding;

(2) Indebtedness represented by the Notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto);

(3) Existing Indebtedness (other than Indebtedness incurred pursuant to clauses (1) and (2) above);

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or other assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4), and all Indebtedness incurred to Refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (x) $180.0 million and (y) 30.0% of EBITDA for the Applicable Measurement Period plus, in the case of any refinancing of any Indebtedness permitted under this clause (4) or any portion thereof, any Additional Refinancing Amount, at the time of incurrence; provided that such Indebtedness that exists at the date of such purchase, lease, expansion, construction, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement or is created within 365 days of the completion thereof incurred by the Issuer or any Restricted Subsidiary pursuant to this clause (4) in connection with a Sale and Lease-Back Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Lease-Back Transaction are used by the Issuer or such Restricted Subsidiary to permanently repay outstanding Indebtedness of the Issuer and the Restricted Subsidiaries;

(5) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar facilities issued or entered into in the ordinary course of business, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, surety, release, appeal or similar bonds, statutory obligations, completion guarantees or supporting indemnity, bid, warranty, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance (including, for the avoidance of doubt, in respect of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV));

(6) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected as Indebtedness on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness (to the extent still outstanding) not permitted by this clause (7);

(8) Indebtedness or Disqualified Stock of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Issuer or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided, further, that any subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness or issuance of Disqualified Stock (to the extent still outstanding) not permitted by this clause (8);

(9) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) Indebtedness and obligations in respect of (x) self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business and (y) deferred compensation or other similar arrangements incurred by the Issuer or any of its Restricted Subsidiaries;

(12) (A) Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 1010(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 1010(b) or to make Permitted Investments (other than Permitted Investments specified in clause (1) of the definition thereof) and

(B) Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (12)(B), does not at any one time outstanding exceed the greater of (x) $300.0 million and (y) 50.0% of EBITDA for the Applicable Measurement Period (plus, in the case of any refinancing of any Indebtedness permitted under this clause (12)(B) or any portion thereof, any Additional Refinancing Amount) at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (12)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(B) but shall be deemed incurred for the purposes of Section 1011(a) or clause (33) below, as applicable, from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under Section 1011(a) or clause (33) below, as applicable, without reliance on this clause (12)(B));

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 1011(a), clause (2), (3) or 12(A) above, this clause (13) or clause (14), (30) or (33) below or any Indebtedness, Disqualified Stock or preferred stock issued to Refinance such Indebtedness, Disqualified Stock or preferred stock at or prior to its respective maturity plus any Additional Refinancing Amount (the “Refinancing Indebtedness”); provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced (or, if earlier, 91 days after the final stated maturity of the Notes);

(B) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the Notes or any Guarantee of the Notes, such Refinancing Indebtedness is subordinated to the Notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively;

(C) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Issuer that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Guarantor; and

(D) shall not include Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

(14) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary a Restricted Subsidiary), to the extent that (i) such Indebtedness, Disqualified Stock or preferred stock was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) neither the Company nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person or that is a Subsidiary of such acquired Person at the time of such acquisition) shall have any liability or other obligation with respect to such Indebtedness, Disqualified Stock or preferred stock; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, either:

(A) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is (x) at least 2.00 to 1.00 or (y) equal to or greater than the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries immediately prior to such acquisition, merger, amalgamation or consolidation, or

(B) the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries is (x) no greater than 4.05 to 1.00 or (y) equal to or less than the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries immediately prior to such acquisition, merger or consolidation;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(16) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer;

(18) Indebtedness of Restricted Subsidiaries that are not Guarantors at any one time outstanding not to exceed, in the aggregate, the greater of (x) $210.0 million and (y) 35.0% of EBITDA for the Applicable Measurement Period (plus, in the case of any refinancing of any Indebtedness permitted under this clause (18) or any portion thereof, any Additional Refinancing Amount) at the time of incurrence (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of Section 1011(a) or clause (33) below, as applicable, from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under Section 1011(a) or clause (33) below, as applicable, without reliance on this clause (18));

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business, and to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(20) (A) Permitted Intercompany Activities, and (B) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of Cash Management Services or undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(21) (A) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, officers, directors, managers or consultants of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer, or their family members or former family members or the estates of any of the foregoing or the beneficiary of such estates, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in Section 1010(b)(4) in an aggregate amount not to exceed the greater of (x) $30.0 million and (y) 5.0% of EBITDA for the Applicable Measurement Period (plus, in the case of any refinancing of any Indebtedness permitted under this clause (21) or any portion thereof, any Additional Refinancing Amount); and (B) Indebtedness representing deferred compensation (i) to employees of the Issuer (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business or (ii) incurred in connection with any acquisition (by merger, consolidation, amalgamation or otherwise);

(22) Indebtedness of the Issuer (and Guarantees thereof by any Guarantor) to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the Notes or repurchase the Notes tendered in an offer made pursuant to the terms of this Indenture;

(23) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (23) then outstanding, does not exceed the greater of (x) $30.0 million and (y) 5.0% of EBITDA for the Applicable Measurement Period (plus, in the case of any refinancing of any Indebtedness permitted under this clause (23) or any portion thereof, any Additional Refinancing Amount);

(24) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures not to exceed the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period (plus, in the case of any refinancing of any Indebtedness permitted under this clause (24) or any portion thereof, any Additional Refinancing Amount);

(25) Indebtedness of the Target and its Subsidiaries existing or incurred prior to the Control Date to the extent not prohibited by the BCA or the Offer Document, and any Refinancing thereof;

(26) Indebtedness incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(27) Indebtedness of the Issuer or any of its Restricted Subsidiaries owing to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practices;

(28) Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred pursuant to Permitted Receivables Transactions;

(29) Indebtedness of the Issuer or any of its Restricted Subsidiaries with respect to customer advances or prepayments made in the ordinary course of business as determined in accordance with GAAP;

(30) Acquired Indebtedness of the Issuer or any of its Restricted Subsidiaries up to the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period; provided that any such Indebtedness of any Restricted Subsidiary is without any recourse to the Issuer or any other Restricted Subsidiary;

(31) unsecured intercompany Indebtedness in connection with any Permitted Reorganization; provided that any such Indebtedness is subordinated in right of payment to the notes;

(32) Indebtedness in respect of the Klöckner Shareholder Loan in an aggregate outstanding principal amount not to exceed EUR 200,000,000; and

(33) the incurrence of Indebtedness (including Acquired Indebtedness) or issuance of shares of Disqualified Stock by the Issuer and the incurrence of Indebtedness (including Acquired Indebtedness) or the issuance of shares of Disqualified Stock or preferred stock by any Restricted Subsidiary (A) (x) in the case of Indebtedness that is secured on a junior lien basis with respect to the Liens securing the Notes, if, after giving effect thereto, the Consolidated Secured Debt Ratio of the Issuer and the Restricted Subsidiaries would be no greater than (x) 3.20 to 1.00 or (y) if the proceeds of such Indebtedness will be used to finance an Investment in the nature of an acquisition that is permitted under the Indenture, the greater of 3.20 to 1.00 and the Consolidated Secured Debt Ratio immediately prior to giving effect to the consummation of such Investment and (B) in the case of Indebtedness that is unsecured or secured by assets not constituting Collateral, if, after giving effect thereto, the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries would be no greater than (x) 4.05 to 1.00 or (y) if the proceeds of such Indebtedness will be used to finance an Investment in the nature of an acquisition that is permitted under the Indenture, the greater of 4.05 to 1.00 and the Consolidated Total Debt Ratio immediately prior to giving effect to the consummation of such Investment; provided that the total amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to this clause (33), clause (1)(c)(y) and Section 1011(a) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $180.0 million and (y) 30.0% of EBITDA for the Applicable Measurement Period at any one time outstanding.

(c) For purposes of determining compliance with this Section 1011,

(1) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (33) of Section 1011(b) or is entitled to be incurred pursuant to Section 1011(a), the Issuer, in its sole discretion, may divide, classify, and from time to time re-divide or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses of this Section 1011(b) or Section 1011(a); provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date after giving effect to the Transactions will, as long as such Indebtedness is outstanding, be treated as incurred under Section 1011(b)(1); and

(2) at the time of incurrence, the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 1011(a) and (b) above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 1011.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the Additional Refinancing Amounts in connection with such Refinancing.

(d) This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

(e) Notwithstanding anything to the contrary herein, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on Section 1011(b) measured by reference to a percentage of EBITDA at the time of incurrence, and such refinancing would cause the percentage of EBITDA restriction to be exceeded if calculated based on the percentage of EBITDA on the date of such refinancing, such percentage of EBITDA restriction shall be deemed to not be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus Additional Refinancing Amounts in connection with such refinancing.

SECTION 1012. Liens.

(a) The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (i) in the case of Liens on any Collateral, such Lien expressly has junior priority on the Collateral relative to the Notes (or the related Guarantee in the case of Liens of a Guarantor) or (ii) in the case of any Lien on any asset or property that is not Collateral, the Notes (or the related Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Lien secured any Subordinated Indebtedness) the Obligations secured by such Lien until such time as such Obligations are no longer secured by Lien. Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 1012 will provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the Notes.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness outstanding in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the principal amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

(c) For purposes of determining compliance with this Section 1012, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens or pursuant to Section 1012(a) but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or pursuant to Section 1012(a), the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 1012, and (z) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (20) of the definition of “Permitted Liens” (giving effect to the incurrence of such portion of such Indebtedness), the Issuer, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (20) of the definition of “Permitted Liens” and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of the definition of “Permitted Liens” or Section 1012(a).

(d) Notwithstanding anything to the contrary herein, the Issuer will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money on more than 65.0% of the total issued and outstanding Equity Interests of BidCo Holdco, BidCo or the Target, in each case unless the Obligations are secured by the applicable Equity Interests in excess of such amount on at least an equal and ratable basis.

SECTION 1013. Limitations on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of (x) $90.0 million and (y) 15.0% of EBITDA for the Applicable Measurement Period, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of (x) $180.0 million and (y) 30.0% of EBITDA for the Applicable Measurement Period, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

(b) The foregoing provisions shall not apply to the following:

(1) (i) transactions between or among the Issuer and/or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction and (ii) any merger or consolidation of the Issuer or any direct or indirect parent of the Issuer; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or consolidation is otherwise in compliance with the terms of this Indenture;

(2) Permitted Investments and Restricted Payments permitted by Section 1010;

(3) transactions pursuant to compensatory, benefit and incentive plans and similar agreements with officers, directors, managers, consultants or employees of the Issuer or any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement in effect as of the Issue Date or any amendment, modification, or supplement thereto or replacement thereof (so long as any such amendment, modification, supplement or replacement is not, in the good faith judgment of the Issuer, disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

(7) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of, obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not, in the good faith judgment of the Issuer, otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case, as contemplated in the Offering Memorandum;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the good faith judgment of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performance of customary registration rights;

(11) sales of accounts receivable, or participations therein, and other related assets, in connection with any Receivables Facility;

(12) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, officers, directors, managers or consultants of the Issuer, any direct or indirect parent company of the Issuer or any Restricted Subsidiary and employment agreements, stock option plans and other compensatory arrangements with such employees, directors, manager or consultants which, in each case, are approved by the Issuer in good faith;

(13) any transaction in which the only consideration paid by the Issuer or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Issuer;

(14) payments to any future, current or former employee, director, officer manager or consultant of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer pursuant to any equity plan, stock option plan, severance plan or any other director, management, consultant or employee benefit plan or agreement or other compensation arrangement or any stock subscription or shareholder agreement; and any employment or severance or other post-termination agreements, severance and other compensatory arrangements (and any successor plans thereto) and any qualified or non-qualified retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Issuer, any of its Restricted Subsidiaries or any direct or indirect parent company of the Issuer, in good faith;

(15) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(16) payments by the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Issuer;

(17) any lease entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer in the ordinary course of business;

(18) intellectual property licenses in the ordinary course of business;

(19) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because a director of which is also a director of the Issuer or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(20) pledges of Equity Interests of Unrestricted Subsidiaries;

(21) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and other payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(22) Permitted Intercompany Activities and related transactions;

(23) any merger, consolidation or reorganization of the Issuer or Restricted Subsidiary with an Affiliate of the Issuer or Restricted Subsidiary solely for the purpose of reincorporating the Issuer or Restricted Subsidiary in a new jurisdiction;

(24) transactions among the Target and its Subsidiaries prior to the Control Date to the extent not prohibited by the BCA or the Offer Document;

(25) transactions in connection with any Permitted Reorganization;

(26) transactions in connection with Permitted Supply Chain Financings (as defined in the ABL Credit Agreement);

(27) any transaction in respect of which the Issuer delivers to the Trustee a letter addressed to the board of directors of the Issuer from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Issuer or the applicable Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; and

(28) with respect to the Issuer or any Restricted Subsidiary, any transaction approved by a majority of the members of the board of directors or similar governing body of the Issuer or such Restricted Subsidiary, as applicable, who do not have a material direct or indirect financial interest in or with respect to such transaction.

SECTION 1014. Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (A) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary that is a Guarantor;

(2) make loans or advances to the Issuer or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(A) (x) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations and (y) solely with respect to the Target and its Subsidiaries, contractual encumbrances or restrictions in effect on the Control Date to the extent not prohibited by the BCA or the Offer Document;

(B) this Indenture, the Notes and the Guarantees;

(C) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(D) applicable law or any applicable rule, regulation or order;

(E) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(F) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(G) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 1011 and 1012 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(H) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(I) restrictions imposed by the terms of other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to Section 1011;

(J) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and asset sale agreements and Sale and Lease-Back Transaction agreements;

(K) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(L) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;

(M) restrictions or conditions contained in any trading, netting, operating, construction, service supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(N) customary provisions in agreements restricting assignment of such agreement entered into in the ordinary course of business;

(O) any encumbrances or restrictions arising in connection with any Permitted Reorganization;

(P) any Indebtedness or other obligations secured by a Lien permitted under this Indenture; provided that any prohibition or limitation shall only be effective against the assets subject to such Lien;

(Q) any agreement regarding Indebtedness or other obligations of any Restricted Subsidiary that is not a Guarantor not prohibited under this Indenture; provided that any prohibition or limitation shall only be effective against the assets of such Restricted Subsidiary and its Subsidiaries;

(R) contractual obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable contractual obligation;

(S) restrictions applicable to the Target and its Subsidiaries in any agreement entered into prior to the Control Date to the extent not prohibited by the BCA or the Offer Document;

(T) customary restrictions contained in the organizational documents of any Restricted Subsidiary that is not a Guarantor; and

(U) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (T) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

(4) For purposes of determining compliance with the covenants set forth in this Section 1014: (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 1015. Future Guarantors. From and after the Issue Date, the Issuer shall cause any Restricted Subsidiary of the Issuer that is not then a Guarantor which guarantees or incurs any indebtedness under the Term Loan Credit Facility to execute and deliver (i) to the Trustee, a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor hereunder providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors and (ii) to the Notes Collateral Agent, joinder agreements or other similar agreements with respect to the Collateral Documents, and to take all actions required thereunder to perfect the Liens created thereunder; provided that such supplemental indenture and joinder agreements or similar agreements shall be executed and delivered to the Trustee or Notes Collateral Agent, as applicable, within 30 days of the date that such Indebtedness under the Term Loan Credit Facility has been guaranteed or incurred by such Restricted Subsidiary. Each Guarantee will be limited as necessary to reflect limitations under local law in the applicable jurisdiction and defenses generally available to guarantors in such jurisdiction (including those relating to fraudulent conveyance, fraudulent transfer, voidable preference, financial assistance, corporate purpose, corporate benefit, capital maintenance and similar laws, regulations and defenses affecting the rights of creditors generally) or other considerations under applicable law. This includes limiting Guarantees to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law. However, such limitations may not be effective under local law. Each Guarantee shall be released upon the terms and in accordance with the provisions of Section 1208.

SECTION 1016. Change of Control.

(a) If a Change of Control occurs after the Issue Date, unless the Issuer has, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the Outstanding Notes pursuant to Section 401 and Section 1105, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. No later than 30 days following any Change of Control, the Issuer shall send notice of such Change of Control Offer by first class mail or overnight mail or electronic delivery, with a copy to the Trustee sent in the same manner, to each Holder to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of the Depository, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 1016 and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); provided that such Change of Control Payment Date is subject to extension to more than 60 days in connection with a conditional Change of Control Offer;

(3) that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, electronic transmission (in PDF), facsimile transmission or letter (sent in the same manner provided in the Change of Control Offer) setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is purchasing less than all of the Notes held by any Holder, the Holder will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date, or by the Change of Control Payment as so delayed; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 1016, that a Holder must follow.

(b) While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of the Depository, subject to its rules and regulations.

(c) the Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) unless deposited before the Change of Control Payment Date, deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Issuer.

(e) In the event that the Issuer makes a Change of Control Payment, the Paying Agent shall promptly deliver or mail to each Holder of the Notes properly tendered pursuant to the Change of Control Offer the Change of Control Payment received by the Paying Agent for such Notes, and upon receipt of written direction from the Issuer, the Trustee shall promptly authenticate a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all such Notes validly tendered and not withdrawn under such Change of Control Offer, (ii) in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer (an “Alternate Offer”), any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer or (iii) an unconditional notice of redemption with respect to all of the Outstanding Notes has been given pursuant to Section 1105. Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer or Alternate Offer.

(g) The provisions of this Section 1016, including the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SECTION 1017. Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to consummate, directly or indirectly, an Asset Sale, unless:

(1) except in the case of any Becker Sale, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap or any Becker Sale, at least 75% of the consideration from such Asset Sale received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A) any liabilities (as reflected on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-Cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $120.0 million and 20.0% of EBITDA for the Applicable Measurement Period at the time of contractually agreeing to such Asset Sale, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b) Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:

(1) to:

(A) permanently repay or reduce, to the extent such Net Proceeds resulted from an Asset Sale of Term Priority Collateral, Parity Lien Indebtedness (including the Term Loan Credit Facility and the Notes but other than Indebtedness owed to the Issuer or a Restricted Subsidiary); provided that if the Issuer or any Restricted Subsidiary shall so repay any such Indebtedness other than the Notes, the Issuer or such Restricted Subsidiary will reduce Obligations under the Notes on a pro rata basis by, at its option, either (A) redeeming Notes as described under Section 1101 or

(B) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par) or make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(B) the extent such Net Proceeds resulted from an Asset Sale consisting of ABL Priority Collateral, to repay or reduce the outstanding principal amount of Obligations in respect of the ABL Facility;

(C) permanently repay or reduce, to the extent such Net Proceeds resulted from an Asset Sale not consisting of Collateral, Obligations in respect of other Secured Indebtedness (including the Notes but other than Indebtedness owed to the Issuer or a Restricted Subsidiary);

(D) permanently repay or reduce, to the extent such Net Proceeds resulted from an Asset Sale not consisting of Collateral, any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary) (and to correspondingly reduce any outstanding commitments with respect thereto, if applicable); or

(E) permanently repay or reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets, in the case of each of clauses (a), (b) and (c), either (i) used or useful in a Similar Business (in the good faith determination of the Issuer, whose determination shall be conclusive) or (ii) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Issuer and its Restricted Subsidiaries shall be deemed to have complied with this clause (2) if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Issuer or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (2) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds; or

(3) any combination of the foregoing.

(c) Notwithstanding the foregoing, to the extent a distribution of any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary to the Issuer or another Restricted Subsidiary of the Issuer (i) is (x) prohibited or delayed by applicable local law, rule or regulation or (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated to the United States or (ii) would have a material adverse tax consequence for the Issuer or such Restricted Subsidiary of the Issuer as reasonably determined by the Issuer (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation), an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 1017. To the extent that the Net Proceeds of an Asset Sale are attributable to a non-Wholly-Owned Subsidiary, the amount of such Net Proceeds required to be applied in compliance with this Section 1017 shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly-Owned Subsidiary or (y) an amount corresponding to the amount of distributions permitted to be made from such non-Wholly-Owned Subsidiary to its direct or indirect parent entity that is a Wholly-Owned Subsidiary for such purposes at the time such prepayment is required to be made.

Notwithstanding the foregoing, to the extent that the Net Proceeds of an Asset Sale are attributable to the Target or any of its Subsidiaries prior to the Control Date, such Net Proceeds shall not be required to be applied in compliance with this covenant. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Issuer or any Restricted Subsidiary to repatriate cash or to apply any Net Proceeds in the event that such repatriation is not permitted under applicable local law, rule or regulation, applicable organizational documents or agreements or other impediment or would result in material adverse tax consequences.

(d) Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with Section 1017(b) (but excluding for the avoidance of doubt any such proceeds not required to be applied or invested as a result of Section 1017(b) or Section 1017(c)) within the time set forth therein will be deemed to constitute “Excess Proceeds.” Within ten Business Days after the date that the aggregate amount of Excess Proceeds exceeds the greater of $120.0 million and 20.0% of EBITDA for the Applicable Measurement Period, the Issuer shall make an offer to all Holders of the Notes to purchase, and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”) or any Parity Lien Indebtedness, purchase or make an offer to the holders of such Pari Passu Indebtedness or Parity Lien Indebtedness, as applicable (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness or Parity Lien Indebtedness, as applicable, and with respect to the Notes only in multiples of $1,000, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. In the event that the Issuer or a Restricted Subsidiary prepays any Pari Passu Indebtedness or Parity Lien Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Issuer or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid.

The Issuer shall commence an Asset Sale Offer by transmitting electronically or by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes and, if applicable, Pari Passu Indebtedness or Parity Lien Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds the Issuer is offering to apply in such Asset Sale Offer), the Issuer may use any remaining Excess Proceeds (or such remaining amount offered) (any such remaining amount, the “Declined Proceeds”) in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness or Parity Lien Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes to be purchased or repaid will be selected on a pro rata basis or otherwise in accordance with the procedures of the Depository; provided that no Notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by this Indenture, the amount of Net Proceeds the Issuer is offering to apply in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

(e) Pending the final application of any Net Proceeds pursuant to this Section 1017, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest or utilize such Net Proceeds in any manner not prohibited by this Indenture.

(f) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g) The provisions under this Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

SECTION 1018. Suspended Covenants. Beginning on any date after the Issue Date that: (1) the Notes have Investment Grade Ratings from at least two Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Suspension Event”) and ending on the date (the “Reversion Date”) that the Notes no longer have Investment Grade Ratings from at least two Rating Agencies (such period of time, the “Suspension Period”), the Issuer and the Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(A) clause (a)(4) of Section 801;

(B) Section 1010;

(C) Section 1011;

(D) Section 1013;

(E) Section 1014;

(F) Section 1015; and

(G) Section 1017.

(collectively, the “Suspended Covenants”). The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of a Suspension Event (the date of such occurrence, the “Suspension Date”). The Trustee shall not be deemed to have knowledge of the ratings of the Notes and shall have no obligation to monitor the ratings of the Notes or to independently determine or verify if such events have occurred or notify the Holders of any Suspension Date or Reversion Date.

During a Suspension Period, the Issuer shall be prohibited from designating any of its Subsidiaries as Unrestricted Subsidiaries under this Indenture.

During the Suspension Period, the Issuer and its Restricted Subsidiaries shall be entitled to incur Liens to the extent provided for under Section 1012 (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 1012 and for no other covenant).

On the Reversion Date, all Indebtedness incurred during the Suspension Period shall be classified to have been incurred pursuant to and permitted under Section 1010(a) or one of the clauses set forth in the Section 1010(b) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to Section 1010(a) or (b), such Indebtedness shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted indebtedness under Section 1010(b)(3) and permitted to be refinanced under Section 1010(b)(13).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 1010 will be made as though Section 1010 had been in effect during the entire period of time after the Issue Date and prior to, but not during, the Suspension Period and, accordingly, all Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (C) of Section 1010(a).

In addition, for purposes of Section 1013, all Affiliate Transactions entered into by the Issuer or any of its Restricted Subsidiaries with an Affiliate of the Issuer during the applicable Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 1014, all contracts entered into during the applicable Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section 1014 will be deemed to have been existing on the Issue Date. For purposes of Section 1017, on the Reversion Date, the unutilized Net Proceeds amount will be reset to zero.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, (1) no Default or Event of Default or breach of any kind will be deemed to have occurred, and neither the Issuer nor any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with such covenants during the Suspension Period or at the time such covenants are reinstated and (2) following a Reversion Date, the Issuer and each of the Restricted Subsidiaries will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

The Issuer shall give the Trustee written notice of any Suspension Event not later than five Business Days after such Suspension Event has occurred. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date. Neither the Trustee nor the Agents shall have any duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date have occurred, or (iii) notify the Holders of any of the foregoing.

SECTION 1019. Financial Calculations for Covenants.

When calculating the availability under any basket or ratio under this Indenture or the occurrence of any Default or Event of Default, in each case in connection with a Limited Condition Transaction, the date of determination of such basket or ratio and of any Default or Event of Default may be deemed to be, at the option of the Issuer, the date on which the definitive agreement, binding commitment (including with respect to any Indebtedness incurred in connection therewith) or notice for such Limited Condition Transaction is entered into or delivered, or the date of consummation thereof (such selected date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the applicable period most recently ended prior to the LCT Test Date and remained outstanding, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such basket or ratio or other provision, such basket, ratio, or other provision shall be deemed to have been complied with; provided that no Event of Default under any of clauses (1), (2) or (6) of Section 501 shall have occurred and be continuing on the date of consummation of such Limited Condition Transaction after giving effect thereto. If the Issuer has made such an election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability on or following the relevant LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated and (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket availability shall be calculated (and tested) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires without consummation of such Limited Condition Transaction.

In addition, notwithstanding anything in this Indenture to the contrary, unless the Issuer elects otherwise, if the Issuer or its Restricted Subsidiaries in connection with the consummation of any transaction or series of related transactions, (A) incurs Indebtedness or Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a ratio-based or ratio-referent basket (any such amounts, “Incurrence-Based Amounts”) and (B) incurs Indebtedness or Liens, makes asset sales or other dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as restricted or unrestricted or repays any Indebtedness or takes any other action under or as permitted by a non-ratio-based or non-ratio-referent basket (any such amounts, “Fixed Amounts”) (which shall occur on the same Business Day as the events in clause (A) above), then the applicable ratio will be calculated with respect to any such action under the applicable Incurrence-Based Amounts without regard to any such action under such Fixed Amounts made in connection with such transaction or series of related transactions. For the avoidance of doubt, all Indebtedness substantially contemporaneously incurred will be included for purposes of determining compliance with incurrence-based ratio tests outside of Section 1011 and Section 1012. Further, any Indebtedness, Permitted Lien, Permitted Investment or Restricted Payment (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Issuer otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Issuer subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis (or would have met such ratio or test at the time such Fixed Amount was utilized); provided that, notwithstanding the foregoing, (1) Liens of the nature described in clause (6) of the definition of “Permitted Liens” (solely with respect to Indebtedness permitted to be incurred pursuant to Section 1011(b)(2)) may only be incurred and exist under such clause (6) and (2) Indebtedness of the nature described in Section 1011(b)(1) (with respect to Indebtedness outstanding under the Senior Credit Facilities on the Issue Date) after giving effect to the Transactions), Section 1011(b)(2) and Section 1011(b)(10) may only be incurred and exist under such respective sections.

SECTION 1020. Activities Prior to Control Date. Notwithstanding anything in this Indenture to the contrary, prior to the Control Date the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Investment in, or otherwise transfer any cash, Cash Equivalents or other assets or properties to, the Target or any of its Subsidiaries, other than pursuant to (i) Section 1010(a), (ii) clause (7), (10), (11), (18) or (20) of Section 1010(b) or (iii) clause (d), (f), (g), (j), (k), (m), (o), (p), (s), (t), (u)(ii), (v), (w) or (z) of the definition of “Permitted Investments”. For the avoidance of doubt, this Section 1020 shall cease to apply on and after the Control Date. In addition, notwithstanding anything herein to the contrary, none of the covenants set forth in this Indenture shall apply to the Target and its Subsidiaries prior to the Control Date.

ARTICLE ELEVEN

REDEMPTION OF NOTES

SECTION 1101. Right of Redemption.

At any time prior to June 1, 2029, on one or more occasions, the Issuer may redeem all or a part of the Notes, upon written notice as set forth in Section 1105, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

On and after June 1, 2029, on one or more occasions, the Issuer may redeem all or part of the Notes, upon written notice as set forth in Section 1105, at the Redemption Prices (expressed as percentages of principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2029	103.875%
2030	101.938%
2031 and thereafter	100.000%

In addition, until June 1, 2029, the Issuer may, at its option, upon written notice as set forth in Section 1105, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a Redemption Price equal to 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the aggregate principal amount of Notes (including any Additional Notes issued under this Indenture after the Issue Date) then outstanding remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of this Indenture); provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

In addition, at any time and from time to time until June 1, 2029, the Issuer may, at its option, on one or more occasions, redeem up to 10% of the then outstanding aggregate principal amount of the Notes during each of the twelve-month periods ending after the Issue Date, upon notice as described under Section 1105 at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date.

Notwithstanding the foregoing, in connection with any tender offer (including, without limitation, any Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, then all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly the Issuer or such third party shall have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer) to redeem all Notes that remain outstanding following such purchase on a specified date (the “Second Payment Date”) at a price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding the Second Payment Date.

SECTION 1102. Applicability of Article. Redemption of Notes at the election of the Issuer or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article Eleven.

SECTION 1103. Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Issuer, the Issuer shall, at least three Business Days before notice of redemption is required to be sent to Holders pursuant to Section 1105 hereof (unless a shorter notice shall be satisfactory to the Trustee) but not more than 60 days before a Redemption Date, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed and, if required, shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 1104.

SECTION 1104. Selection by Trustee of Notes to Be Redeemed. With respect to any partial redemption or partial repurchase of Notes made pursuant to this Indenture, if less than all of the Notes are to be redeemed or repurchased at any given time, selection of such Notes for redemption or repurchase will be made by the Trustee on a pro rata basis, by lot or, in the case of global notes, by such method as shall comply with the procedures of the Depository; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

Other than in connection with a special mandatory redemption described under Section 1111, notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 but not more than 60 days before the purchase or Redemption Date to the Trustee and each Holder at such Holder’s registered address or otherwise in accordance with the procedures of the Depository, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture and the purchase or Redemption Date may be extended to more than 60 days after the mailing of such notice in connection with a conditional notice of redemption. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

If any Notes are to be purchased or redeemed in part only, the Issuer will issue a new Note in principal amount equal to the unredeemed or unpurchased portion of the original Note in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date or purchase date, unless the Issuer defaults in payment of the Redemption Price or purchase price, interest shall cease to accrue on Notes or portions thereof called for redemption or purchase, unless such redemption or purchase is conditioned on the happening of a future event.

SECTION 1105. Notice of Redemption. Notice of redemption shall be given in the manner provided for in Section 107 not less than 10 (except as set forth in Section 1111) nor more than 60 days prior to the Redemption Date, to each Holder to be redeemed.

All notices of redemption shall state:

(1) the Redemption Date,

(2) the Redemption Price,

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of a partial redemption, the principal amounts) of the particular Notes to be redeemed,

(4) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(5) that on the Redemption Date the Redemption Price (and accrued interest, if any, to the Redemption Date payable as provided in Section 1106) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and that interest thereon will cease to accrue on and after said date,

(6) any condition precedent to the redemption;

(7) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(8) the name and address of the Paying Agent,

(9) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(10) CUSIP, ISIN or “Common Code” number and that no representation is made as to the accuracy or correctness of the CUSIP, ISIN or “Common Code” number, if any, listed in such notice or printed on the Notes, and

(11) the paragraph of the Notes pursuant to which the Notes are to be redeemed.

Notice of redemption of Notes to be redeemed at the election of the Issuer shall be given by the Issuer or, at the Issuer’s request in an Officer’s Certificate and provision of such notice information two Business Days (unless a shorter notice shall be agreed to by the Trustee) prior to the date notice is to be given, by the Trustee in the name and at the expense of the Issuer.

Any redemption or offer to purchase, whether in connection with an Equity Offering, Change of Control Offer, Alternate Offer, Asset Sale Offer or other transaction or event or otherwise, may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption or offer to purchase, including, but not limited to, completion of an Equity Offering, other offering or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or offer to purchase may be delayed until such time as any or all such conditions shall be satisfied (including to a date that is more than 60 days after notice of such redemption or offer to purchase), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or offer to purchase, or by the Redemption Date or offer to purchase as so delayed.

If any such condition precedent has not been satisfied prior to the Redemption Date, the Issuer shall provide prompt notice to the Trustee. Upon receipt of such notice, the notice of redemption shall either be rescinded and the redemption of the Notes shall not occur or the Redemption Date shall be delayed. Upon receipt, the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given.

The Issuer and its Affiliates may acquire the Notes by means other than a redemption pursuant to this Article Eleven, whether by tender offer, open market purchases, negotiated transactions or otherwise.

The Trustee or the Paying Agent shall not be responsible for determining any redemption calculation.

SECTION 1106. Deposit of Redemption Price. Prior to 10:00 AM (New York City time) on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1003) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 1107. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes to be redeemed shall, on the Redemption Date, become due and payable, unless such redemption is conditioned on the happening of a future event, at the Redemption Price therein specified (together with accrued interest to the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price, together with accrued interest to the Redemption Date and such Notes shall be cancelled by the Trustee; provided, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more Predecessor Notes, registered as such at the close of business on the relevant record dates according to their terms and the provisions of Section 307.

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes, unless such redemption is conditioned on the happening of a future event.

SECTION 1108. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article Eleven) shall be surrendered at an office or agency of the Issuer maintained for such purpose pursuant to Section 1002 (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

SECTION 1109. [Reserved].

SECTION 1110. Mandatory Redemption. Except as described under Section 1111, the Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 1111. Special Mandatory Redemption.

(a) If, on or prior to the Long Stop Date, (i) the Company or BidCo has terminated the Offer, (ii) the Company notifies the Trustee in writing that the Company will not consummate the Acquisition or (iii) the Acquisition is not consummated on or prior to the third Business Day following the Issue Date (the earliest to occur of the events described in clauses (i)-(iii) of this sentence, an “Acquisition Triggering Event”, then the Issuer shall be required to redeem (the “Special Mandatory Redemption”), within 10 Business Days of the Acquisition Triggering Event, all of the Outstanding Notes at a redemption price equal to 100% of the issue price thereof, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Special Mandatory Redemption Price”). Upon the

occurrence of an Acquisition Triggering Event, the Issuer shall, within five Business Days following such Acquisition Triggering Event, notify the Holders of the Notes by mail (or electronic delivery) or otherwise in accordance with the procedures of the Depositary, with a copy to the Trustee, of such event and that the Notes shall be redeemed no later than 10 Business Days after the Acquisition Triggering Event (such date, the “Special Mandatory Redemption Date”), in accordance with the applicable provisions of this Indenture.

(b) On or before the Special Mandatory Redemption Date, the Issuer shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for all of the Outstanding Notes and direct the Trustee to redeem the Notes on the Special Mandatory Redemption Date. If such deposit is made as provided above, the Notes shall cease to bear interest on and after the Special Mandatory Redemption Date and the Trustee shall cause the redemption of the Outstanding Notes and the payment of the Special Mandatory Redemption Price. Upon the consummation of the Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply.

ARTICLE TWELVE

GUARANTEES

SECTION 1201. Guarantees.

The Notes will be guaranteed, on a full, joint and several basis, by the Issuer’s present and future Restricted Subsidiaries that are obligors under the Term Loan Credit Facility. Subject to this Article Twelve, each Guarantor, as primary obligors and not merely as sureties, hereby jointly and severally, unconditionally and irrevocably guarantees, on a senior Secured basis, the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise, subject, however, in the case of clauses (1) and (2) above, to the limitation set forth in Section 1204 hereof.

Each Guarantor hereby agrees (to the extent permitted by applicable law) that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

Each Guarantor hereby waives (to the extent permitted by law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, this Indenture and such Guarantee. Each Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the Maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee on the other hand, (1) subject to this Article Twelve, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any oblige on the Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 1202. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 1203. Restricted Subsidiaries. The Issuer shall cause any Restricted Subsidiary required to guarantee payment of the Notes pursuant to the terms and provisions of Section 1015 to execute and deliver to the Trustee any amendment or supplement to this Indenture in accordance with the provisions of Article Nine of this Indenture pursuant to which such Restricted Subsidiary shall guarantee all of the obligations on the Notes, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Issuer under any Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, expenses and indemnities), on a senior Secured basis. Upon the execution of any such amendment or supplement, the obligations of the Guarantors and any such Restricted Subsidiary under their respective Guarantees shall become joint and several and each reference to the “Guarantor” in this Indenture shall, subject to Section 1208, be deemed to refer to all Guarantors, including such Restricted Subsidiary. Such Guarantee shall be released in accordance with Section 803 and Section 1208.

SECTION 1204. Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance of a Note each Holder confirms that it is the intention of all such parties that the guarantee by each such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and each such Guarantor hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to this Section 1204, result in the obligations of such Guarantor under its Guarantee constituting such fraudulent transfer or conveyance.

SECTION 1205. Contribution. In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under a Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Issuer’s obligations with respect to the Notes or any other Guarantor’s obligations with respect to the Guarantee of such Guarantor. “Adjusted Net Assets” of any Guarantor at any date shall mean the lesser of (1) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (2) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

SECTION 1206. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 1201; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

SECTION 1207. Reinstatement. Each Guarantor hereby agrees (and each Person who becomes a Guarantor shall agree) that the Guarantee provided for in Section 1201 shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or any Guarantor.

SECTION 1208. Release of a Guarantor. Any Guarantee by a Guarantor of the Notes shall be automatically and unconditionally released and discharged upon:

(1)

(A) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture;

(B) the release or discharge of the guarantee, and all pledges and security, if any, by, or direct obligation of, such Guarantor with respect to the Term Loan Credit Facility (and all refinancing or replacement indebtedness in respect thereof), or the guarantee, including any pledges and security, or direct obligation which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation;

(C) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) the exercise of the Legal Defeasance of the Notes under Section 1302 hereof, or the Covenant Defeasance of the Notes under Section 1303 hereof, or if the Issuer’s obligations under this Indenture are discharged in accordance with Section 401 of this Indenture;

(E) the merger or consolidation of any Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor;

(F) such Guarantor becoming an Excluded Subsidiary;

(G) with respect to the Guarantees by BidCo Holdco and BidCo, upon the occurrence of the Company, directly or indirectly, owning more than 65% of the equity interests of the Target (the date of such release, the “BidCo Guarantee Release Date”); or

(H) as described under Section 901 or 902; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for herein relating to such transaction have been complied with. The Trustee shall not be liable for any such transaction undertaken in reliance upon such Officer’s Certificate.

SECTION 1209. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and from its guarantee and waivers pursuant to its Guarantees under this Article Twelve.

SECTION 1210. Execution and Delivery. To evidence its Guarantee set forth in this Article Twelve, each Guarantor to be added under this Indenture after the Issue Date pursuant to the terms and provisions of Section 1015 shall execute a supplemental indenture to this Indenture (including substantially in the form of the supplemental indenture set forth in Exhibit A hereto) and such supplemental indenture shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in this Article Twelve shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or any supplemental indenture in the form of Exhibit A hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 1211. German Limitations.

(a) In this Section 1211:

“AG” means a stock corporation (Aktiengesellschaft, AG) incorporated under German law.

“AktG” means the German Stock Corporation Act (Aktiengesetz, AktG).

“GmbH” means (i) a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) incorporated under German law and/or (ii) a limited partnership (Kommanditgesellschaft) with a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär).

“GmbHG” means the German Limited Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

“GmbH Guarantor” means any Guarantor incorporated in Germany in the form of a limited liability company (GmbH), other than a GmbH Guarantor which forms part of an AG Group (as defined below).

“GmbH Net Assets” means, in relation to any GmbH Guarantor: (i) the aggregate of all asset items (Aktivposten) pursuant to Section 266 para. 2 (A) to (E) HGB; less (ii) the aggregate of all liabilities (Passivposten) pursuant to Section 266 para. 3 (B) to (E) HGB, in each case calculated in accordance with HGB (taking into account applicable case law on the calculation of net assets pursuant to Section 30 GmbHG) and accounting practices consistent with those applied in the preparation of the latest annual unconsolidated financial statements for that GmbH Guarantor (except to the extent otherwise required by a change in law relating to the accounting principles or accounting practices), provided that:

(1) the amount of any liabilities of that GmbH Guarantor to any of its direct or indirect shareholders in respect of Indebtedness shall not be taken into account as liabilities to the extent such liabilities are subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 InsO, but only if and to the extent a waiver of such liabilities (or their contribution into the capital reserves of that GmbH Guarantor) by the creditor would not present a risk of personal liability of the directors or other officers of the creditor;

(2) the amount of any financial liabilities incurred by that GmbH Guarantor in willful or negligent breach of any provision of this Indenture shall not be taken into account as liabilities;

(3) the amount of any claims against a shareholder for payment of unpaid share capital (whether or not a demand for payment has been made) shall not be taken into account as an asset; and

(4) the amount of any asset items (Aktivposten) pursuant to Section 266 para. 2 (D) and (E) HGB shall not be taken into account as asset items (Aktivposten) to the extent profits may not be distributed pursuant to Section 268 para. 8 sentence 2 or 3 HGB.

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB).

“InsO” means the German Insolvency Code (Insolvenzordnung, InsO).

“Registered Share Capital” means, in relation to a GmbH Guarantor, its registered share capital (Stammkapital) less: (i) the amount of any increase of the registered share capital (Stammkapital) of that GmbH Guarantor made after the date of this Indenture or, as the case may be, the date on which it becomes a GmbH Guarantor, that has been effected in violation of the terms of this Indenture; and (ii) the amount of the registered share capital (Stammkapital) of that GmbH Guarantor which is not paid-up (eingezahlt).

“Up-stream and/or Cross-stream Guarantee” means, in relation to any GmbH Guarantor, any guarantee and/or indemnity under this Indenture or any other guarantee, indemnity or similar assurance against loss contained in any Collateral Document or Intercreditor Agreement (for the purposes of this Section 1211 each a “guarantee”) in each case granted by a GmbH Guarantor if and to the extent that such guarantee is for or in respect of the obligations or liabilities of: (i) a member of the Group that is not a direct or indirect Subsidiary of that GmbH Guarantor; or (ii) a direct or indirect Subsidiary of that GmbH Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of the Issuer or any of its Subsidiaries (other than that GmbH Guarantor) that is not a direct or indirect Subsidiary of that GmbH Guarantor.

“SE Regulation” means Council Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (SE).

(b) For the avoidance of doubt, this Section 1211 does not apply to any guarantee which is not an Up-stream and/or Cross-stream Guarantee or an AG Up-stream and/or Cross-stream Obligation (as defined below).

(c) Subject to clauses (d) to (g) below, the Trustee and the Holders of the Notes may not enforce any Up-stream and/or Cross-stream Guarantee given by any GmbH Guarantor if and to the extent that the enforcement of that Up-stream and/or Cross-stream Guarantee would otherwise result in the GmbH Net Assets of that GmbH Guarantor: (i) being lower than its Registered Share Capital; or (ii) (where its GmbH Net Assets are already lower than its Registered Share Capital) being further reduced, and for this purpose the GmbH Net Assets of that GmbH Guarantor shall be (or be deemed to be) reduced at the time of enforcement of that Up-stream and/or Cross-stream Guarantee by the amount so enforced and shall not be reduced at the time of granting of that Up-stream and/or Cross-stream Guarantee.

(d) The restrictions in clause (c) above shall not apply to any Up-stream and/or Cross-stream Guarantee given by a GmbH Guarantor:

(i) for or in respect of any proceeds raised under the Notes to the extent the proceeds have been on-lent by the Issuer to that GmbH Guarantor or any of its Subsidiaries and the amount so on-lent has not been repaid, to the extent that GmbH Guarantor may immediately set-off its indemnity, reimbursement, compensation or other claim arising as a result of its entry into that Up-stream and/or Cross-stream Guarantee (or its enforcement) against the repayment, indemnity or reimbursement claim or other claim of the Issuer arising from the on-lending to that GmbH Guarantor or any of its Subsidiaries;

(ii) for or in respect of liabilities or obligations of the Issuer or another Guarantor under or in connection with this Indenture if: (1) that GmbH Guarantor is the dominated entity under a domination agreement (Beherrschungsvertrag) or the subsidiary under a profit and loss transfer agreement (Gewinnabführungsvertrag) with the Issuer or that other Guarantor or a (direct or indirect) shareholder of the Issuer or that other Guarantor (whether directly or through a chain of any such agreements) but only if: a. that GmbH Guarantor will have a fully recoverable loss compensation claim (Verlustausgleichsanspruch) against the dominating or parent entity; or b. the mere existence of the domination and/or profit and loss transfer agreement is sufficient to disapply Section 30 para. 1 sentence 1 GmbHG (other than by mere virtue of Section 30 para. 1 sentence 2 first alternative GmbHG (i.e., also in a situation in which a loss compensation claim would not be fully recoverable)) or (2) that Up-stream and/or Cross-stream Guarantee is covered (gedeckt) by a full-value (vollwertigen) indemnity or recourse claim (within the meaning of Section 30 para. 1 sentence 2 second alternative GmbHG) of that GmbH Guarantor against its shareholder; or

(iii) to the extent neither the granting of, nor payment under, nor failure to obtain release of, that Up-stream and/or Cross-stream Guarantee by that GmbH Guarantor would cause a violation of Section 30 GmbHG or result in risk of personal liability of the managing directors of that GmbH Guarantor pursuant to Section 43 para. 2 GmbHG.

(e) If enforcement of any Up-stream and/or Cross-stream Guarantee against a GmbH Guarantor is or would be limited or excluded pursuant to clause (c) above, that GmbH Guarantor shall, upon request of the Trustee, use best efforts to promptly (and in any event within three months of such request) realize, to the extent permitted by law and commercially reasonable, each asset capitalized on its balance sheet with a book value that is significantly lower than its market value and which is not required for its business (betriebsnotwendig).

(f) The restrictions in clause (c) above shall only apply if the relevant GmbH Guarantor delivers to the Trustee, within 15 Business Days of its receipt of a demand for payment of any Upstream or Cross-stream Guarantee: (i) a description to what extent the guarantee granted under this Indenture in respect of which the demand has been made constitutes an Up-stream and/or Cross-stream Guarantee; (ii) its balance sheet or interim balance sheet (together with the adjustments contemplated by the definition of “GmbH Net Assets” or “Registered Share Capital”) as at the most recent calendar month end; and (iii) calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to clause (c) above (the “Preliminary Enforceable Amount”) (together the “Management Determination”). The relevant GmbH Guarantor shall, within three Business Days of delivery of the Management Determination, pay to the Trustee an amount which in aggregate is equal to the Preliminary Enforceable Amount.

(g) If the Trustee disputes the accuracy of the Management Determination, the restrictions in clause (c) above shall only apply if the relevant GmbH Guarantor obtains and delivers to the Trustee, within 30 Business Days of its receipt of notice of such dispute, a report by auditors of international standing and repute appointed by it: (i) certifying the accuracy of that GmbH Guarantor’s balance sheet or interim balance sheet as at the most recent calendar month end; and (ii) including calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to clause (c) above (the “Enforceable Amount”) (together the “Auditors’ Determination”). The costs related to the Auditors’ Determination shall be borne by the relevant GmbH Guarantor and the Auditors’ Determination shall, in the absence of manifest error, be conclusive and binding on all parties as to the matters to which it relates. The relevant GmbH Guarantor shall, within three Business Days of delivery of the Auditors’ Determination, pay to the Trustee an amount which in aggregate is equal to the amount by which the Enforceable Amount exceeds the Preliminary Enforceable Amount. If the Enforceable Amount is less than the Preliminary Enforceable Amount, the Trustee shall (if a payment has been made pursuant to clause (f) above), within three Business Days of demand made by the relevant GmbH Guarantor upon or after delivery of the Auditors’ Determination, repay to the relevant GmbH Guarantor the amount of such balance if such demand is made within three months of delivery of the Auditors’ Determination (Ausschlussfrist).

(h) Notwithstanding delivery of a Management Determination or Auditors’ Determination, the Trustee and the Holders of the Notes shall be entitled to enforce any Up-stream and/or Cross-stream Guarantee from time to time in accordance with, and subject to the restrictions in, the preceding clauses, provided that, unless otherwise agreed by that GmbH Guarantor, no more than two Auditors’ Determinations may be requested in relation to any GmbH Guarantor in any financial year of that GmbH Guarantor.

(i) Subject to clause (j) below, for so long as any member of the Group is incorporated in Germany in the form of a stock corporation (Aktiengesellschaft) (a “German AG”) or, as applicable, in the form of a European company (Societas Europaea, SE) (a “SE”), no guarantee and/or indemnity under this Indenture or any other guarantee, indemnity or similar assurance against loss contained in any Collateral Document or Intercreditor Agreement granted by that German AG or, as applicable, SE or any of their Subsidiaries (together the “AG Group”) will secure or be granted for or in respect of the obligations or liabilities of: (1) a member of the Group that is not a member of the AG Group; or (2) a direct or indirect Subsidiary of that German AG or, as applicable, SE if and to the extent such obligations or liabilities (including guarantees or Collateral) secure obligations or liabilities of the Issuer or another Guarantor or any of its Subsidiaries that is not a member of the AG Group (an “AG Up-stream and/or Cross-stream Obligation”).

(j) The restrictions in clause (i) above shall not apply to any AG Up-stream and/or Cross-stream Obligation:

(i) for or in respect of any proceeds raised under the Notes to the extent the proceeds have been on-lent by the Issuer to a member of the AG Group and the amount so on-lent has not been repaid, to the extent that member of the AG Group may immediately set-off its indemnity, reimbursement, compensation or other claim arising as a result of its entry into that Up-stream and/or Cross-stream Obligation (or its enforcement) against the repayment, indemnity or reimbursement claim or other claim of the Issuer arising from the on-lending to that member of the AG Group or any of its Subsidiaries;

(ii) for or in respect of liabilities or obligations of the Issuer or another Guarantor which is not a member of the AG Group under or in connection with this Indenture if that German AG, or, as applicable, SE, is the dominated entity under a domination agreement (Beherrschungsvertrag) or the subsidiary under a profit and loss transfer agreement (Gewinnabführungsvertrag) with the Issuer or that other Guarantor or a (direct or indirect) shareholder of the Issuer or that other Guarantor (whether directly or through a chain of any such agreements) but only if: (1) that German AG, or, as applicable, SE, or the relevant Subsidiary will have a fully recoverable loss compensation claim (Verlustausgleichsanspruch) against the dominating or parent entity; or (2) the mere existence of the domination and/or profit and loss transfer agreement is sufficient to disapply Sections 57 para. 1 sentence 1 and 71a para. 1 sentence 1 AktG (other than by mere virtue of Sections 57 para. 1 sentence 3 first alternative and 71a para. 1 sentence 3 AktG (i.e., also in a situation in which a loss compensation claim would not be fully recoverable)); or

(iii) to the extent neither the granting of, nor payment under, nor failure to obtain release of, that AG Up-stream and/or Cross-stream Obligation by that German AG, or, as applicable, SE or the relevant Subsidiary would cause a violation of Section 57 AktG or Sections 71, 71a AktG (in connection with Art. 5 SE Regulation, as applicable) or result in risk of personal liability of the members of the management board of that German AG, or, as applicable, SE, pursuant to Section 93 AktG (in connection with Art. 5 SE Regulation, as applicable); provided that sub-paragraphs (i) and (ii) above shall not apply to any AG Up-stream and/or Cross-stream Obligation for or in respect of liabilities or obligations under or in relation to any proceeds raised under the Notes which have been used directly or indirectly for: (1) the financing of the Acquisition; (2) refinancing indebtedness or other amounts used to finance the Acquisition; or (3) payment of fees, costs and expenses associated with any of the foregoing.

ARTICLE THIRTEEN

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1301. Issuer’s Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option, at any time, with respect to the Notes, elect to have either Section 1302 or Section 1303 be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article Thirteen.

SECTION 1302. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 1301 of the option applicable to this Section 1302, each of the Issuer and the Guarantors shall be deemed to have been discharged from its respective obligations with respect to all Outstanding Notes on the date the conditions set forth in Section 1304 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that each of the Issuer and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1305 and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, solely out of the trust described in Section 1304, (2) the Issuer’s obligations with respect to such Notes under Sections 304, 305, 306, 1002 and 1003, (3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, and the obligations of each of the Guarantors and the Issuer in connection therewith and (4) this Article Thirteen. Subject to compliance with this Article Thirteen, the Issuer may exercise its option under this Section 1302 notwithstanding the prior exercise of its option under Section 1303 with respect to the Notes.

SECTION 1303. Covenant Defeasance. Upon the Issuer’s exercise under Section 1301 of the option applicable to this Section 1303, each of the Issuer and the Guarantors shall be released from its respective obligations under any covenant contained in Sections 801 and 802 and in Sections 1009 through and including 1019 with respect to the Outstanding Notes on and after the date the conditions set forth below are satisfied and Liens on the Collateral securing the Notes released (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Issuer or any Guarantor, as applicable, may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Sections 501(3), 501(4), 501(5), and 501(7) and, with respect to only any Significant Subsidiary and not the Issuer, Section 501(6), but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 1304. Conditions to Legal Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1302 or Section 1303 to the Outstanding Notes:

(1) the Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 608 who shall agree to comply with the provisions of this Article Thirteen applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders of such Notes (A) cash in U.S. dollars, or (B) Government Securities, or (C) a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of (and premium, if any) and interest on the Outstanding Notes at the Stated Maturity (or Redemption Date, if applicable and so indicated to the Trustee in writing); provided that the Trustee shall have been irrevocably instructed to apply such cash or the proceeds of such Government Securities or combination thereof to said payments with respect to the Notes. Before such a deposit, the Issuer may give to the Trustee, in accordance with Section 1103 hereof, a notice of its election to redeem all of the Outstanding Notes at a future date in accordance with Article Eleven hereof, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing. In connection with any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; provided further that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not, in fact, paid after any Legal Defeasance or Covenant Defeasance;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issuance of the Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) with respect to the Notes issued hereunder shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, this Indenture, or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 1305. Deposited Money and Government Securities To Be Held in Trust Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 1003, all cash and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 1305, the “Qualifying Trustee”) pursuant to Section 1304 in respect of the Outstanding Notes shall be held in trust and applied by the Trustee or Qualifying Trustee, as applicable, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee or the Qualifying Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, but such money or Government Securities need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee or Qualifying Trustee, as applicable, against any tax, fee or other charge imposed on or assessed against the Government Securities deposited pursuant to Section 1304 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Anything in this Article Thirteen to the contrary notwithstanding, the Trustee or Qualifying Trustee shall deliver or pay to the Issuer from time to time upon Issuer Request any money or Government Securities held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee or Qualifying Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance, as applicable, in accordance with this Article Thirteen.

SECTION 1306. Reinstatement. If the Trustee or any Paying Agent is unable to apply any money or Government Securities in accordance with Section 1305 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and each Guarantor’s obligations under this Indenture and the Outstanding Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 1302 or 1303, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 1305; provided that, if the Issuer makes any payment of principal of (or premium, if any) or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE FOURTEEN

COLLATERAL AND SECURITY

SECTION 1401. Collateral.

(a) From and after the Issue Date, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations under this Indenture, including the obligations of the Company set forth in Section 607, and the Notes, the Guarantees and the Collateral Documents, shall be secured by Liens on the Collateral on an equal and ratable basis with all Parity Lien Obligations as provided in this Indenture and the Collateral Documents to which the Issuer and the Guarantors, as the case may be, shall become parties to on the Issue Date or thereafter and will be secured by all of the Collateral pledged pursuant to the Collateral Documents hereafter delivered as required or permitted by this Indenture and the Collateral Documents. The Issuer, for the benefit of the Holders, hereby appoints Deutsche Bank Trust Company Americas, as the initial Notes Collateral Agent, and the Notes Collateral Agent is hereby authorized and directed to execute and deliver the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement. Each Holder by its acceptance of any Notes and the guarantees thereof, irrevocably consents and agrees to such appointment.

(b) Each Holder, by its acceptance of any Notes and the guarantees, consents and agrees to the terms of the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement (including the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Notes Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement in accordance therewith, binding such Holder to the terms thereof.

(c) The Trustee, Notes Collateral Agent and each Holder, by accepting the Notes and the Guarantees, acknowledges that, as more fully set forth in the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, the Collateral as hereafter constituted shall be held for the benefit of all the Holders, the Trustee and the Notes Collateral Agent and that the Liens created the Collateral Documents in favor of the Trustee, the Notes Collateral Agent and the Holders are subject to and qualified and limited in all respects by the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement and actions that may be taken thereunder.

SECTION 1402. Further Assurances.

To the extent required under this Indenture or any of the Collateral Documents, the Pari Passu Intercreditor Agreement or the ABL Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Notes Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Collateral Documents, from time to time, the Issuer and the Guarantors will reasonably promptly secure the obligations under this Indenture and Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Collateral Documents. Notwithstanding the foregoing, such grant of security interest or perfection thereof shall not apply to any asset (x) the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby or (y) if the grant of a security interest therein would result in material adverse tax consequences for the Issuer, the Target or their respective Subsidiaries; provided that such assets are not pledged as collateral to the Term Loan Credit Facility Collateral Agent under the Term Loan Credit Facility.

Anything herein to the contrary notwithstanding, (i) the Issuer and the Guarantors shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of their duties and obligations thereunder to the same extent as if this Indenture had not been executed, (ii) the exercise by the Notes Collateral Agent of any of the rights hereunder shall not release the Issuer or any Guarantor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral and (iii) neither the Notes Collateral Agent nor any other secured party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Indenture, nor shall the Notes Collateral Agent or any other secured party be obligated to perform any of the obligations or duties of the Issuer or any Guarantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

SECTION 1403. After-Acquired Property.

Subject to the Agreed Security Principles, upon the acquisition by any of the Issuer or the Guarantors after the Issue Date of any assets that constitute Collateral (which, for the avoidance of doubt, does not include Excluded Assets), subject to certain exceptions set forth in the Collateral Documents, the Issuer or such Guarantor shall grant a perfected security interest with the priority required by this Indenture (subject to Permitted Liens) upon any such Collateral to the Notes Collateral Agent for the benefit of the Holders of the Notes, and thereupon all provisions of this Indenture and the Collateral Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

SECTION 1404. Release of Collateral.

(a) The security interest in Collateral will be released automatically, without the need for any further action by any Person, from the Liens securing the Notes:

(1) as to any property or assets constituting Collateral, to enable the consummation of the disposition of such property or assets (to a Person that is not Parent, the Issuer or a Guarantor) to the extent not prohibited by the provisions of this Indenture, including if not prohibited under Section 1017 or in connection with any Recovery Event;

(2) as to the property and assets of a Guarantor upon the release of such Guarantor from its Guarantee in accordance with the terms of this Indenture;

(3) as to the property and assets of the Issuer or any Guarantor that is or becomes an Excluded Asset;

(4) as required pursuant to the terms of any ABL Intercreditor Agreement;

(5) as required pursuant to the terms of any Pari Passu Intercreditor Agreement; and/or

(6) as contemplated by Article 9.

(b) With respect to the pledge of equity interests of the Target held by BidCo, the pledge of the equity interests of BidCo held by BidCo Holdco and the pledge of the equity interests of BidCo Holdco held by a Guarantor, as BidCo acquires additional equity interests of the Target, the percentage of equity interests of BidCo Holdco, BidCo and the Target required to be pledged pursuant to the Collateral Documents shall each be automatically reduced, such that in no event shall more than 65% of the equity interests of the Target (and corresponding percentages of the equity interests of BidCo Holdco and of BidCo) be required to be pledged at any time, and the Notes Collateral Agent, at the written direction of the Issuer shall take all actions necessary to reflect the release of such pledged equity interests in accordance with the foregoing. In addition, upon the occurrence of the BidCo Guarantee Release Date, the Notes Collateral Agent shall execute and deliver all documentation to reflect any release of the German Collateral listed in clause (iii) of the definition of “German Collateral”.

(c) The security interests in all Collateral securing the Notes also will be released automatically, without the need for any further action by any Person, upon (i) payment in full of the principal of, together with accrued and unpaid interest and premium, if any, on, the Notes and all other Obligations under this Indenture, the Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest and premium, if any, are paid (including pursuant to a satisfaction and discharge of this Indenture pursuant to Article 4 or through redemption or repurchase of all of the Notes or otherwise) or (ii) a legal defeasance or covenant defeasance as set forth in Article 13. In addition, the Lien on any Collateral may be subordinated to the holder of any Lien on such Collateral that is created, incurred, or assumed pursuant to clauses (6) (with respect to the ABL Priority Collateral securing ABL Facility Obligations incurred under Section 1011(b)(1)) and (9) of the definition of “Permitted Liens.”

SECTION 1405. Authorization of Actions to be Taken by the Trustee or the Notes Collateral Agent under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement.

(a) Subject to the provisions of this Article 14 of this Indenture and the provisions of the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, each of the Trustee or the Notes Collateral Agent may (but shall in no event be required to), in its sole discretion and without the consent of the holders, on behalf of the holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the holders under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee or the Notes Collateral Agent shall have the power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may (without having any obligation whatsoever to pursue) deem expedient to preserve or protect its interest and the interests of the holders in the Collateral (including the power, but not the obligation, to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the holders, the Trustee or the Notes Collateral Agent).

(b) The Trustee or the Notes Collateral Agent shall not be responsible for the existence, genuineness or value (or diminution of value) of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or inaction on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Notes Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, termination statement, document, instrument, other notice or any amendment thereto in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents, this Indenture or otherwise, or to enable the Trustee or the Notes Collateral Agent to enforce their rights under this Indenture or the Collateral Documents with respect to such security interest. Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Notes Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee and the Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Notes Collateral Agent, as the case may be, in good faith. The Trustee and the Notes Collateral Agent shall have no responsibility or liability in connection with the acts or omissions of the Issuer or the Guarantors in respect of the foregoing and shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Collateral Documents by the Issuer or the Guarantors.

(c) Upon receipt by the Notes Collateral Agent or the Security Trustee of a written request of the Company signed by an Officer (a “Collateral Document Order”), the Notes Collateral Agent or the Trustee, as applicable, is hereby authorized to execute and enter into, and if satisfactory in form and substance to the Notes Collateral Agent or the Trustee, shall execute and enter into, without further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Notes Collateral Agent or the Trustee pursuant to, and is a Collateral Document Order referred to in this Section 1405(d), (ii) instruct the Notes Collateral Agent or the Trustee to execute and enter into such Collateral Document and (iii) certify that (x) the Collateral being added is in the form and consists of the assets required by this Indenture and (y) all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The form of such Collateral Document, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Collateral Documents entered into on the Issue Date or on the date first delivered in the case of Collateral that is permitted hereunder to be delivered after the Issue Date, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are satisfactory in form to the Trustee or the Notes Collateral Agent. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent and the Trustee to execute such Collateral Documents.

(d) The Trustee or the Notes Collateral Agent, in giving any consent or approval under the Collateral Documents and in executing and delivering any documents or instruments, shall be entitled to receive, as a condition to such consent or approval, an Officer’s Certificate to the effect that the action or omission for which consent or approval is to be given and the execution and delivery of any documents and instruments is authorized and permitted according to the terms of this Indenture and the Collateral Documents and that all conditions precedent in this Indenture and the Collateral Documents relating to the execution and delivery of such documents and instruments have been satisfied, and the Trustee or the Notes Collateral Agent shall be fully protected in giving such consent or approval and/or executing and delivering any such documents on the basis of such Officer’s Certificate.

SECTION 1406. Information Regarding Collateral.

(a) Except as and to the extent permitted under this Indenture and the Collateral Documents,, neither the Issuer nor any Guarantor will, nor will the Issuer or any Guarantor permit any of its Subsidiaries to, change its name, organizational identification number, jurisdiction of organization or organizational identity; provided that each of the Issuer, any Guarantor or any of their Subsidiaries may change its name, organizational identification number, jurisdiction of organization or organizational identity as long as written notice is provided to the Notes Collateral Agent within 30 days of such change and delivery to the Notes Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents necessary (or reasonably requested by the Notes Collateral Agent) to maintain the validity, perfection and priority of the security interests to the extent required under this Indenture (subject only to Liens expressly permitted by this Indenture) in all the Collateral for its own benefit and the benefit of the other secured parties.

(b) The Issuer shall deliver to the Trustee and the Notes Collateral Agent an Officer’s Certificate attaching supplemental schedules required under the Collateral Documents to the extent required under and at the same time as similar supplemental schedules are delivered to the Term Loan Credit Facility Collateral Agent under the Term Loan Credit Facility and the Security Agreement (as defined in the Term Loan Credit Facility).

SECTION 1407. Collateral Documents, Pari Passu Intercreditor Agreement and ABL Intercreditor Agreement.

The provisions in this Indenture relating to Collateral are subject to the provisions of the Collateral Documents, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and the Agreed Security Principles. The Issuer, the Guarantors, the Trustee and the Notes Collateral Agent acknowledge and agree to be bound by the provisions of the Collateral Documents, the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement and the Agreed Security Principles.

SECTION 1408. Notes Collateral Agent.

(a) By accepting a Note, each Holder will be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement and to have irrevocably authorized and directed the Notes Collateral Agent and the Trustee, as applicable, to (i) perform the duties and exercise the rights and powers that are specifically given to it under the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights and powers; and (ii) execute each document expressed to be executed by the Notes Collateral Agent and the Trustee, as applicable, on its behalf, including any Collateral Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Each of the holders hereby exempts the Notes Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable Laws to the extent legally possible for such Holder.

(b) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate, including the Term Loan Collateral Agent.

(c) The Notes Collateral Agent shall have all the rights, privileges, benefits, immunities, indemnities and protection provided in the Collateral Documents as well as the rights, privileges, benefits, immunities, indemnities and protections afforded to it hereunder; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence, as determined by a final order of a court of competent jurisdiction.

(d) None of the Trustee, the Notes Collateral Agent or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Collateral Documents, for the creation, perfection, filing, continuation of perfection, priority, sufficiency or protection of any Lien securing the Notes or any defect or deficiency as to any such matters, except to the extent any possessory collateral is delivered to the Notes Collateral Agent.

(e) Subject to the Collateral Documents, the Pari Passu Intercreditor Agreement and the ABL Intercreditor Agreement, except as directed by the Trustee or the Holders as required or permitted by this Indenture, the holders acknowledge that the Notes Collateral Agent will not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien securing the Notes; or

(3) to take any other action whatsoever with regard to any or all Liens securing the Notes, the Collateral Documents or the Collateral.

(f) In acting as Notes Collateral Agent, co-collateral agent or sub-collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee and the Notes Collateral Agent under Article 6 hereof.

(g) Neither the Trustee nor the Notes Collateral Agent shall have any duty to file any financing statements, continuation statements or amendments thereto or any other agreement or instrument to record or perfect or maintain the perfection of the Notes Collateral Agent’s security interest in the Collateral.

(h) In no event shall the Notes Collateral Agent or the Trustee be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Notes Collateral Agent or the Trustee determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty.

(i) The duties of the Notes Collateral Agent shall be mechanical and administrative in nature. The Notes Collateral Agent shall not have, by reason hereof or any of the Collateral Documents, a fiduciary relationship with any Holder, the Company, any Guarantor or any other Person, and nothing herein or in any of the Collateral Documents, expressed, inferred or implied, is intended to or shall be so construed as to impose upon the Notes Collateral Agent any duties, responsibilities or obligations in respect hereof or of any of the Collateral Documents, except as expressly set forth herein.

(j) The Notes Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to this Section 1408, conducted in a commercially reasonable manner. The Holders hereby waive any claims arising solely by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Notes Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree. The Notes Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(k) Notwithstanding anything to the contrary herein, the Notes Collateral Agent shall not be liable for any action taken or omitted in connection with this Indenture or any other Collateral Document, or in connection herewith or therewith, including without limitation for any error of judgment, except to the extent of its own gross negligence or willful misconduct as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction.

(l) The Notes Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral and shall not be responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral that is pledged.

(m) The Notes Collateral Agent and other Secured Parties (as defined in the Notes Security Agreement) shall incur no liability as a result of the sale of Collateral, or any part thereof, at any private sale pursuant to the Notes Security Agreement conducted in a commercially reasonable manner.

(n) In the event that the Notes Collateral Agent is required to acquire title to any property for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in the Notes Collateral Agent’s sole discretion may cause the Notes Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or otherwise cause the Notes Collateral Agent to incur liability (including environmental liability) under CERCLA or any other federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, to either resign as Notes Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Notes Collateral Agent shall not be liable to the Secured Parties, the Issuer, any Guarantor or any other Person for any environmental actions under any federal, state or local law, rule or regulation by reason of such Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for any part of any Collateral to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent) other than the Issuer or a Guarantor or the Secured Parties prior to the Discharge of the Notes Obligations (as defined in the Notes Security Agreement), the Issuer shall direct the Notes Collateral Agent to appoint an appropriately qualified Person (excluding the Notes Collateral Agent) who it shall designate to possess, own, operate or manage, as the case may be, such part of the Issuer’s or any Guarantor’s property.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed manually or by way of a DocuSign digital signature effective as of the day and year first above written.

WORTHINGTON STEEL, INC., as Issuer

By:	/s/ Dan Magnussen
Name: Dan Magnussen
Title: Treasurer

GUARANTORS:

WORTHINGTON WSP, LLC

TEMPEL STEEL COMPANY, LLC

T DO B, LLC

WORTHINGTON STEEL ROME, LLC

THE WORTHINGTON STEEL COMPANY, LLC

THE WORTHINGTON STEEL COMPANY

WORTHINGTON TAYLOR, LLC

CLEVELAND PICKLING, INC.

WORTHINGTON STEEL SERVICES, LLC

WORTHINGTON STEEL HQ, LLC

By:	/s/ Dan Magnussen
Name: Dan Magnussen
Title: Treasurer

[Signature Page to Indenture]

The undersigned agrees to act as Trustee, Notes Collateral Agent, Paying Agent, Registrar and Transfer Agent:

DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee, as Paying Agent, as Registrar, as Transfer Agent and as Notes Collateral Agent

By:	/s/ Annie Jaghatspanyan
Name: Annie Jaghatspanyan
Title: Director

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

[Signature Page to Indenture]

Annex 1 – Rule 144A / Regulation S / IAI Appendix

PROVISIONS RELATING TO INITIAL NOTES AND ADDITIONAL NOTES

1. Definitions

1.1 Definitions.

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such a Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Definitive Note” means a certificated Note bearing, if required, the appropriate restricted notes legend set forth in Section 2.3(e).

“Distribution Compliance Period,” with respect to any Notes, means the period of 40 consecutive days beginning on and including the latest of (i) the Issue Date, (ii) with respect to Additional Notes, the original issue date of any Additional Notes and (iii) the date on which any such Notes (or any predecessor of such Notes) were first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S.

“IAI” means an institutional “accredited investor,” as defined in Rule 501(a)(1), (2), (3) and (7) of Regulation D under the Securities Act.

“Initial Purchasers” means (1) with respect to the Notes issued on the Issue Date, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., PNC Capital Markets LLC, KeyBanc Capital Markets Inc., BMO Capital Markets Corp., CIBC World Markets Corp. and HSBC Securities (USA) Inc. and (2) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related Purchase Agreement.

“Notes” means (1) $700,000,000 aggregate principal amount of the Issuer’s 7.750% Senior Secured Notes due 2033 issued on the Issue Date and (2) Additional Notes, if any.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Purchase Agreement” means (1) with respect to the Notes issued on the Issue Date, the Purchase Agreement dated May 28, 2026, among the Issuer, WS Escrow LLC, and the Representative on behalf of the Initial Purchasers, together with any joinders thereto executed and delivered by the Guarantors, and (2) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Issuer, the Guarantors and the Persons purchasing such Additional Notes.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (“Rule 144A”).

“Representative” means Wells Fargo Securities, LLC, as representative of the Initial Purchasers.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Securities Act” means the Securities Act of 1933, as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

1.2 Other Definitions.

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“IAI Global Notes”	2.1(a)
“Regulation S”	2.1(a)
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1(a)
“Rule 144A Global Note”	2.1(a)

2. The Notes.

2.1 (a) Form and Dating. The Notes will be offered and sold by the Issuer pursuant to a Purchase Agreement. The Notes will be resold initially only to (i) QIBs in reliance on Rule 144A and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs, IAIs and purchasers in reliance on Regulation S, subject to the restrictions on transfer set forth herein. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global notes in fully registered form (collectively, the “Rule 144A Global Note”); Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more global notes in fully registered form (collectively, the “Regulation S Global Note”); and Notes initially resold to IAIs shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “IAI Global Note”), in each case without interest coupons and with the global notes legend and the applicable restricted notes legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian and registered in the name of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Except as set forth in this Section 2.1(a), beneficial ownership interests in the Regulation S Global Note will not be exchangeable for interests in a Rule 144A Global Note, an IAI Global Note, or any other Note prior to the expiration of the Distribution Compliance Period and then, after the expiration of the Distribution Compliance Period, may be exchanged for interests in a Rule 144A Global Note, an IAI Global Note, or a Definitive Note only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Regulation S Global Note are owned either by Non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act, (ii) in the case of an exchange for an IAI Global Note, certification that the interest in the Regulation S Global Note is being transferred to an institutional “accredited investor” under the Securities Act that is an institutional accredited investor acquiring the securities for its own account or for the account of an institutional accredited investor, and (iii) in the case of an exchange for a Definitive Note, in compliance with the requirements of Section 2.4(a) hereof.

Beneficial interests in Regulation S Global Notes or IAI Global Notes may be exchanged for interests in Rule 144A Global Notes if (1) such exchange occurs in connection with a transfer of Notes in compliance with Rule 144A and (2) the transferor of the beneficial interest in the Regulation S Global Note or the IAI Global Note, as applicable, first delivers to the Trustee a written certificate (in a form satisfactory to the Trustee) to the effect that the beneficial interest in the Regulation S Global Note or the IAI Global Note, as applicable, is being transferred to a Person (a) whom the transferor reasonably believes to be a QIB, (b) purchasing for its own account or the account of a QIB in a transaction meeting the requirements of Rule 144A, and (c) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in Regulation S Global Notes (after the Distribution Compliance Period) and Rule 144A Global Notes may be exchanged for an interest in IAI Global Notes if (1) such exchange occurs in connection with a transfer of the securities in compliance with an exemption under the Securities Act and (2) the transferor of the Regulation S Global Note or Rule 144A Global Note, as applicable, first delivers to the Trustee a written certificate (substantially in the form of Exhibit 2 hereto) to the effect that (A) the Regulation S Global Note or Rule

144A Global Note, as applicable, is being transferred (a) to an “accredited investor” within the meaning of 501(a)(1), (2), (3) and (7) under the Securities Act that is an institutional investor acquiring the securities for its own account or for the account of such an institutional accredited investor, in each case in a minimum principal amount of the securities of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act and (B) in accordance with all applicable securities laws of the States of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

The Rule 144A Global Note, the Regulation S Global Note and the IAI Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in this Section 2.1, 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $700,000,000 of the Issuer’s 7.750% Senior Secured Notes due 2033 and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 202 of this Indenture, in each case upon a written order of the Issuer signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 313 of this Indenture, shall certify that such issuance is in compliance with Section 1011 of this Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted notes legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Rule 144A Global Note, an IAI Global Note or a Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Definitive Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred to an IAI or (C) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)), IAI Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) or Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(C)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note, IAI Global Note or Regulation S Global Note, as applicable, such instructions to contain information regarding the Agent Member account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures of the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note, IAI Global Note or Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note, IAI Global Note or Regulation S Global Note, as applicable, equal to the principal amount of the

Definitive Note so cancelled. If no Rule 144A Global Notes, IAI Global Notes or Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officer’s Certificate of the Issuer, a new Rule 144A Global Note, IAI Global Note or Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for a Definitive Note pursuant to Section 2.4 of this Appendix, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(v) During the Distribution Compliance Period, beneficial ownership interests in Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to the Issuer, (ii) in an offshore transaction in accordance with Regulation S or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof), shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE

144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D OF THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR SIMILAR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND NONE OF THE ISSUER, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY OF SUCH HOLDER IN CONNECTION WITH ITS INVESTMENT IN THIS SECURITY PURSUANT TO THE OFFERING DESCRIBED IN THE OFFERING MEMORANDUM.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANING GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

Each Definitive Note shall also bear the following additional legend:

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall also bear the following additional legend:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or cancelled, such Global Note shall be returned to the Depository for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among the Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in each case, a successor depository is not appointed by the Issuer within 90 days of such notice, or (ii) a Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted notes legend and definitive notes legend set forth in Exhibit 1 hereto.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to this Indenture, including pursuant to Section 507, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

EXHIBIT 1

to Annex 1

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY, TO NOMINEES OF THE DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[FOR REGULATION S GLOBAL NOTE ONLY] UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S UNDER THE SECURITIES ACT) IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT], ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING

Exh. 1-1-1

OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D OF THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR SIMILAR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA) OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY BY SUCH HOLDER WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS, AND NONE OF THE ISSUER, THE INITIAL PURCHASERS NOR ANY OF THEIR RESPECTIVE AFFILIATES IS A FIDUCIARY OF SUCH HOLDER IN CONNECTION WITH ITS INVESTMENT IN THIS SECURITY PURSUANT TO THE OFFERING DESCRIBED IN THE OFFERING MEMORANDUM.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

[Restricted Notes Legend for Notes Offered in Reliance on Regulation S]

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANING GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

No.	$

[CUSIP No.] / [ISIN]

Worthington Steel, Inc., an Ohio corporation (together with its successors and assigns under the Indenture), promises to pay to [•]1, or registered assigns, the principal sum of $[•]2 on June 1, 2033.

Interest Payment Dates: June 1 and December 1.

Regular Record Dates: May 15 and November 15.

Additional provisions of this Note are set forth on the other side of this Note.

[Signatures Follow]

[1]	For Global Notes insert: Cede & Co.
[2]	For Global Notes insert: set forth on the Schedule of Increases or Decreases of Global Note attached hereto.

WORTHINGTON STEEL, INC., as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF INITIAL NOTE]

7.750% Senior Secured Note due 2033

1. Principal and Interest.

The Issuer will pay the principal of this Note on June 1, 2033.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 7.750% per annum (subject to adjustment as provided below).

Interest will be payable semi-annually (to the Holders of record of the Notes (or any Predecessor Notes) at the close of business on May 15 or November 15 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing December 1, 2026.

Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 1, 2026; provided that, if there is no existing default in the payment of interest and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

2. Method of Payment.

The Issuer will pay interest (except Defaulted Interest) on the principal amount of the Notes on each June 1 and December 1, commencing December 1, 2026, to the Persons who are Holders (as reflected in the Note Register at the close of business on May 15 and November 15 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that, in the case of definitive notes with respect to the payment of principal, the Issuer will make payment to the Holder that surrenders this Note to any Paying Agent on or after June 1, 2033.

The Issuer will pay principal (and premium, if any) and interest in U.S. dollars. However, the Issuer may pay principal (and premium, if any) and interest by its check payable in such money. The Issuer may pay interest on the Notes either (a) by mailing a check for such interest to a Holder’s registered address (as reflected in the Note Register) or (b) by wire transfer to an account located in the United States maintained by the payee. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3. Paying Agent and Registrar.

The Issuer initially appoints Deutsche Bank Trust Company Americas as Trustee, as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar upon written notice thereto. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-registrar.

4. Indenture.

The Issuer issued the Notes under an Indenture dated as of June 1, 2026 (the “Indenture”), among the Issuer, the Guarantors from time to time party thereto and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior secured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of the Notes.

5. Redemption.

Optional Redemption. At any time prior to June 1, 2029, on one or more occasions, the Issuer may redeem all or a part of the Notes, upon written notice as described in Section 1105 of the Indenture, at a Redemption Price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the rights of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

On and after June 1, 2029, on one or more occasions, the Issuer may redeem all or part of the Notes, upon written notice as set forth in Section 1105 of the Indenture, at the Redemption Prices (expressed as percentages of principal amount of Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 1 of each of the years indicated below:

Year	Percentage
2029	103.875%
2030	101.938%
2031 and thereafter	100.000%

In addition, until June 1, 2029, the Issuer may, at its option, upon written notice as set forth in Section 1105 of the Indenture, on one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a Redemption Price equal to 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the aggregate principal amount of Notes (including any Additional Notes issued under this Indenture after the Issue Date) then outstanding remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed in accordance with the terms of this Indenture); provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

In addition, at any time and from time to time until June 1, 2029, the Issuer may, at its option, on one or more occasions, redeem up to 10% of the then outstanding aggregate principal amount of the Notes during each of the twelve-month periods ending after the Issue Date, upon notice as described under Section 1105 of the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date.

Notwithstanding the foregoing, in connection with any tender offer (including, without limitation, any Change of Control Offer, Alternate Offer or Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, then all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly the Issuer or such third party shall have the right, upon not less than 10 days nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to such tender offer) to redeem all Notes that remain outstanding following such purchase on the Second Payment Date at a price in cash equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to but excluding the Second Payment Date.

Any redemption or offer to purchase, whether in connection with an Equity Offering, Change of Control Offer, Alternate Offer, Asset Sale Offer or other transaction or event or otherwise, may, at the Issuer’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption or offer to purchase, including, but not limited to, completion of an Equity Offering, other offering or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time as any or all such conditions shall be satisfied (including to a date that is more than 60 days after notice of such redemption or offer to purchase), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or purchase date, or by the Redemption Date or purchase date as so delayed.

Special Mandatory Redemption. If, on or prior to the Long Stop Date, an Acquisition Triggering Event occurs, then the Issuer shall be required to redeem, within 10 Business Days of the Acquisition Triggering Event, all of the Outstanding Notes at a redemption price equal to 100% of the issue price thereof, plus accrued and unpaid interest to, but not including, the Redemption Date. Upon the occurrence of an Acquisition Triggering Event, the Issuer shall, within five Business Days following such Acquisition Triggering Event, notify the Holders of the Notes by mail (or electronic delivery) or otherwise in accordance with the procedures of the Depositary, with a copy to the Trustee, of such event and that the Notes shall be redeemed no later than 10 Business Days after the Acquisition Triggering Event, in accordance with the applicable provisions of the Indenture.

6. Repurchase upon a Change of Control and Asset Sales.

Upon the occurrence of (a) a Change of Control, the Holders of the Notes will have the right to require that the Issuer purchase such Holder’s outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase and (b) Asset Sales, the Issuer may be obligated to make offers to purchase Notes and Senior Indebtedness of the Issuer with a portion of the Net Proceeds of such Asset Sales at a Redemption Price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

7. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any transfer taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Alternate Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed or within 15 days before an Interest Payment Date.

8. Persons Deemed Owners.

A registered Holder shall be treated as the owner of a Note for all purposes.

9. Unclaimed Money.

If money for the payment of principal (premium, if any) or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuer at its written request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

10. Discharge and Defeasance Prior to Redemption or Maturity.

If the Issuer irrevocably deposits, or causes to be deposited, with the Trustee money or Government Securities sufficient to pay the then outstanding principal of (premium, if any) and accrued interest on the Notes (a) to the Redemption Date or Maturity, the Issuer will be discharged from its obligations under the Indenture and the Notes, except in certain circumstances for certain covenants thereof, and (b) to the Stated Maturity, the Issuer will be discharged from certain covenants set forth in the Indenture.

11. Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the Notes and any related Guarantee, the Collateral Documents and the Intercreditor Agreements may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, other than Notes beneficially owned by the Issuer or its Affiliates. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the rights of any Holder. For purposes of determining whether any Holder shall be disregarded for purposes of such consent, only Notes which a Responsible Officer of the Trustee is notified in writing to be beneficially owned by the Issuer or its Affiliates shall be disregarded.

12. Restrictive Covenants.

The Indenture contains certain covenants. Within 120 days after the end of each fiscal year, the Issuer must report to the Trustee on compliance with such limitations.

13. Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor Person will be released from those obligations.

14. Remedies for Events of Default.

If an Event of Default, as defined in the Indenture (other than an Event of Default specified in Section 501(6) of the Indenture with respect to the Issuer), occurs and is continuing, the Trustee, upon a valid Noteholder Direction, or the Holders of at least 30.0% in principal amount of the Outstanding Notes may declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Issuer occurs and is continuing, the Notes automatically become immediately due and payable. The Trustee shall be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered indemnity or security against any loss, liability or expense satisfactory to the Trustee. Subject to certain restrictions, the Holders of a majority in principal amount of the Outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (provided, however, that the Trustee shall not have an affirmative duty to determine whether any such direction is unduly prejudicial to any other Holder) or that would involve the Trustee in personal liability.

15. Guarantees.

The Issuer’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed on a senior Secured basis, to the extent set forth in the Indenture, by each of the Guarantors.

16. Trustee and Notes Collateral Agent Dealings with Issuer.

The Trustee and Notes Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for, and otherwise deal with, the Issuer and its Affiliates as if it were not the Trustee or the Notes Collateral Agent.

17. Authentication.

This Note shall not be valid until the Trustee manually or electronically signs the certificate of authentication on the other side of this Note.

18. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law.

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY OR THE INDENTURE.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to Worthington Steel, Inc. at Worthington Steel, Inc., 100 W. Old Wilson Bridge Road, Columbus, Ohio 43085; Email *** ; Attention: Dan Magnussen.

Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:      Your Signature:

Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any “Affiliate” of the Issuer within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or any of its subsidiaries; or

(2)	☐	under a registration statement that has been declared effective under the Securities Act; or

(3)	☐	for so long as the Notes are eligible for resale under Rule 144A, to a person the seller reasonably believes is a “qualified institutional buyer” that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A; or

(4)	☐	through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S; or

(5)	☐	to an institutional accredited investor (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is not a qualified institutional buyer and that is purchasing for its own account or for the account of another institutional accredited investor, in each case in a minimum principal amount of Notes of $250,000; or

(6)	☐	under any other available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, that if box (4), (5) or (6) is checked, the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF ([2]) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 1016 or 1017 of the Indenture, check the box: ☐

☐ If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 1016 or 1017 of the Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT 2

to Annex 1

Form of

Transferee Letter of Representation

Worthington Steel, Inc.

100 W. Old Wilson Bridge Road

Columbus, Ohio 43085

Deutsche Bank Trust Company Americas

c/o

Transfer Operations

DB Services Americas, Inc.

5201 Gate Parkway, 1st Floor

Jacksonville, Florida 32256 USA

Mail Stop JCK-01-218

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $______ principal amount of the 7.750% Senior Secured Notes due 2033 (the “Notes”) of Worthington Steel, Inc., an Ohio corporation (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (i) to the Issuer or any subsidiary thereof, (ii) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (iii) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Notes of $250,000, (iv) outside the United States in a transaction complying with the provisions of Regulation S under the Securities Act, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (vi) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (vi) subject to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable securities law of any state of the United States or other jurisdiction. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (iii) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (iii), (iv) or (v) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE: ,

By:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ______________, 20__, among Worthington Steel, Inc. (the “Issuer”), [ ] (the “Guaranteeing Subsidiary”), a subsidiary of the Issuer, and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 1, 2026 providing for the issuance of 7.750% Senior Secured Notes due 2033 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Article Twelve thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

Exh. A-1

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: _____________________, 20___

WORTHINGTON STEEL, INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

INCUMBENCY CERTIFICATE

The undersigned, _______________________, being the __________________ of ___________________ (the “Issuer”) does hereby certify that the individuals listed below are qualified and acting officers of the Issuer and the signatures appearing in the right column opposite the name of each such officer is a true specimen of the genuine signature of such officer and such individuals have the authority to execute documents to be delivered to, or upon the request of, Deutsche Bank Trust Company Americas, as Trustee under the Indenture dated as of June 1, 2026, by and among the Issuer, the Guarantors party thereto and Deutsche Bank Trust Company Americas.

Name	Title:	Signature

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the _______ day of ______________________, 20__.

Name:
Title:

Exh. B-1

EXHIBIT C

AGREED SECURITY PRINCIPLES3

1.	Considerations

(a)

The German Collateral to be provided under the Indenture and the Collateral Documents will be given in accordance with the security principles set forth in this Exhibit C (the “Agreed Security Principles”). This Exhibit C identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact, and determine the extent and terms of, the security proposed to be provided in relation to the Notes and the Guarantees .

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable security from all relevant Guarantors in each jurisdiction in which German Collateral will be granted. In particular:

(i)

a security interest in the German Collateral shall not be created or perfected to the extent that it would (x) result in a significant risk to the officers or directors of the relevant grantor of such security interest in contravention of their fiduciary duties, (y) contravene any legal prohibition applicable to such grantor or (z) subject such grantor or its officers or directors to civil or criminal liability; provided that the relevant grantor shall use, and shall procure that the relevant Person uses, reasonable endeavours lawfully available to avoid any such unlawfulness or personal liability;

(ii)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets, in which event security will not be taken over such assets;

(iii)

the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Indenture and the Collateral Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Event of Default which is continuing), including with respect to any requirement under these Agreed Security Principles to seek consent of any Person or take, or not take, any other action;

(iv)

any Security Document to which BidCo and/or BidCo Holdco (each, a “BidCo Entity”) is a party will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(v)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(vi)

to the extent legally effective, all security will be granted in favour of the Notes Collateral Agent for the benefit of the Holders and not the Holders individually (with the Notes Collateral Agent to hold one set of security documents for all the Secured Parties); “parallel debt” provisions will be used where necessary; and no Guarantor will be required to take any action in relation to any security as a result of any assignment or transfer by a Holder;

[3]	Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture to which this Exhibit C is attached.

Exh. C-1

(vii)	no security shall be required to be given in respect of any assets that is agreed to be excluded; and

(viii)

the Holders (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any power of attorney or set-off granted to them under the terms of the Indenture or the Collateral Documents prior to the occurrence of an Event of Default which is continuing.

2.	Terms of the German Security Documents

Subject to the German limitations set out in the Indenture, each German Collateral will be an upstream, cross-stream and downstream security for all liabilities of the Issuer and each Guarantor under the Indenture and the Notes in accordance with, and subject to, the requirements of these Agreed Security Principles in Germany. The German Security Documents will secure the obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities of the Issuer and each Guarantor under the Indenture and the Notes, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in Germany.

The following principles will be reflected in the terms of any security taken in connection with the Indenture and the Notes:

(a)	security will not be enforceable until the occurrence of an Event of Default which is continuing;

(b)	the Notes Collateral Agent will only be able to exercise a power of attorney following the occurrence of an Event of Default which is continuing;

(c)

the Collateral Documents relating to the German Collateral should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Collateral Documents or the Indenture; accordingly: (i) they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are required for the creation or perfection of security; and (ii) nothing in any security document shall (or shall be construed to) prohibit any transaction, matter or other step (or a grantor of security taking or entering into the same or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) the applicable Collateral Document if not prohibited by the terms of the other Collateral Documents) (and accordingly to such extent, the Notes Collateral Agent shall promptly effect releases, confirmations and consents to deal (or similar steps) always at the cost of the relevant grantor of the security);

(d)	the German Collateral shall include collateral security over the following assets only:

(i)	structural intra-group loans of each BidCo Entity;

(ii)	Equity Interests in each BidCo Entity held by its direct equityholder;

(iii)	Equity Interests in the Target held by BidCo; and

(iv)	Material Bank Accounts (as defined below) held by each BidCo Entity;

Exh. C-2

(e)	each German Collateral will (to the extent applicable) be first in ranking;

(f)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Indenture or any Collateral Document expressly provides for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)

the Collateral Documents relating to the German Collateral will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Notes Collateral Agent and at intervals no more frequent than quarterly (unless customary or required more frequently under local law); and

(h)	information, such as lists of assets, will not be provided except required to grant, perfect or, on reasonable request of the Notes Collateral Agent, enforce the security.

3.	Bank Accounts

(a)

Each BidCo Entity will be free to deal, operate and transact business in relation to its respective accounts (including opening and closing accounts) until the occurrence of an Event of Default which is continuing (unless the Indenture or the Collateral Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use). For the avoidance of doubt, (unless the Indenture or the Collateral Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use) there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of an Event of Default which is continuing.

(b)

A bank account is considered as material if the amount credited to such bank account for a period of more than two consecutive weeks is equal to or greater than EUR 2,500,000 (a “Material Bank Account”). An excluded account concept is used where necessary for fiduciary accounts and priority rights for monies of clients and VAT.

(c)

Other than in circumstances as provided in paragraph 1(b) above, if required by local law to perfect the security, and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to Material Bank Accounts within 10 Business Days after (i) the execution of the relevant Collateral Document, (ii) the opening of the relevant Material Bank Account or (iii) the date on which a bank account has become material. Each BidCo Entity will use its commercially reasonable efforts to obtain an acknowledgement of that notice. If a BidCo Entity has used commercially reasonable efforts but has not been able to obtain such acknowledgement or acceptance, its obligation to obtain acknowledgement will cease on the expiry of a 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent such BidCo Entity from using a bank account in the course of its business, no notice of security will be served on such BidCo Entity’s account bank in relation to such bank account until the occurrence of an Event of Default which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank (unless such security interests are waived by the account bank, subject to paragraph 1(b) above). Neither BidCo Entity shall be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

Exh. C-3

4.	Receivables

Each BidCo Entity will be free to deal with, amend, waive or terminate any receivables in the course of its business until the occurrence of an Event of Default which is continuing. Notice of security shall be served within 20 Business Days after (a) the execution of the relevant Collateral Document unless such notification has been made under the Collateral Document or (b) the entry into any agreement which constitutes structural intra-group loans.

5.	Shares

(a)

Until an Event of Default has occurred and is continuing, the legal title to any Equity Interests will remain with the relevant grantor of the security interest (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any Equity Interests and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition; provided that any exercise of rights does not materially adversely affect the validity or enforceability of the security interest in such Equity Interests or cause an Event of Default to occur.

(b)

Where customary and applicable as a matter of law, on, or as soon as reasonably practicable (and in any event no later than five Business Days) following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent)) of the relevant Collateral Document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Notes Collateral Agent.

Exh. C-4